EXHIBIT (10)

U.S. $450,000,000

MULTICURRENCY CREDIT AGREEMENT

Dated as of September 29, 1993

As Amended and Restated as of June 1, 2006

Among

ECOLAB INC.,
as a Borrower and as Guarantor,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Issuing Banks,

CITIBANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

WACHOVIA BANK, NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents,

CITIBANK INTERNATIONAL PLC,
as Euro-Agent,

and

CITIGROUP GLOBAL MARKETS INC. and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers

i

ANNEX A	COMMITMENTS

EXHIBIT A-1	Form of A Note
EXHIBIT A-2	Form of B Note
EXHIBIT B-1	Form of Notice of A Borrowing
EXHIBIT B-2	Form of Notice of B Borrowing (Dollars)
EXHIBIT B-3	Form of Notice of B Borrowing (Alternative Currency)
EXHIBIT B-4	Form of Notice of Local Currency Borrowing
EXHIBIT B-5	Form of Notice of Letter of Credit Issuance
EXHIBIT C-1	Form of Assignment and Acceptance
EXHIBIT C-2	Form of Increase Agreement
EXHIBIT D	Form of Election to Participate
EXHIBIT E	Form of Opinion of General Counsel of the Company
EXHIBIT F	Form of Opinion of Special Counsel for the Company
EXHIBIT G	Form of Opinion of Special Counsel for Borrowing Subsidiaries
EXHIBIT H	Form of Opinion of Special Counsel for the Agent
EXHIBIT I	Form of Local Currency Addendum
SCHEDULE I	Applicable Lending Office

MULTICURRENCY CREDIT AGREEMENT

Dated as of September 29, 1993

As Amended and Restated as of June 1, 2006

ECOLAB INC., a Delaware corporation, the financial institutions party hereto as Banks from time to time, the financial institutions party hereto as Issuing Banks from time to time, CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Banks and Issuing Banks hereunder, CITIBANK INTERNATIONAL PLC, as agent for the Banks in connection with certain of the Eurocurrency Advances (the “Euro-Agent”) and JPMORGAN CHASE BANK, N.A., as syndication agent (the “Syndication Agent”), agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Advance” means an advance by a Bank to a Borrower as part of an A Borrowing and refers to a Base Rate Advance or a Eurocurrency Advance, each of which shall be a “Type” of A Advance.

“A Borrowing” means a borrowing consisting of simultaneous A Advances of the same Type made to a single Borrower by each of the Banks pursuant to Section 2.01.

“A Note” means a promissory note of a Borrower payable to the order of any Bank, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Bank resulting from the A Advances made by such Bank to such Borrower.

“Added Bank” has the meaning specified in Section 2.05(c).

“Advance” means an A Advance, a Local Currency Advance or a B Advance.

“Affiliate” means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agreement” means this Multicurrency Credit Agreement, originally dated as of September 29, 1993, as the same has been amended and amended and restated from time to time, including by this amendment and restatement dated as of June 1, 2006, as it may from time to time hereafter be amended, restated, supplemented or otherwise modified.

“Alternative Currency” means any lawful currency other than Dollars which is freely transferable and convertible into Dollars.

“Anniversary Date” means each June 1 occurring during the term of this Agreement, commencing June 1, 2007, or if any such date is not a Business Day, the next preceding Business Day.

“Applicable Eurocurrency Margin” has the meaning specified in Section 2.07(b).

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, such Bank’s Eurocurrency Lending Office in the case of a Eurocurrency Advance (other than a Eurocurrency Advance which is a Local Currency Advance), such Bank’s (or its Affiliate’s) branch or agency, as specified by such Bank in the applicable Local Currency Addendum, in the case of a Local Currency Advance, and, in the case of a B Advance, the office of such Bank notified by such Bank to the Agent as its Applicable Lending Office with respect to such B Advance.

“Applicable Margin” means, as applicable, the Applicable Eurocurrency Margin under Section 2.07(b), the applicable Floating Rate margin per annum under any applicable Local Currency Addendum or the applicable Fixed Rate margin per annum under any applicable Local Currency Addendum.

“Assigning Bank” has the meaning specified in Section 2.05(e).

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit C-1 hereto pursuant to which a Bank assigns all or a portion of such Bank’s rights and obligations under this Agreement in accordance with the terms of Section 9.08.

“Available Commitment” means, as to any Bank at any time, an amount equal to such Bank’s Commitment at such time minus the sum of (a) the aggregate of all such Bank’s Committed Advances outstanding at such time and (b) the aggregate of all such Bank’s Letter of Credit Participations outstanding at such time.

“B Advance” means an advance by a Bank to a Borrower as part of a B Borrowing resulting from the applicable auction bidding procedure described in Section 2.03.

“B Borrowing” means a borrowing consisting of simultaneous B Advances to a Borrower from each of the Banks whose offer to make a B Advance as part of such borrowing has been accepted by the Company on behalf of such Borrower under the applicable auction bidding procedure described in Section 2.03.

“B Note”  means a promissory note of a Borrower payable to the order of any Bank, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Bank resulting from a B Advance made by such Bank.

“B Reduction” has the meaning specified in Section 2.01.

“Banks” means the financial institutions listed on the signature pages hereof, any assignee of a Bank pursuant to an Assignment and Acceptance and any Added Bank, but

excluding any former Bank that has assigned all of its obligations hereunder pursuant to an Assignment and Acceptance.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; or

(b)           one-half of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an A Advance denominated in Dollars which bears interest as provided in Section 2.07(a).

“Borrower” means the Company or any Borrowing Subsidiary, and, subject to Section 5.02(b), their respective successors and assigns, and “Borrowers” means all of the foregoing.

“Borrowing” means an A Borrowing, a Local Currency Borrowing or a B Borrowing.

“Borrowing Subsidiary” means any Subsidiary (a) that is a Wholly-Owned Consolidated Subsidiary and (b) as to which an Election to Participate shall have been delivered to the Agent, duly executed on behalf of such Borrowing Subsidiary and the Company, prior to the date of any Notice of Borrowing on behalf of such Borrowing Subsidiary.

“Business Day” means a day of the year, other than a Saturday or Sunday, (a) on which banks are not required or authorized to close in New York City, (b) if the applicable Business Day relates to any Eurocurrency Advance, on which dealings are carried on in the London interbank market and (c) if the applicable Business Day relates to a disbursement to or payment by a Borrowing Subsidiary or a branch of the Company under a Local Currency Addendum, on which banks are not required or authorized to close in the city in which the chief executive office or principal place of business of such Borrowing Subsidiary is located or in which such branch of the Company is located, respectively.

“Capitalization” means, as of any date, the sum of Total Debt plus Shareholders’ Equity.

“Collateral Shortfall Amount” means, at any time, the excess, if any, of (a) the amount of Letter of Credit Obligations outstanding at such time over (b) the amount on deposit in the Letter of Credit Collateral Account at such time that is subject to a perfected security interest in favor of the Agent for the benefit of the Banks and the Issuing Banks, subject to no Liens prohibited under Section 5.02(a).

“Commercial Letter of Credit” means any documentary Letter of Credit Issued by an Issuing Bank pursuant to Section 2.02C for the account of a Borrower which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by such Borrower in the ordinary course of its business.

“Committed Advance” means an A Advance or a Local Currency Advance.

“Committed Borrowing” means an A Borrowing or a Local Currency Borrowing.

“Commitment” means, for each Bank, the amount set forth opposite such Bank’s name on Annex A under the caption “Commitment” or, in the case of an Added Bank, in the applicable Increase Agreement, as such amount may be reduced or increased pursuant to Section 2.05 or pursuant to an assignment made in accordance with Section 9.08.

“Company” means Ecolab Inc., a Delaware corporation, and, subject to Section 5.02(b), any and all successors thereto.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP.

“Convert”, “Conversion”, and “Converted” each refer to a conversion of Committed Advances of one Type into Committed Advances of another Type pursuant to Section 2.09, 2.10 or 2.13.

“Credit Rating” means, at any time, the debt rating on the Company’s long-term senior unsecured non-credit enhanced debt then most recently publicly announced by either Moody’s or S&P, and “Credit Ratings” means both such credit ratings.

“Debt” means (but without duplication of any item) (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, excluding trade obligations and other accounts payable arising in the ordinary course of business; (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; and (f) solely with respect to Section 5.02(a), liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default” means any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated A Borrowing” has the meaning specified in Section 2.01(b).

“Designated Local Currency Borrowing” has the meaning specified in Section 2.01(b).

“Designated Prepayment” has the meaning specified in Section 2.01(b).

“Dollars” and the sign “$” each mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Bank located within the United States of America as such Bank may from time to time specify to the Company and the Agent.

“Election to Participate” means an Election to Participate in substantially the form of Exhibit D hereto.

“Eligible Assignee” means (a) a Bank or any Affiliate of a Bank; (b) a commercial bank organized under the laws of the United States of America, or any State thereof, and having a combined capital and surplus of at least $250,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000 or the local currency equivalent thereof, provided that such bank is acting through a branch or agency located in the United States of America.

“Eligible Local Currency Bank” means with respect to any Local Currency Addendum, any Local Currency Bank under such Local Currency Addendum which meets the eligibility requirements set forth in such Local Currency Addendum.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company or any of its Subsidiaries, and (b) any partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company or any of its Subsidiaries.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency Advance” means an Advance denominated in Dollars or in an Alternative Currency which bears interest as provided in Section 2.07(b).

“Eurocurrency Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.  A Bank may specify different offices for its A Advances denominated in Dollars and its A Advances denominated in Alternative Currencies, respectively, and the term “Eurocurrency Lending Office” shall refer to any or all such offices, collectively, as the context may require when used in respect of such Bank.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for the Interest Period for each Eurocurrency Advance comprising part of the same Committed Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or in the relevant Alternative Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Advance comprising part of such Committed Borrowing and for a period equal to such Interest Period.  The Eurocurrency Rate for the Interest Period for each Eurocurrency Advance comprising part of the same Committed Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurocurrency Rate Reserve Percentage” of any Bank for the Interest Period for any Eurocurrency Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank  with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Damages” has the meaning specified in Section 9.12.

“Extended Facility Letter of Credit” has the meaning specified in Section 2.02C(j).

“Extension Confirmation Date” has the meaning specified in Section 2.19(b).

“Extension Continuation Notice” has the meaning specified in Section 2.19(b).

“Extension Request” has the meaning specified in Section 2.19(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate” means, as applicable, the Eurocurrency Rate or any fixed interest rate set forth in a Local Currency Addendum.

“Fixed Rate Auction” has the meaning specified in Section 2.03(b)(i).

“Fixed Rate Advance” means any Eurocurrency Advance or any Local Currency Advance which bears interest at a Fixed Rate.

“Floating Rate” means, as applicable, the Base Rate or any fluctuating interest rate set forth in a Local Currency Addendum.

“Floating Rate Advance” means any Base Rate Advance or any Local Currency Advance which bears interest at a Floating Rate.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time.

“Increase Agreement” means an Increase of Commitments Agreement executed by the Company, the Agent and one or more Increasing Banks or Added Banks, in accordance with Section 2.05(d) and in substantially the form of Exhibit C-2.

“Increased Commitments” has the meaning specified in Section 2.05(b).

“Increasing Bank” has the meaning specified in Section 2.05(d).

“Indexed Rate Auction” has the meaning specified in Section 2.03(b)(i).

“Interest Period” means, for each Eurocurrency Advance comprising part of the same Committed Borrowing, or each other Fixed Rate Advance comprising part of the same Local Currency Borrowing, the period commencing on the date of such Committed Advance or the date of the Conversion or Redenomination, as applicable, of any Floating Rate Advance into such a Committed Advance and ending on the last day of the period selected by the Company (on behalf of the respective Borrower) pursuant to the provisions below, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company (on behalf of the respective Borrower) pursuant to the provisions of Section 2.10 and subject to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, if available to all of the Banks, nine or twelve months, in the case of a Eurocurrency Advance, and such number of days or months as may be set forth in the applicable Local Currency Addendum in the case of a Fixed Rate Advance other than a Eurocurrency Advance, in each case as the Company may select pursuant to the provisions of Section 2.02(a) or Section 2.10, as applicable; provided, however, that:  (a) Interest Periods commencing on the same date for Committed Advances comprising part of the same Committed Borrowing shall be of the same duration; and (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, in the case of any Interest Period for a Eurocurrency Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.  If, in accordance with Section 2.13 or otherwise, any Committed Borrowing shall include both Fixed Rate Advances and Floating Rate Advances, each such Floating  Rate Advance shall be assigned an Interest Period that is coextensive with the Interest Period then assigned to such Fixed Rate Advances.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Issue” means, with respect to any Letter of Credit, either to issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the terms “Issued” or “Issuance” shall have corresponding meanings.

“Issuing Bank” means (a) Citibank, (b) any Affiliate of Citibank designated by Citibank as an Issuing Bank or (c) such other Bank or Affiliate of such Bank that has agreed upon the request of the Company to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.02C.

“L/C Participation Pro Rata Share” has the meaning specified in Section 2.02C(e).

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit Issued for the account of a Borrower pursuant to Section 2.02C.

“Letter of Credit Collateral Account” means a special purpose collateral account at Citibank or at such other Bank as agreed to by the Agent, in the name of the Company but under the sole dominion and control of the Agent, for the benefit of the Issuing Banks and the Banks.

“Letter of Credit Fee” is defined in Section 2.04(b).

“Letter of Credit Obligations” means, at any particular time, the sum of (a) all outstanding Reimbursement Obligations, plus (b) the aggregate undrawn face amount of all outstanding Letters of Credit issued (including, without limitation, any Letter of Credit with respect to which, notwithstanding the termination thereof pursuant to its terms, the beneficiary thereunder has a right to make drawings thereunder in accordance with applicable law), plus (c) the aggregate face amount of all Letters of Credit requested but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Section 2.02C).

“Letter of Credit Participation” has the meaning specified in Section 2.02C(e).

“Letter of Credit Reimbursement Agreement” means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the applicable Borrower and as are not materially adverse (in the reasonable judgment of such Issuing Bank) to the interests of the Banks; provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

“Letter of Credit Sublimit” means $75,000,000, as reduced pursuant to Section 2.05(a); provided that upon any increase in the Total Commitment pursuant to Section 2.05(b), such amount shall be automatically increased to an amount equal to (a) the Letter of Credit Sublimit in effect immediately prior to such increase, multiplied by (b) a fraction, the numerator of which is the Total Commitment as so increased and the denominator of which is the Total Commitment in effect immediately prior to such increase.

“Lien” has the meaning specified in Section 5.02(a).

“Loan Documents” means this Agreement, the Notes, each Letter of Credit Reimbursement Agreement and each Local Currency Addendum, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Local Currency Addendum” means a local currency addendum among the Company, a Borrowing Subsidiary, one or more Local Currency Banks, a Local Currency Agent and the Agent, substantially in the form of Exhibit I.

“Local Currency Advance” means any Advance in an Alternative Currency, made to a Borrower pursuant to Section 2.02A and a Local Currency Addendum.  Each Local Currency Advance shall be a Fixed Rate Advance or a Floating Rate Advance.  Floating Rate Advances of the same type under a Local Currency Addendum and Fixed Rate Advances of the same type under a Local Currency Addendum each shall be a “Type” of Local Currency Advance.

“Local Currency Agent” means one or more entities (which may be the Agent or one of its local  Affiliates), reasonably satisfactory to the Agent, as specified in the applicable Local Currency Addendum.  Unless the Agent otherwise elects, the Local Currency Agent under each Local Currency Addendum shall be the Agent or one of its local Affiliates.

“Local Currency Bank” means any Bank (or any agency, branch or Affiliate thereof) party to a Local Currency Addendum.  In the event any agency, branch or Affiliate of a Bank shall be party to a Local Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Advances made by it, have all the rights of such Bank hereunder; provided, however, that such Bank shall continue to the exclusion of such agency, branch or Affiliate to have all the voting and consensual rights vested in it by the terms hereof.

“Local Currency Borrowing” means a Borrowing comprised of Local Currency Advances.

“Local Currency Commitment” has the meaning specified in Section 2.02A(b).

“Local Currency Country” means, with respect to any Local Currency Addendum, the country in which Local Currency Advances are to be made and repaid under such Local Currency Addendum.

“Local Currency Facility” means a facility for providing Local Currency Advances pursuant to a Local Currency Addendum.

“Local Currency Facility Aggregate Commitment” has the meaning specified in Section 2.02A(b).

“Majority Banks” means at any time Banks holding at least 51% of the then aggregate unpaid principal amount of the Committed Advances and Letter of Credit Participations, or, if no such Committed Advances or Letter of Credit Obligations are then outstanding, Banks having at least 51% of the Commitments.  If at any time there shall be no outstanding Committed Advances or Letter of Credit Obligations and the Commitments shall have been terminated, “Majority Banks” shall mean the holders of 51% of the then aggregate unpaid principal amount of the B Notes.

“Majority Local Currency Banks” means at any time with respect to any Local Currency Addendum, Local Currency Banks having at such time Local Currency Commitments representing at least 51% of the Local Currency Facility Aggregate Commitment at such time under such Local Currency Addendum.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Company or any of its ERISA Affiliates, and more than one employer other than the Company or any of its ERISA Affiliates, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Company or any of its ERISA Affiliates made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Note” means an A Note, a B Note or any note issued with respect to any Local Currency Advances.

“Notice of A Borrowing” has the meaning specified in Section 2.02(a).

“Notice of B Borrowing” means (a) in the case of a B Borrowing proposed to be made pursuant to Section 2.03(b), a written request for such B Borrowing substantially in the form of Exhibit B-2 hereto and (b) in the case of a B Borrowing proposed to be made pursuant to Section 2.03(c), a written request for such B Borrowing substantially in the form of Exhibit B-3 hereto.

“Notice of Borrowing” means a Notice of A Borrowing, Notice of B Borrowing, Notice of Letter of Credit Issuance or Notice of Local Currency Borrowing.

“Notice of Letter of Credit Issuance” has the meaning specified in Section 2.02C(c).

“Notice of Local Currency Borrowing” has the meaning specified in Section 2.02B(a).

“Notice of Redenomination” has the meaning specified in Section 2.10(b).

“Obligations” has the meaning specified in Section 9.08(c).

“OECD” has the meaning assigned to such term in the definition of “Eligible Assignee”.

“Original Credit Agreement” means the Multicurrency Credit Agreement dated as of September 29, 1993, as amended and restated as of August 13, 2004, among the Company, the Borrowing Subsidiaries party thereto, the financial institutions party thereto, and Citibank, N.A., as administrative agent, as amended from time to time prior to the date hereof.

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Office” means (a) for Dollars, the principal office of Citibank in New York City, located on the date hereof at 399 Park Avenue, New York, New York 10043, (b) for any Alternative Currency (other than with respect to Local Currency Advances), the office of Citibank International Plc located at 335 Strand, London WC2R ILS England, and (c) with respect to any Local Currency Advance, the office of the Local Currency Agent set forth in the applicable Local Currency Addendum, or in any case, such other office of the Agent, the Euro-Agent or the Local Currency Agent, as applicable, as shall be from time to time selected by it by written notice to the Company and the Banks.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Company or any of its ERISA Affiliates and subject to Title IV of ERISA.

“Primary Currency” means each of the Euro and the lawful currency of each of Japan, the United Kingdom and Canada.

“Redenominate”, “Redenomination” and “Redenominated” each refer to redenomination of Advances comprising all or part of the same Committed Borrowing from Dollars into an Alternative Currency or from an Alternative Currency into Dollars or another Alternative Currency, or the continuation of such Advances in the same Alternative Currency, in each case pursuant to Section 2.09, 2.10(b) or 2.13.

“Reference Banks” means Citibank, JPMorgan Chase and Credit Suisse, Cayman Islands Branch.

“Reimbursement Date” is defined in Section 2.02C(e)(2).

“Reimbursement Obligations” means, as to any Borrower, the aggregate non-contingent reimbursement or repayment obligations of such Borrower with respect to amounts drawn under Letters of Credit Issued hereunder.

“Restatement Date” means June 1, 2006.

“Revolving Credit Obligations” means, at any time, the sum of (a) the aggregate principal amount of Advances outstanding at such time plus (b) the aggregate Letter of Credit Obligations outstanding at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Equity” means at any date the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries which would appear as such on a consolidated balance sheet as of such date of the Company and its Consolidated Subsidiaries, after deducting treasury stock and as determined in accordance with GAAP.

“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X issued pursuant to the Securities Act and the Exchange Act.

“Standby Letter of Credit” means any Letter of Credit Issued by an Issuing Bank pursuant to Section 2.02C for the account of a Borrower that is not a Commercial Letter of Credit.

“Stated Termination Date” means June 1, 2011, or such later date as may be established pursuant to Section 2.19.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly (through one or more Subsidiaries) owned or controlled by the Company.

“Termination Date” means the Stated Termination Date or the earlier date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01.

“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or with respect to which such notice has been waived), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Company or any of its ERISA Affiliates under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan under a distress termination pursuant to Sections 4041(a)(2) and 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; provided, that in each of clauses (a) through (e) above, no event shall constitute a “Termination Event” as defined herein unless it is reasonably expected, together with any other then existing Termination Event, to cause the Company or its Subsidiaries to incur liability in excess of $25,000,000 in the aggregate.

“Total Commitment” means, at any time, the sum of all of the Commitments at such time.

“Total Debt” means, as of any date, all Debt of the Company and its Consolidated Subsidiaries on a consolidated basis.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type”, in respect of any A Advance, has the meaning assigned thereto in the definition herein of “A Advance”, and in respect of any Local Currency Advance, has the meaning assigned thereto in the definition herein of “Local Currency Advance”.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56,115 Stat. 272 (2001), as amended.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary in which all of the shares of capital stock or other equity interests are, at the time, directly or indirectly owned by the Company; provided that up to 10% of each class of such shares of capital stock or other equity interests may be directors’ qualifying shares or shares or equity interests issued by such Subsidiary under employee compensation or incentive plans.

“Withdrawal Liability” shall have the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03.  Accounting Terms and Change in Accounting Principles.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 4.01(e) are hereafter required or permitted by GAAP and are adopted by the Company with the agreement of its independent certified public accountants and such changes result in a change in the components of the calculation of any of the financial covenants, standards or terms found in Article V hereof, the Company and the Agent agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made, provided, however, that no change in GAAP that would affect the components of the calculation of any of such financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent, to so reflect such change in accounting principles.  Without limiting the generality of the foregoing, any sale of accounts receivable, chattel paper, instruments, general intangibles and related equipment or inventory or any other assets by the Company or any Subsidiary which constitutes a sale of such assets under GAAP as in effect from time to time and any related third party transfer or financing with respect to such assets shall not constitute Debt under this Agreement or the grant of a Lien on such assets for purposes of this Agreement.  Notwithstanding anything in the second sentence of this Section to the contrary, whether any such sale constitutes a sale shall be determined by SFAS 140 or any successor pronouncement from and after its respective effective date.

SECTION 1.04.  Currency Equivalents Generally.  For all purposes of this Agreement, except as otherwise provided in Article II, the equivalent in any Alternative Currency of an amount in Dollars shall be determined at the rate of exchange quoted by Citibank (or, if applicable, the applicable Local Currency Agent if other than Citibank or an Affiliate of Citibank), in London, at 9:00 A.M. (London time) (or if later, at the time of receipt of the applicable Notice of Borrowing) on the date of determination, to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Dollars with such Alternative Currency; provided that if the rate of exchange cannot be determined as described above, then the rate of exchange shall be the rate determined by the Euro-Agent or the applicable Local Currency Agent in good faith to be the appropriate rate of exchange, having regard to such market conditions as the Euro-Agent or such applicable Local Currency Agent deems appropriate.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Committed Advances and Letters of Credit.

(a)  Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to, and to participate in Letters of Credit Issued for the account of, the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date.  Each Local Currency Bank under a Local Currency Addendum severally agrees, on the terms and conditions set forth herein and in such Local Currency Addendum, to make Local Currency Advances to a Borrower party to such Local Currency Addendum from time to time on any Business Day on and after the execution of such Local Currency Addendum until the earlier of the Termination Date or the termination of the Commitment of such Local Currency Bank under such Local Currency Addendum.  The aggregate amount (determined in Dollars) of the Committed Advances and Letter of Credit Participations of any Bank shall not exceed at any time such Bank’s Commitment, provided that the Total Commitment shall be deemed used from time to time to the extent of the aggregate principal amount of the B Advances then outstanding and such deemed use of the Total Commitment shall be applied to the Banks ratably according to their respective unused Commitments (such deemed use of the Total Commitment being a “B Reduction”).

(b)  Each A Borrowing shall consist of A Advances of the same Type made on the same day to the same Borrower by the Banks ratably according to their respective Available Commitments; provided however, that if the Borrower desires to obtain Local Currency Advances under a Local Currency Addendum, but lacks borrowing availability from the Local Currency Banks under such Local Currency Addendum because of the amount of outstanding A Advances, an A Borrowing (a “Designated A Borrowing”) made to fund a prepayment of A Advances to such Local Currency Banks in order to increase borrowing availability under such Local Currency Addendum (a “Designated Prepayment”) shall, at the election of the Borrower set forth in the Notice of A Borrowing for such Designated A Borrowing, be made by the Banks ratably according to their respective Available Commitments after giving pro forma effect to both the Designated Prepayment and the Local Currency Advances to be made as a result of the increase of borrowing availability under the applicable Local Currency Addendum (the “Designated Local Currency Borrowing”); provided further, however, that each Designated A Borrowing must be made on the same date as the corresponding Designated Prepayment and the proceeds of the Designated A Borrowing shall be applied simultaneously to the making of the corresponding Designated Prepayment, and the corresponding Designated Local Currency Borrowing shall be made within two Business Days thereafter.  Each Local Currency Borrowing under a Local Currency Addendum shall consist of Local Currency Advances in the same Alternative Currency of the same Type made on the same day to the same Borrower by the applicable Local Currency Banks ratably according to the respective Local Currency Commitments of such Local Currency Banks.  Each Committed Borrowing shall be in an aggregate amount of:

(i)  in the case of a Borrowing comprised of Base Rate Advances, not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof;

(ii)  in the case of a Borrowing comprised of Eurocurrency Advances denominated in Dollars, not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iii)  in the case of a Borrowing comprised of Eurocurrency Advances denominated in a Primary Currency, not less than the equivalent in such Primary Currency of $5,000,000 or an integral multiple of the equivalent in such Primary Currency of $1,000,000 in excess thereof;

(iv)  in the case of a Borrowing comprised of Eurocurrency Advances (other than Local Currency Advances) denominated in any Alternative Currency other than a Primary Currency, not less than any amount (and an integral multiple in excess thereof) advised to the Company by the Euro-Agent on the basis of then prevailing market conditions and conventions; and

(v)  in the case of a Local Currency Borrowing, not less than the amounts, if any, specified in the applicable Local Currency Addendum.

(c)  Within the limits of each Bank’s Commitment, a Borrower may borrow, repay pursuant to Section 2.06 or prepay pursuant to Section 2.11, and reborrow under this Section 2.01.

(d)  For purposes of this Section 2.01 and all other provisions of this Article II, the equivalent in Dollars of any Alternative Currency or the equivalent in any Alternative Currency of Dollars or of any other Alternative Currency shall be determined in accordance with Section 2.16.

SECTION 2.02.  Making the A Advances.  (a)  Each A Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) by the Company (on behalf of the applicable Borrower):

(x) in the case of a proposed A Borrowing comprised of Base Rate Advances, to the Agent on the date of such proposed Borrowing (but two Business Days prior to the date of such proposed Borrowing in the case of a Designated A Borrowing);

(y) in the case of a proposed A Borrowing comprised of Eurocurrency Advances denominated in Dollars, to the Agent three Business Days prior to the date of such proposed Borrowing (but five Business Days prior to the date of such proposed Borrowing in the case of a Designated A Borrowing); and

(z) in the case of a proposed A Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, to the Euro-Agent three Business Days prior to the date of such proposed Borrowing (but five Business Days prior to the date of such proposed Borrowing in the case of a Designated A Borrowing).

Each such notice of an A Borrowing (a “Notice of A Borrowing”) shall be delivered in a manner specified in Section 9.02 and shall be in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) Borrower, (ii) date of such A Borrowing, (iii) Type of A Advances comprising such A Borrowing, (iv) in the case of a proposed A Borrowing comprised of Eurocurrency Advances, currency of such A Advances, (v) in the case of a proposed A Borrowing comprised of Eurocurrency Advances, initial Interest Period for each such Advance and (vi) aggregate amount of such A Borrowing.  The Company shall certify, in each Notice of A Borrowing, the Credit Ratings, if any, then in effect.  In the case of an A Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, the Company shall request, within one-half hour prior to the issuance of the applicable Notice of A Borrowing, the advice of the Euro-Agent as to the applicable exchange rate then in effect with respect to such Alternative Currency, and the Company shall specify in such Notice of A Borrowing the exchange rate so advised to it by the Euro-Agent.  Following its receipt of a Notice of A Borrowing, the Agent or the Euro-Agent, as applicable, shall give each Bank prompt notice thereof in a manner specified in Section 9.02.  In the case of a proposed A Borrowing comprised of Eurocurrency Advances, the Agent shall promptly notify each Bank and the Company of the applicable interest rate under Section 2.07(b).

(b)           Each Bank shall make available for the account of its Applicable Lending Office:

(i)  in the case of an A Borrowing comprised of Base Rate Advances, to the Agent before 12:00 noon (New York City time)(or, if the applicable Notice of A Borrowing shall have been given on the date of such A Borrowing, before 4:00 P.M. (New York City time)) on the date of such A Borrowing, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such A Borrowing;

(ii)  in the case of an A Borrowing comprised of Eurocurrency Advances denominated in Dollars, to the Agent before 12:00 noon (New York City time) on the date of such A Borrowing, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such A Borrowing in Dollars; and

(iii)  in the case of an A Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, to the Euro-Agent before 12:00 noon (London time) on the date of such A Borrowing, at such account maintained at the Payment Office for such Alternative Currency as shall have been notified by the Euro-Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such A Borrowing in such Alternative Currency.

After the Agent’s or the Euro-Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent or the Euro-Agent, as applicable, will make such funds available to the applicable Borrower at the aforesaid applicable Payment Office.

(c)           Each Notice of A Borrowing shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.  In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Eurocurrency Advances, the applicable Borrower shall indemnify each Bank, after receipt of a written request by such Bank setting forth in reasonable detail the basis for such request, against any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of A Borrowing for such A Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the A Advance to be made by such Bank as part of such A Borrowing when such A Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent or Euro-Agent, as applicable, shall have received notice from a Bank prior to the date of any A Borrowing that such Bank will not make available to the Agent or Euro-Agent such Bank’s ratable portion of such A Borrowing, the Agent or Euro-Agent, as applicable, may assume that such Bank has made such portion available to it on the date of such A Borrowing in accordance with subsection (b) of this Section 2.02 and it may, in reliance upon such assumption, make (but shall not be required to make) available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Agent or the Euro-Agent, as applicable, such Bank and such Borrower severally agree to repay to the Agent or Euro-Agent, as applicable, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent or the Euro-Agent, as applicable, at (i) in the case of such Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Bank, the Federal Funds Rate or the Agent’s overdraft cost, if higher.  If such Bank shall repay to the Agent or Euro-Agent, as applicable, such corresponding amount, such amount so repaid shall constitute such Bank’s A Advance as part of such A Borrowing for purposes of this Agreement.

(e)           The failure of any Bank to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the A Advance to be made by such other Bank on the date of any A Borrowing.

SECTION 2.02A.  Terms of Local Currency Facilities.  (a) Each of the Company and one or more Local Currency Banks may in its discretion from time to time agree that the Company and/or one or more Borrowing Subsidiaries may borrow Local Currency Advances on a revolving basis from any one or more Local Currency Banks by delivering a Local Currency Addendum (through the Agent), executed by the Company, the Agent, the Local Currency Agent, each such Borrowing Subsidiary and each such Local Currency Bank; provided, however, that on the date of such Local Currency Addendum (i) an exchange rate with respect to the Alternative Currency covered by such Local Currency Addendum shall be determinable by reference to the Reuters currency pages (or comparable publicly available screen) and (ii) no Default or Event of Default shall have occurred and be continuing.  The Company, each Borrowing Subsidiary and, by agreeing to any Local Currency Addendum, each relevant Local Currency Bank, acknowledges and agrees that each reference in this Agreement to any Bank shall, to the extent applicable, be deemed to be a reference to such Local Currency Bank, subject to the second sentence of the definition of such term.  In order to establish a Local Currency

Facility, the Company shall advise each Bank of its desire to establish such facility, either directly or through the Agent, and shall discuss with any Bank expressing an interest in becoming a Local Currency Bank under the proposed Local Currency Facility the proposed terms thereof and the potential participation of such Bank therein.  The participation of any Bank desiring to participate in a Local Currency Facility is at the sole discretion of the Company.

(b)           Each Local Currency Addendum shall set forth (i) the maximum amount (expressed in Dollars and without duplication) available to be borrowed from all Local Currency Banks under such Local Currency Addendum (a “Local Currency Facility Aggregate Commitment”) and (ii) with respect to each Local Currency Bank party to such Local Currency Addendum, the maximum amount (expressed in Dollars and without duplication) available to be borrowed from such Local Currency Bank thereunder (a “Local Currency Commitment”).  In no event shall the aggregate of all Local Currency Commitments in respect of any Local Currency Bank at any time exceed such Bank’s Commitment.  Except as provided herein or therein, the making of Local Currency Advances by a Local Currency Bank under a Local Currency Addendum shall under no circumstances reduce the amount available to be borrowed from such Bank under any other Local Currency Addendum to which such Bank is a party.  Each Local Currency Addendum may also set forth eligibility criteria for any Local Currency Banks to be Eligible Local Currency Banks thereunder.

(c)           Except as otherwise required by applicable law, in no event shall the Local Currency Banks have the right to accelerate the Local Currency Advances outstanding under any Local Currency Addendum or to terminate their commitments (if any) thereunder to make Local Currency Advances prior to the stated termination date in respect thereof, except that such Local Currency Banks shall, in each case, have such rights upon an acceleration of the Advances and a termination of the Commitments pursuant to Article VI, respectively.  No Local Currency Advance may be made if, (i) the outstanding Committed Advances and Letter of Credit Participations of any Bank would exceed such Bank’s Commitment, (ii) the aggregate principal amount of outstanding Local Currency Advances would exceed the applicable Local Currency Facility Aggregate Commitment or (iii) the sum of the aggregate Revolving Credit Obligations would exceed the Total Commitment.

(d)           The applicable Borrower and the applicable Local Currency Banks, or, if so specified in the relevant Local Currency Addendum, the Local Currency Agent acting on their behalf, shall furnish to the Agent, promptly following the making, payment or prepayment of each Local Currency Advance, and at any other time at the reasonable request of the Agent, a statement setting forth the outstanding Local Currency Advances made under such Local Currency Addendum.

(e)           The relevant Borrowing Subsidiary or the Company shall furnish to the Agent copies of any amendment, supplement or other modification to the terms of any Local Currency Addendum promptly after the effectiveness thereof.

(f)            The Company may terminate any Local Currency Addendum in its sole discretion if there are not any Advances outstanding thereunder, by written notice to the Agent and the Local Currency Agent, which notice shall be executed by the Company, each relevant

Borrowing Subsidiary and, if their consent is required, the Local Currency Banks party to such Local Currency Addendum.

SECTION 2.02B.   Making the Local Currency Advances.  (a) Each Local Currency Borrowing shall be made on notice given by the Company (on behalf of itself or the applicable Borrowing Subsidiary) to the applicable Local Currency Agent, with copies to the Agent and the Euro-Agent, made at the time specified in the applicable Local Currency Addendum.  Each such notice of a Local Currency Borrowing (a “Notice of Local Currency Borrowing”) shall be delivered in a manner specified in Section 9.02 and shall be in substantially the form of Exhibit B-4 hereto, specifying therein the requested (i) Borrower, (ii) date of such Local Currency Borrowing, (iii) Type of Advances comprising such Local Currency Borrowing, (iv) in the case of a proposed Local Currency Borrowing comprised of Eurocurrency Advances or other Fixed Rate Advances, initial Interest Period for each such Advance and (v) aggregate amount of such Local Currency Borrowing.  The Company shall certify, in each Notice of Local Currency Borrowing, the Credit Ratings, if any, then in effect.  The Company shall request, within one-half hour prior to the issuance of the applicable Notice of Local Currency Borrowing, the advice of the Local Currency Agent as to the applicable exchange rate then in effect with respect to such Alternative Currency, and the Company shall specify in such Notice of Local Currency Borrowing the exchange rate so advised to it by the Local Currency Agent.  Following its receipt of a Notice of Local Currency Borrowing, the applicable Local Currency Agent shall give each applicable Local Currency Bank prompt notice thereof in a manner specified in Section 9.02.  In the case of a proposed Local Currency Borrowing comprised of Fixed Rate Advances, the Local Currency Agent shall promptly notify each Bank and the Company of the applicable interest rate under the Local Currency Addendum.

(b)           Subject to any alternative procedures set forth in the applicable Local Currency Addendum, each Local Currency Bank, for the account of its Applicable Lending Office, shall make such Local Currency Bank’s ratable portion of such Local Currency Borrowing on the proposed date thereof by wire transfer of immediately available funds to the applicable Local Currency Agent by the time specified in the Local Currency Addendum or Notice of Local Currency Borrowing, and the Local Currency Agent shall make such funds available to the applicable Borrower at the applicable Payment Office.

(c)           Each Notice of Local Currency Borrowing shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.  In the case of any Local Currency Borrowing which the related Notice of Local Currency Borrowing specifies is to be comprised of Eurocurrency Advances or other Fixed Rate Advances, the applicable Borrower shall indemnify each applicable Local Currency Bank, after receipt of a written request by such Local Currency Bank setting forth in reasonable detail the basis for such request, against any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Local Currency Borrowing for such Local Currency Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Local Currency Advance to be made by such Bank as part of such Local Currency Borrowing when such Local Currency Advance, as a result of such failure, is not made on such date.

(d)           Unless the applicable Local Currency Agent shall have received notice from a Local Currency Bank prior to the date of any Local Currency Borrowing that such Bank will not make available to the Local Currency Agent such Bank’s ratable portion of such Local Currency Borrowing, the Local Currency Agent may assume that such Bank has made such portion available to it on the date of such Local Currency Borrowing in accordance with subsection (b) of this Section 2.02B and it may, in reliance upon such assumption, make (but shall not be required to make) available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Local Currency Agent, such Bank and such applicable Borrower severally agree to repay to the Local Currency Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such applicable Borrower until the date such amount is repaid to the Local Currency Agent at (i) in the case of such applicable Borrower, the interest rate applicable at the time to Local Currency Advances comprising such Local Currency Borrowing and (ii) in the case of such Bank, the Federal Funds Rate or the Agent’s overdraft cost, if higher.  If such Bank shall repay to the Local Currency Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Local Currency Advance as part of such Borrowing for purposes of this Agreement.

(e)           The failure of any Bank to make the Advance to be made by it as part of any Local Currency Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Local Currency Advance on the date of such Local Currency Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Local Currency Advance to be made by such other Bank on the date of any Local Currency Borrowing.

SECTION 2.02C.   Letters of Credit.  Subject to the terms and conditions set forth herein, each Issuing Bank hereby agrees to Issue for the account of any Borrower one or more Letters of Credit denominated in (a) Dollars, (b) a Primary Currency or (c) if agreed to by each Bank and such Issuing Bank in their absolute and sole discretion, an Alternative Currency that is not a Primary Currency, up to an aggregate undrawn face amount at any one time outstanding equal to the Letter of Credit Sublimit (determined in Dollars) and subject to the following provisions.

(a)  Types and Amounts.  No Issuing Bank shall have any obligation to Issue, and shall not, except as otherwise agreed by the Majority Banks and such Issuing Bank (except with respect to any notification received by an Issuing Bank pursuant to Section 2.02C(a)(ii)(A), which shall require the agreement of all of the Banks and such Issuing Bank), Issue any Letter of Credit at any time:

(i)  if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)  if such Issuing Bank receives notice (A) from the Agent at or before 11:00 A.M. (New York City time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the Revolving Credit Obligations at such time would exceed the Total

Commitment or the outstanding Letter of Credit Obligations would exceed the amount of the Letter of Credit Sublimit, or (B) from any of the Banks at or before 11:00 A.M. (New York City time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Sections 3.01 (solely with respect to an Issuance of a Letter of Credit on the Restatement Date, if applicable), 3.02, and, if applicable, 3.03, would not on such date be satisfied, unless such conditions are thereafter satisfied or waived and notice of such satisfaction or waiver is given to such Issuing Bank by the Agent (and such Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 3.01, 3.02 or 3.03, as applicable, have been satisfied or waived);

(iii)  which has an expiration date later than the earlier of (A) the date one (1) year after the date of Issuance or (B) except as otherwise set forth in Section 2.02C(j), the Business Day five Business Days prior to the Stated Termination Date; or

(iv)  which is in a currency other than Dollars or a Primary Currency, or if agreed to by each Bank and such Issuing Bank in their absolute and sole discretion, an Alternative Currency that is not a Primary Currency; or

(v)  the Issuance and terms of which are governed by the laws of any jurisdiction other than the United States or any other jurisdiction which is approved by the Agent and such Issuing Bank (which approval shall not be unreasonably withheld or delayed).

(b)           Conditions.  In addition to being subject to the satisfaction of the conditions precedent contained in Sections 3.01 (solely with respect to an Issuance of a Letter of Credit on the Restatement Date, if applicable), 3.02 and, if applicable, 3.03, the obligation of an Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)  if such Issuing Bank so requests by a time reasonably following such Issuing Bank’s receipt of the Agent’s notice of the proposed Issuance of such Letter of Credit, the applicable Borrower shall have executed and delivered to such Issuing Bank and the Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof; and

(ii)  unless otherwise agreed to by such Issuing Bank, the terms of the proposed Letter of Credit shall conform to the customary terms of letters of credit issued by such Issuing Bank.

(c)  Issuance of Letters of Credit.

(i)  The Company (on behalf of the applicable Borrower) shall deliver to the applicable Issuing Bank and the Agent in a manner specified in Section 9.02 a signed Notice of Letter of Credit Issuance in the form attached hereto as Exhibit B-5

(a “Notice of Letter of Credit Issuance”) not later than 11:00 A.M. (New York City time) on the third Business Day preceding the requested date for Issuance of a Letter of Credit hereunder, or such shorter notice as may be acceptable to such Issuing Bank and the Agent; provided, that in the case of a Notice of Letter of Credit Issuance requesting the Issuance of a Letter of Credit denominated in a Primary Currency or in an Alternative Currency, the Borrower shall request, within one-half hour prior to the issuance of such Notice of Letter of Credit Issuance, the advice of the Euro-Agent as to the applicable exchange rate then in effect with respect to such Primary Currency or Alternative Currency, as applicable, and the Company shall specify such exchange rate so advised it by the Euro-Agent in such Notice of Letter of Credit Issuance, provided that such advice shall not be deemed to be a prediction or guaranty of such exchange rate after the Notice of Letter of Credit Issuance is submitted and shall in no way limit the applicable Borrower’s or Issuing Bank’s obligations under this Agreement or, if applicable, any Letter of Credit Reimbursement Agreement due to fluctuations in the applicable Primary Currency or Alternative Currency, as applicable.  Each Notice of Letter of Credit Issuance shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.

(ii)  The applicable Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit.

(d)  Duties of Issuing Bank.

No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit (except for any such action resulting from the gross negligence or willful misconduct of such Issuing Bank) shall put such Issuing Bank under any resulting liability to any Bank or any Borrower or, so long as such Letter of Credit is not Issued in violation of Section 2.02C(a), relieve any Bank of its obligations hereunder to such Issuing Bank.  In determining whether to pay under any Letter of Credit, an Issuing Bank shall have no obligation to the Banks or any Borrower other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered by the appropriate Person and that they appear on their face to comply with the requirements of such Letter of Credit.

(e)  Participations; Reimbursement Obligations.

(i)  Immediately upon Issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 2.02C, each Bank shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit (a “Letter of Credit Participation”) in the proportion that such Bank’s Available Commitment at the time of such Issuance bears to the total of all Available Commitments at such time (such proportion with respect to any Bank and any Letter of Credit, as it may be adjusted pursuant to Section 2.05(f), such Bank’s “L/C Participation Pro Rata Share” with respect to such Letter of Credit), including, without limitation, all obligations of the applicable Borrower with respect thereto (other than amounts owing to an Issuing Bank under Section 2.02C(g)) and any security therefor and guaranty pertaining thereto.

(ii)  If an Issuing Bank shall make any disbursement in respect of a drawing on a Letter of Credit, the applicable Borrower shall reimburse such Issuing Bank for the amount drawn not later than 12:00 noon, New York City time, on the next Business Day after the date that such disbursement is made, if such Borrower shall have received notice of such disbursement prior to 10:00 a.m., New York City time, on such date of disbursement, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (A) the next Business Day after the date that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (B) the second Business Day following the day that such Borrower receives such notice, if such notice is received after 10:00 a.m., New York City time, on the day of receipt (the applicable date and time for payment set forth above being referred to as the “Reimbursement Date”); provided that if such Reimbursement Obligation is not paid by the applicable Borrower by the applicable Reimbursement Date, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Bank, and each such Bank shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Bank’s L/C Participation Pro Rata Share of the payment made by the Issuing Bank, and the Agent shall promptly pay to such Issuing Bank such amounts received by it.  In the event such payments are made by such Banks, such payments shall constitute A Advances made to the Borrower pursuant to Section 2.02 (irrespective of the satisfaction of the conditions in Sections 3.01, 3.02 or 3.03, as applicable), and the Borrower’s obligation to pay such Reimbursement Obligation shall be deemed discharged when due and replaced by such resulting A Advances.  If it shall be illegal or unlawful for any Borrower to incur A Advances as contemplated by the preceding sentence because of an Event of Default described in Section 6.01(f) or otherwise, each Bank’s payment of its L/C Participation Pro Rata Share of the Reimbursement Obligation pursuant to the preceding sentence shall constitute the purchase of an undivided participation interest in the Reimbursement Obligation owed to the Issuing Bank, and such payments shall not constitute A Advances and shall not relieve the applicable Borrower of its obligation to pay such Reimbursement Obligation.  All Reimbursement Obligations shall bear interest at the Base Rate from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date, or, if applicable, until the date of the A Advances satisfying such Reimbursement Obligation as set forth in the second preceding sentence, and thereafter at a rate per annum at all times equal to 2% per annum above the Base Rate in effect from time to time.  If a Bank does not make its L/C Participation Pro Rata Share of the amount of any such payment available to the Agent, such Bank agrees to pay to the Agent for the account of such Issuing Bank, forthwith on demand, such amount together with interest thereon, at the Federal Funds Rate for the first two days, and thereafter at the Base Rate. The failure of any Bank to make available to the Agent for the account of an Issuing Bank its L/C Participation Pro Rata Share of any such payment shall neither relieve any other Bank of its obligation hereunder to make available to the Agent for the account of such Issuing Bank such other Bank’s L/C Participation Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Bank to make such payment to the Agent.

(iii)  Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Bank has made an A Advance or purchased a participation pursuant to Section 2.02C(e)(ii), such Issuing Bank shall promptly pay to the Agent such payment for distribution to the applicable Banks in accordance with their L/C Participation Pro Rata Shares with respect to the applicable Letter of Credit.

(iv)  Upon the request of any Bank, the applicable Issuing Bank shall furnish such Bank copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is party.

(v)  The obligations of any Bank to make payments to the Agent for the account of an Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever (except the Issuance of the Letter of Credit in contravention of this Section 2.02C) and shall be made in accordance with this Agreement (irrespective of the satisfaction of the conditions described in Sections 3.01, 3.02 or 3.03, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

(A)  any lack of validity or enforceability hereof or of any of the other Loan Documents;

(B)  the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Bank or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

(C)  any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)  any failure by the Issuing Bank to make any reports required pursuant to Section 2.02C(h) or the inaccuracy of any such report; or

(F)  the occurrence of any Default or Event of Default.

(f)  Payment of Reimbursement Obligations.

(i)  The applicable Borrower unconditionally agrees to pay to the applicable Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with each Letter of Credit Issued by such Issuing Bank for the account of such Borrower when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such Issuing Bank or any other Person.

(ii)  In the event any payment by a Borrower received by an Issuing Bank with respect to a Letter of Credit distributed by the Agent to the Banks on account of their Letter of Credit Participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Bank which received such distribution shall, upon demand by such Issuing Bank, contribute such Bank’s L/C Participation Pro Rata Share with respect to such Letter of Credit of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

(g)  Issuing Bank Fees and Charges.  Each Borrower agrees to pay to each Issuing Bank, solely for its own account, (i) a fronting fee in an amount to be agreed upon between such Issuing Bank and such Borrower, and (ii) the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of such Letter of Credit.

(h)  Issuing Bank Reporting Requirements.  Each Issuing Bank shall, on the day it Issues such a Letter of Credit, provide to the Agent separate schedules for Commercial Letters of Credit and Standby Letters of Credit Issued by it, in form and substance reasonably satisfactory to the Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it as of such date and any information requested by the Agent relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit Issued by it.

(i)  Exoneration.  As between the Borrowers on the one hand and the Agent, the Banks and each Issuing Bank on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit Issued hereunder. In furtherance and not in limitation of the foregoing, subject to the provisions of the applicable Letter of Credit Reimbursement Agreement, the Agent, the Issuing Banks and the Banks shall not be responsible for:  (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or Issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any litigation, proceeding or charges with respect to a Letter of Credit; and (I) any consequences arising from causes beyond the control of the Agent, the applicable Issuing Bank or the Banks; except in the cases of clauses (A) (with respect to form only), (B), (C), (D), (E), (F), (H) and (I) above, for the gross negligence or willful misconduct of the Issuing Bank, as determined in a judgment by a court of competent jurisdiction.

(j)  Extended Facility Letters of Credit.  Notwithstanding the contrary provisions of Section 2.02C(a), Letters of Credit may be Issued with expiry dates later than the fifth Business Day prior to the Stated Termination Date upon the terms and conditions set forth in this Section 2.02C(j) (any such Letter of Credit, an “Extended Facility Letter of Credit”).  No Extended Facility Letter of Credit shall have an expiry date later than one year after the Stated Termination Date.  From the date of Issuance of any Extended Facility Letter of Credit, the Borrower will maintain cash collateral in the Letter of Credit Collateral Account in an amount equal to 105% of the Letter of Credit Obligations relating to Extended Facility Letters of Credit, and at all times when any Extended Facility Letters of Credit are outstanding, the Borrower will maintain cash collateral in the Letter of Credit Collateral Account in an amount not less than 105% of the Letter of Credit Obligations relating to such Extended Facility Letters of Credit then outstanding.

(k)  Letter of Credit Collateral Account.  The Company agrees that it will, upon the request of the Agent or the Majority Banks after the occurrence and during the continuance of a Default or an Event of Default, and as otherwise required pursuant to Section 2.02C(j), establish and maintain a Letter of Credit Collateral Account.  The Company hereby pledges and grants to the Agent, on behalf of the Issuing Banks and the Banks, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Letter of Credit Collateral Account to secure the prompt and complete payment and performance of the Letter of Credit Obligations, and to the extent provided in Sections 6.02(b) and (c), other payment obligations hereunder.  The Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of Citibank having a maturity not exceeding 30 days.  Nothing in this Section 2.02C(k) shall obligate the Company to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Letter of Credit Collateral Account other than as required in Section 2.02C(j) or Section 6.02.

(l)  Obligations Several.  The obligations of each Issuing Bank and each Bank under this Section 2.02C are several and not joint, and no Bank shall be responsible for any

Issuing Bank’s obligation to Issue Letters of Credit or any other Bank’s participation obligations therein.

SECTION 2.03.  The B Advances.  (a) Each Bank severally agrees that the Company and any Borrowing Subsidiary may make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 15 days prior to the Termination Date in the manner set forth below; provided that, following the making of each B Borrowing, the aggregate amount (determined in Dollars) of the Advances and Letter of Credit Obligations then outstanding shall not exceed the aggregate amount of the Commitments of the Banks (computed without regard to any B Reduction).

(b)  The procedures for the solicitation and acceptance of B Advances to be denominated in Dollars are set forth below:

(i)  The Company (on behalf of itself or any Borrowing Subsidiary) may request a B Borrowing denominated in Dollars under this Section 2.03(b) by delivering to the Agent in a manner specified in Section 9.02 a Notice of B Borrowing, identifying the applicable Borrower and specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 15 days after the date of such B Borrowing or later than the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 10:00 A.M. (New York City time) (A) one Business Day prior to the date of the proposed B Borrowing, if the Company shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Banks shall be fixed rates per annum (such type of solicitation being a “Fixed Rate Auction”) and (B) three Business Days prior to the date of the proposed B Borrowing, if the Company shall instead specify in the Notice of B Borrowing an index or other basis to be used by the Banks in determining the rates of interest to be offered by them (such type of solicitation being an “Indexed Rate Auction”).  The Company shall, in addition, certify in each Notice of B Borrowing the Credit Ratings, if any, then in effect.  The Agent shall, promptly following its receipt of a Notice of B Borrowing under this Section 2.03(b), notify each Bank of such request by sending such Bank a copy of such Notice of B Borrowing.

(ii)  Each Bank may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the applicable Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Bank in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Fixed Rate Auction, and (B) two Business Days before the date of such proposed B Borrowing, in the case of an Indexed Rate Auction, of the minimum amount and maximum amount of each B Advance which such Bank would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.03(a), exceed such Bank’s Commitment), the rate or rates of interest therefor and such Bank’s Applicable Lending Office with respect to such B Advance; provided that if the Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 9:00 A.M.

(New York City time) on the date on which notice of such election is to be given to the Agent by the other Banks.

(iii)  The Company shall, in turn, before 11:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Fixed Rate Auction, and (B) two Business Days before the date of such proposed B Borrowing, in the case of an Indexed Rate Auction, either:

(x) cancel such B Borrowing by giving the Agent notice to that effect, or

(y)  accept (on behalf of the applicable Borrower), subject to Section 2.03(e), one or more of the offers made by any Bank or Banks pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Bank for such B Advance pursuant to paragraph (ii) above) to be made by each Bank as part of such B Borrowing, and reject any remaining offers made by Banks pursuant to paragraph (ii) above by giving the Agent notice to that effect.

(iv)  If the Company notifies the Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Banks and such B Borrowing shall not be made.

(v)  If the Company accepts (on behalf of the applicable Borrower) one or more of the offers made by any Bank or Banks pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Bank that has made an offer as described in paragraph (ii) above of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Bank pursuant to paragraph (ii) above have been accepted by the Company, (B) each Bank that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Bank as part of such B Borrowing, and (C) each Bank that is to make a B Advance as part of such B Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.  Each Bank that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (New York City time) on the date of such B Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Bank shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Payment Office such Bank’s portion of such B Borrowing, in same day funds.  Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the applicable Borrower at the Agent’s aforesaid address.  Promptly after each B Borrowing the Agent will notify each Bank of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

(c)  The procedures for the solicitation and acceptance of B Advances to be denominated in an Alternative Currency are set forth below:

(i)  The Company (on behalf of itself or any Borrowing Subsidiary) may request a B Borrowing denominated in an Alternative Currency under this Section 2.03(c) by delivering to the Euro-Agent in a manner specified in Section 9.02 a Notice of B Borrowing identifying the applicable Borrower and specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 15 days after the date of such B Borrowing or later than the Termination Date), the interest payment date or dates relating thereto, the requested Alternative Currency and any other terms to be applicable to such B Borrowing, not later than 4:00 P.M. (London time) four Business Days prior to the date of the proposed B Borrowing. Each solicitation made under this subsection (c) shall contemplate an Indexed Rate Auction. The Company shall request, within one-half hour prior to the issuance of a Notice of B Borrowing under this Section 2.03(c), the advice of the Euro-Agent as to the exchange rate then in effect with respect to the applicable Alternative Currency, and the Company shall specify in such Notice of B Borrowing the exchange rate so advised to it by the Euro-Agent. The Company shall, in addition, certify in each Notice of B Borrowing the Credit Ratings, if any, then in effect. The Euro-Agent shall, promptly following its receipt of a Notice of B Borrowing under this Section 2.03(c), notify each Bank of such request by sending such Bank a copy of such Notice of B Borrowing.

(ii)  Each Bank may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the applicable Borrower as part of such proposed B Borrowing in the requested Alternative Currency and at a rate or rates of interest specified by such Bank in its sole discretion, by notifying the Euro-Agent (which shall give prompt notice thereof to the Company), before 12:00 noon (London time) three Business Days before the date of such proposed B Borrowing, of the minimum amount and maximum amount of each B Advance which such Bank would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.03(a), exceed such Bank’s Commitment), the rate or rates of interest therefor and such Bank’s Applicable Lending Office with respect to such B Advance; provided that if the Euro-Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 11:30 A.M. (London time) on the date on which notice of such election is to be given to the Euro-Agent by the other Banks.

(iii)  The Company shall, in turn, before 4:00 P.M. (London time) three Business Days before the date of such proposed B Borrowing either:

(x) cancel such B Borrowing by giving the Euro-Agent notice to that effect, or

(y)  accept (on behalf of the applicable Borrower), subject to Section 2.03(e), one or more of the offers made by any Bank or Banks pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Euro-Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Euro-Agent on behalf of such Bank for such B Advance pursuant to paragraph (ii) above) to be made by each Bank as part of such B Borrowing, and reject any remaining offers made by Banks pursuant to paragraph (ii) above by giving the Euro-Agent notice to that effect.

(iv)  If the Company notifies the Euro-Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Euro-Agent shall give prompt notice thereof to the Banks and such B Borrowing shall not be made.

(v)  If the Company accepts (on behalf of the applicable Borrower) one or more of the offers made by any Bank or Banks pursuant to paragraph (iii)(y) above, the Euro-Agent shall in turn promptly notify (A) each Bank that has made an offer as described in paragraph (ii) above of the Borrower, Alternative Currency, date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Bank pursuant to paragraph (ii) above have been accepted by the Company, (B) each Bank that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Bank as part of such B Borrowing, and (C) each Bank that is to make a B Advance as part of such B Borrowing, upon receipt, that the Euro-Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Bank that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (London time) on the date of such B Borrowing specified in the notice received from the Euro-Agent pursuant to clause (A) of the preceding sentence or any later time when such Bank shall have received notice from the Euro-Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Euro-Agent at the Payment Office for the applicable Alternative Currency such Bank’s portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Euro-Agent of such funds, the Euro-Agent will make such funds available to the applicable Borrower at the Euro-Agent’s aforesaid address. Promptly after each B Borrowing, the Euro-Agent will notify each Bank of the Borrower, Alternative Currency and amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

(d)  Each B Borrowing shall, (i) in the case of a B Borrowing to be denominated in Dollars, be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) in the case of a B Borrowing to be denominated in an Alternative Currency, be in such minimum amount as shall be advised by the Euro-Agent as being appropriate in light of the prevailing market conditions and conventions at the time notice is given pursuant to Section 2.03(c)(i), and, following the making of each B Borrowing, the

Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

(e)                                  Each acceptance by the Company pursuant to Section 2.03(b)(iii)(y) or Section 2.03(c)(iii)(y) of the offers made in response to a Notice of B Borrowing shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the B Advances in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the B Advances so offered bear to one another but, in each case, rounded as the Euro-Agent may consider necessary to ensure that the amount of each such B Advance is $500,000 (or, if the currency in which such B Advance is denominated is an Alternative Currency, such comparable and convenient multiple thereof as the Euro-Agent shall consider appropriate for the purpose) or an integral multiple thereof.

(f)  Within the limits and on the conditions set forth in this Section 2.03, each Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (g) below, and reborrow under this Section 2.03.

(g)  Each Borrower shall repay to the Agent for the account of each Bank which has made a B Advance to it or (if different) for the account of the holder of the applicable B Note, on the maturity date of each B Advance (such maturity date being that specified by the Company for repayment of such B Advance in the related Notice of B Borrowing and provided in the B Note evidencing such B Advance), the then unpaid principal amount of such B Advance. No Borrower shall have any right to prepay any principal amount of any B Advance unless, and then only on the terms, specified by the Company for such B Advance in the related Notice of B Borrowing and set forth in the B Note evidencing such B Advance.

(h)  Each Borrower shall pay interest on the unpaid principal amount of each B Advance made to it, from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the Bank making such B Advance in the related notice submitted by such Bank pursuant to Section 2.03(b)(ii) or Section 2.03(c)(ii), as applicable, payable on the interest payment date or dates specified by the Company for such B Advance in such Notice of B Borrowing, in each case as provided in the B Note evidencing such B Advance. In the event the term of any B Advance shall be longer than three months, interest thereon shall be payable not less frequently than once each three-month period during such term.

(i)  The indebtedness of each Borrower resulting from each B Advance made to it shall, if requested by the Bank making such B Advance, be evidenced by a separate B Note of such Borrower payable to the order of the Bank making such B Advance.

SECTION 2.04. Fees.

(a)  Facility Fee. The Company agrees to pay each Bank a facility fee at the respective rate per annum set forth below on such Bank’s average daily Commitment (irrespective of usage and without giving effect to any B Reduction) from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Bank’s Commitment, commencing June 30, 2006, and on the Termination Date. The facility fee in respect of any period shall be determined on the basis of the Credit Ratings in effect during such period, in accordance with the table set forth below. The rate per annum at which such facility fee is calculated shall change when and as any Credit Rating changes.

Credit Rating	Facility Fee
(Rate per annum)

A+ or better (S&P) or A1 or better (Moody’s)	0.050%

Below A+ (S&P) and A1(Moody’s) but A (S&P) or A2 (Moody’s)	0.060%

Below A (S&P) and A2 (Moody’s) but A- (S&P) or A3 (Moody’s)	0.070%

Below A- (S&P) and A3 (Moody’s) but BBB+ (S&P) or Baa1 (Moody’s)	0.080%

Below BBB+ (S&P) and Baa1 (Moody’s)	0.125%

If, during any period, the Company shall not have Credit Ratings from both S&P and Moody’s, the Credit Rating of the Company for purposes of this Section 2.04(a) shall be deemed to be below BBB+ (S&P) and below Baa1 (Moody’s) during such period. In addition, and notwithstanding the foregoing chart, if the Credit Rating of the Company from S&P is more than one level higher or lower than the equivalent Credit Rating of the Company from Moody’s at such time, then the facility fee rate shall be determined as if the applicable Credit Rating of the Company from each of S&P and Moody’s were one level higher than the lower of the two Credit Ratings.

(b)  Letter of Credit Fees. In addition to any fees paid pursuant to Section 2.02C(g), the Company agrees to pay to the Agent for the account of the Banks, to be allocated among the Banks based upon their L/C Participation Pro Rata Shares (adjusted, if applicable, in accordance with Section 2.05(f)) with respect to each Letter of Credit for which the fee is paid, a fee on each issued and outstanding Letter of Credit (a “Letter of Credit Fee”) at the respective rate per annum set forth below on the average daily undrawn amount of each Letter of Credit from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Bank’s Commitment, commencing June 30,

2006, and on the Termination Date. The Letter of Credit Fee in respect of any period shall be determined on the basis of the Credit Ratings in effect during such period, in accordance with the table set forth below. The rate per annum at which such Letter of Credit Fee is calculated shall change when and as any Credit Rating changes.

Credit Rating	Letter of Credit Fee
(Rate per annum)

A+ or better (S&P) or A1 or better (Moody’s)	0.175%

Below A+ (S&P) and A1(Moody’s) but A (S&P) or A2 (Moody’s)	0.215%

Below A (S&P) and A2 (Moody’s) but A- (S&P) or A3 (Moody’s)	0.255%

Below A- (S&P) and A3 (Moody’s) but BBB+ (S&P) or Baa1 (Moody’s)	0.370%

Below BBB+ (S&P) and Baa1 (Moody’s)	0.500%

If, during any period, the Company shall not have Credit Ratings from both S&P and Moody’s, the Credit Rating of the Company for purposes of this Section 2.04(b) shall be deemed to be below BBB+ (S&P) and below Baa1 (Moody’s) during such period. In addition, and notwithstanding the foregoing chart, if the Credit Rating of the Company from S&P is more than one level higher or lower than the equivalent Credit Rating of the Company from Moody’s at such time, then the Letter of Credit Fee rate shall be determined as if the applicable Credit Rating of the Company from each of S&P and Moody’s were one level higher than the lower of the two Credit Ratings.

SECTION 2.05. Reduction of the Commitments; Increased Commitments; Additional Banks.

(a)  The Company shall have the right, upon at least three Business Days’ notice to the Agent and without premium or penalty, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided, that the Total Commitment shall not be reduced to an amount which is less than the aggregate principal amount of the Revolving Credit Obligations then outstanding; provided further, that if the Total Commitment is reduced to an amount which is less than the Letter of Credit Sublimit then in effect, the Letter of Credit Sublimit shall automatically be reduced to an amount equal to the

Total Commitment as so reduced; and provided, further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)  The Company may, upon at least thirty (30) days notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the Total Commitment by an amount not to exceed $150,000,000 in the aggregate for all such increases during the term of this Agreement (the amount of any such increase, the “Increased Commitments”). The Company shall be entitled to have the Total Commitment increased pursuant to this Section not more than three (3) times during the term of this Agreement. Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of fifteen (15) days following receipt of such notice, to elect by notice to the Company and the Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the Total Commitment then existing.

(c)  If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (b) of this Section, the Company may designate another financial institution or other financial institutions (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such financial institution that is an existing Bank, increase its Commitment and (ii) in the case of any other such financial institution (an “Added Bank”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (c) plus the Commitments of the Added Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(d)  An increase in the Total Commitment pursuant to this Section 2.05 shall become effective upon the receipt by the Agent of an Increase Agreement signed by the Company, by each Added Bank, and by each other Bank whose Commitment is to be increased (each such Bank, an “Increasing Bank”), setting forth the new Commitments of such Banks and setting forth the agreement of each Added Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as set forth in such Increase Agreement. Once the Increase Agreement has been executed and delivered by the applicable parties, this Agreement shall be deemed to be amended to reflect the increase in Commitments provided for therein notwithstanding the provisions of Section 9.01.

By executing and delivering an Increase Agreement, each Increasing Bank and each Added Bank confirms to and agrees with each party hereto as follows:  (i) neither the Agent nor any Bank makes any representation or warranty, nor assumes any responsibility with respect to, any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (ii) neither the Agent nor any Bank makes any representation or warranty, nor assumes any responsibility with respect to, the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto.

Within five (5) Business Days after execution of an Increase Agreement, each Borrower, at its own expense, shall execute and deliver to the Agent a new A Note, if requested, to the order of each Added Bank and, if requested by any Increasing Bank, to such Increasing Bank. Such new A Note or Notes shall be dated the effective date of such Increase Agreement and shall otherwise be in substantially the form of Exhibit A-1 hereto.

(e)  If there are any A Advances outstanding on the effective date of any Increase Agreement, each Bank other than an Added Bank or an Increasing Bank (each such Bank an “Assigning Bank”) agrees that it will assign to each Added Bank and Increasing Bank such portion of such Assigning Bank’s rights and obligations under this Agreement as shall be necessary to cause each Added Bank and Increasing Bank to share ratably (based on the proportion that such Added Bank’s or Increasing Bank’s Commitment bears to the Total Commitment after giving effect to the Increase Agreement) in each such A Advance. Such assignments shall be effected by execution and delivery by the applicable Assigning Banks, Added Banks or Increasing Banks of Assignments and Acceptances. In consideration of such assignments, each Added Bank and Increasing Bank shall before 12:00 noon (New York City time) on the effective date of the Increase Agreement, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, in same day funds, such Added Bank’s or Increasing Bank’s ratable portion (based on (1) the proportion that such Added Bank’s Commitment or the increase in such Increasing Bank’s Commitment bears to the Total Commitment after giving effect to the Increase Agreement) of each A Borrowing then outstanding, together with an amount equal to such ratable portion of the interest which has accrued to such date and remains unpaid on such A Advances. After the Agent’s receipt of such funds, the Agent will promptly make such same day funds available to the account of each Assigning Bank in an amount equal to such Assigning Bank’s ratable portion of such payment by the Added Banks and Increasing Banks.

(f)  If there are any Letters of Credit outstanding on the date of any Increase Agreement, each Issuing Bank and each Bank agree that the Letter of Credit Participations with respect to each outstanding Letter of Credit shall be adjusted so that each Bank’s Letter of Credit Participation with respect to each such Letter of Credit shall be in the proportion that such Bank’s Available Commitment (after giving effect to the Increased Commitments and the assignments provided for in Section 2.05(e)) bears to the total of all Available Commitments at such time (after giving effect to such Increased Commitments and such assignments), and each Bank’s L/C Participation Pro Rata Share with respect to such Letter of Credit shall be based on such adjusted Letter of Credit Participations.

SECTION 2.06. Repayment of Committed Advances. Except as otherwise provided in Section 2.13, each Borrower shall repay on the Termination Date the principal amount of each A Advance made to it. Except as otherwise specified in Section 2.13, each Borrower shall repay on the Termination Date (or on any earlier date specified in the Local Currency Addendum relating to such Local Currency Advance) the principal amount of each Local Currency Advance made to it.

SECTION 2.07. Interest on Committed Advances. Each Borrower shall pay interest on the unpaid principal amount of each Committed Advance made by each Bank to such

Borrower from the date of such Committed Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)  Base Rate Advances. If such Committed Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable monthly in arrears on the tenth day of each month with respect to the previous month and on the date such Base Rate Advance shall be paid in full; provided, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time. The Agent shall provide telephonic notice to the Company (which in turn shall advise the applicable Borrower) of the amount of interest due and payable on Base Rate Advances by a date not later than the date such payment is due; provided, however, that the Agent’s failure to give such notice shall not discharge the applicable Borrower from the payment of interest but shall only delay the due date of such interest until such telephonic notice is given.

(b)  Eurocurrency Advances. If such Committed Advance is a Eurocurrency Advance, a rate per annum equal at all times during the Interest Period for such Committed Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above (x) if the originally scheduled Interest Period shall then be in effect, the sum of the Eurocurrency Rate plus the Applicable Eurocurrency Margin then in effect with respect to such A Advance, and (y) in all other cases, the Base Rate in effect from time to time. “Applicable Eurocurrency Margin” means, in respect of any Eurocurrency Advance (unless such Eurocurrency Advance is a Local Currency Advance and the applicable Local Currency Addendum specifies a different Applicable Margin or Margins), a rate per annum determined as of the first day of the Interest Period for such Eurocurrency Advance in reference to the rates under the column “Applicable Eurocurrency Margin” set forth below on the basis of the Credit Ratings at such time; provided, however, that for any period during any such Interest Period when the outstanding Revolving Credit Obligations exceed 50% of the Total Commitment, the “Applicable Eurocurrency Margin” shall be a rate per annum determined as of the first day of such Interest Period in reference to the rates under the column “Applicable Eurocurrency Margin:  >50% Usage” set forth below on the basis of the Credit Ratings at such time.

Credit Rating	Applicable Eurocurrency Margin	Applicable Eurocurrency Margin: >50% Usage
	(Rate per Annum)	(Rate per Annum)
A+ or better (S&P) or A1 or better (Moody’s)	0.100%	0.175%

Below A+ (S&P) and A1 (Moody’s) but A (S&P) or A2 (Moody’s)	0.140%	0.215%

Below A (S&P) and A2(Moody’s) but A- (S&P) or A3 (Moody’s)	0.180%	0.255%

Below A- (S&P) and A3 (Moody’s) but BBB+ (S&P) or Baa1 (Moody’s)	0.295%	0.370%

Below BBB+ (S&P) and Baa1 (Moody’s)	0.375%	0.500%

If, on the first day of the Interest Period for any Eurocurrency Advance, the Company shall not have Credit Ratings from both S&P and Moody’s, the Credit Ratings of the Company, for purposes of this Section 2.07(b), shall be deemed to be below BBB+ (S&P) and below Baa1 (Moody’s) during such period. In addition, and notwithstanding the foregoing chart, if the Credit Rating of the Company from S&P is more than one level higher or lower than the equivalent Credit Rating of the Company from Moody’s at such time, then the Applicable Eurocurrency Margin shall be determined as if the Credit Rating of the Company from each of S&P and Moody’s were one level higher than the lower of the two Credit Ratings.

(c)  Local Currency Advances other than Eurocurrency Advances. If such Advance is a Local Currency Advance other than a Eurocurrency Advance, a rate per annum calculated in the manner specified in the applicable Local Currency Addendum, payable on the dates specified in such Local Currency Addendum.

SECTION 2.08. Additional Interest on Eurocurrency Advances. Each Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Advance made by such Bank to such Borrower, from the date of such Committed Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period for such Committed Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Committed Advance. Such additional interest so notified to the Company (which in turn shall advise the applicable Borrower) by any Bank shall be payable to the Agent (or, in the case of (a) any A Advance which is a Eurocurrency Advance denominated in an

Alternative Currency, the Euro-Agent, or (b) any Local Currency Advance, the applicable Local Currency Agent) for the account of such Bank on the dates specified for payment of interest for such Advance in Section 2.07.

SECTION 2.09. Interest Rate Determination.

(a)  Each Reference Bank agrees to furnish to the Agent (in the case of A Advances which are Eurocurrency Advances denominated in Dollars), the Euro-Agent (in the case of A Advances which are Eurocurrency Advances denominated in any Alternative Currency) and the applicable Local Currency Agent (in the case of Local Currency Advances which are Eurocurrency Advances) timely information for the purpose of determining each Eurocurrency Rate. The Agent, Euro-Agent and Local Currency Agent, as applicable, shall give prompt notice to the Company (which in turn shall advise the applicable Borrower) and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(b).

(b)  If the Agent, the Euro-Agent or a Local Currency Agent shall, at least one Business Day before the date of any requested Committed Borrowing or the Conversion, Redenomination or continuation of any Committed Borrowing, notify the Company and the Banks that less than two of the Reference Banks shall have furnished timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Advances denominated in a particular currency, the Agent shall forthwith notify the Company and the Banks that the interest rate cannot be determined for such Eurocurrency Advances, whereupon

(i)  each such Advance will automatically, on the last day of the then outstanding Interest Period therefor, Convert into or be Redenominated as, and with respect to a requested Committed Advance as part of a requested Committed Borrowing, such Advance shall be, a Eurocurrency Advance denominated in Dollars, or if the affected currency is Dollars, a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance) or if the request was for a Local Currency Advance at the Eurocurrency Rate, a Floating Rate Advance bearing interest at such other rate as may be specified in such event in any applicable Local Currency Addendum, and

(ii)  the rights of the Borrowers to select, and the obligation of the Banks to make, or to Convert Advances into or Redenominate or continue Advances as, Eurocurrency Advances in such currency shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)  If, with respect to any Eurocurrency Advances or Local Currency Advances bearing interest at a Fixed Rate (unless the applicable Local Currency Addendum has provided that this Section shall not apply to Local Currency Advances under such Local Currency Addendum), the Majority Banks (or in the case of Local Currency Advances, the Majority Local Currency Banks under the applicable Local Currency Addendum) shall at least one Business Day before the requested date of, or the proposed Conversion, Redenomination or continuation of the Advances comprising all or part of, any Committed Borrowing, notify the Agent that the

Eurocurrency Rate (or any other requested Fixed Rate in the case of Local Currency Advances) for any Interest Period for such Advances in a particular currency will not adequately reflect the cost to such Majority Banks (or Majority Local Currency Banks, as applicable) of making, funding or maintaining their respective Eurocurrency Advances or Local Currency Advances bearing interest at a Fixed Rate for such Interest Period, the Agent shall forthwith so notify the Company and the Banks, whereupon

(i)  each such outstanding Eurocurrency Advance or Local Currency Advance will automatically, on the last day of the then existing Interest Period therefor, Convert or be Redenominated into or continued as, and with respect to a requested Committed Advance as part of a requested Committed Borrowing, such Advance shall be, a Eurocurrency Advance denominated in Dollars (or, if the affected currency is Dollars, a Base Rate Advance) or, if the request was for a Local Currency Advance at a Fixed Rate, a Floating Rate Advance bearing interest at such other rate as may be specified in such event in any applicable Local Currency Addendum, and

(ii)  the rights of the Borrowers to select, and the obligation of the Banks to make, or to Convert Advances into, or Redenominate or continue Advances as, Eurocurrency Advances in such currency or Local Currency Advances as such Fixed Rate Advances shall be suspended until the Majority Banks have notified the Agent and the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(d)  If any Bank shall, not later than 10:00 A.M. (London time) two Business Days before the date of, or the proposed Conversion, Redenomination or continuation of, any requested Eurocurrency Advance or Local Currency Advance (unless the applicable Local Currency Addendum has provided that this Section shall not apply to Local Currency Advances under such Local Currency Addendum), notify the Agent, the Euro-Agent and any applicable Local Currency Agent that such Bank is not satisfied that deposits in the relevant Alternative Currency will be freely available to it in the relevant amount and for the relevant Interest Period, the Agent shall forthwith so notify the Company and the Banks, whereupon

(i)  each such outstanding Eurocurrency Advance or Local Currency Advance of such Bank will automatically, on the last day of the then existing Interest Period therefor, Convert or be Redenominated into or continued as, and with respect to a requested Committed Advance as part of a requested Committed Borrowing, such Advance shall be, a Eurocurrency Advance denominated in Dollars and having an Interest Period coextensive with the Interest Period in effect in respect of all other Committed Advances comprising part of such Committed Borrowing; and

(ii)  the right of the Borrowers to request Eurocurrency Advances or Local Currency Advances in such Alternative Currency from such Bank as part of such Committed Borrowing or any other Committed Borrowing shall be suspended until such Bank shall notify the Agent, the Euro-Agent, or the applicable Local Currency Agent that the circumstances causing such suspension no longer exist, and the  Advance to be made by such Bank as part of such Committed Borrowing (and the Advance to be made by such Bank as part of any subsequent Committed Borrowing in respect of which such

Alternative Currency shall have been requested during such period of suspension) shall be a Eurocurrency Advance denominated in Dollars and having an Interest Period coextensive with the Interest Period in effect in respect of all other Advances a part of such Committed Borrowing.

(e)  If any Bank shall, not later than 10:00 A.M. (London time) two Business Days before the date of, or the proposed Conversion, Redenomination or continuation of, any requested Eurocurrency Advance (other than a Local Currency Advance) in an Alternative Currency other than a Primary Currency, notify the Agent or the Euro-Agent that such Bank, in its sole discretion, does not wish to fund the requested Eurocurrency Advance in such Alternative Currency for the relevant Interest Period, the Agent shall forthwith so notify the Company and the Banks, whereupon

(i)  each such outstanding Eurocurrency Advance of such Bank will automatically, on the last day of the then existing Interest Period therefor, Convert or be Redenominated into or continued as, and with respect to a requested A Advance as part of a requested A Borrowing, such Advance to be made by such Bank as part of such A Borrowing shall be, a Eurocurrency Advance denominated in Dollars and having an Interest Period coextensive with the Interest Period in effect in respect of all other A Advances comprising a part of such A Borrowing; and

(ii)  the right of the Borrowers to request Eurocurrency Advances in such Alternative Currency from such Bank as part of such A Borrowing shall be suspended as to such A Borrowing for such Interest Period.

(f)  Each of the Agent, the Euro-Agent and any Local Currency Agent shall, upon becoming aware that the circumstances causing any such suspension referred to in Sections 2.09 (b)-(e) or 2.13 no longer apply, promptly so notify the Company, provided that the failure of the Agent, the Euro-Agent or any Local Currency Agent to so notify the Company shall not impair the rights of the Banks under this Section 2.09 or Section 2.13, as applicable, or expose the Agent, the Euro-Agent or any Local Currency Agent to any liability.

(g)  If the applicable Borrower shall fail to select the duration of any Interest Period for any Fixed Rate Advances  in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and the provisions of Section 2.10 or any applicable Local Currency Addendum, or is not entitled to Convert, continue or Redenominate such Advances into or as Fixed Rate Advances pursuant to Section 2.10, the Agent will forthwith so notify the Company and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Floating Rate Advances.

(h)  On the date on which the aggregate unpaid principal amount of A Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000 (or its equivalent in any Alternative Currency), such A Advances shall, if they are A Advances of a Type other than Base Rate Advances, automatically Convert or be Redenominated into Base Rate Advances, and on and after such date the right of the applicable Borrower to Convert or Redenominate such A Advances into A Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such A

Advance shall be of the same Type and have the same Interest Period as A Advances comprising another Borrowing or other Borrowings of such Borrower, and the aggregate unpaid principal amount of all such A Advances shall equal or exceed $5,000,000 (or its equivalent in any Alternative Currency), the Borrower shall have the right to continue all such Advances as, or to Convert or Redenominate all such Advances into, Advances of such Type having such Interest Period. On the date on which the aggregate unpaid principal amount of Fixed Rate Advances comprising any Local Currency Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000 (or its equivalent in the relevant Alternative Currency), or such other minimum amount for Borrowings of Fixed Rate Advances as has been set forth in the applicable Local Currency Addendum, such Fixed Rate Advances shall automatically Convert into Floating Rate Advances, and on and after such date the right of the applicable Borrower to Convert such Advances into Advances other than Floating Rate Advances shall terminate;  provided, however, that if and so long as each such Fixed Rate Advance shall be of the same Type and have the same Interest Period as Fixed Rate Advances comprising another Local Currency Borrowing or other Local Currency Borrowings of such Borrower under such Local Currency Addendum, and the aggregate unpaid principal amount of all such Fixed Rate Advances shall equal or exceed $5,000,000 (or its equivalent in the relevant Alternative Currency) or such other applicable minimum, the Borrower shall have the right to continue all such Advances as, or to Convert such Advances into, Fixed Rate Advances of such Type having such Interest Period.

SECTION 2.10. Voluntary Conversion or Continuation of Advances.

(a)  The applicable Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Sections 2.09 and 2.13 and the provisos in this Section 2.10(a) and, if applicable, any Local Currency Addendum, Convert all or any part of the Committed Advances of one Type denominated in Dollars (or the relevant Alternative Currency, in the case of Local Currency Advances) comprising the same Committed Borrowing into Advances of another Type denominated in Dollars (or the relevant Alternative Currency, in the case of Local Currency Advances) or continue all or any part of the Committed Advances of one Type denominated in Dollars comprising the same Committed Borrowing as Committed Advances of the same Type denominated in Dollars (or the relevant Alternative Currency, in the case of Local Currency Advances); provided, however, that any such Conversion or continuation of any Fixed Rate Advances shall be made on, and only on, the last day of an Interest Period for such Fixed Rate Advances; and provided further, that no Committed Advance may be Converted into or continued as, a Fixed Rate Advance, at any time that a Default or Event of Default has occurred and is continuing. Any such Conversion or continuation of any Committed Advances shall be in the minimum amounts and increments specified in Section 2.01(b); provided, that in the case of the continuation of a Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, such continuation may, subject to the terms and conditions otherwise set forth herein, be in an aggregate principal amount equal to the aggregate principal amount of the Borrowing being continued. Each such notice of a Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Advances to be Converted, and (iii) if such Conversion is into Fixed Rate Advances, the duration of the Interest Period for each such Committed Advance.

(b)  The Borrower may, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on a Business Day at least three Business Days prior to the date of the proposed Redenomination, and subject to the provisions of Section 2.09 and 2.13 and the provisos in this Section 2.10(b), request that all or any part of the Advances comprising the same A Borrowing be Redenominated from Dollars into an Alternative Currency, from an Alternative Currency into Dollars or another Alternative Currency, or continued in the same Alternative Currency; provided, however, that any Redenomination shall be made on, and only on, the last day of an Interest Period for such Advances; provided further, that any such Redenomination of A Advances shall be in the minimum amounts and increments specified in Section 2.01(b); and provided further, that no Advance may be Redenominated at any time that a Default or Event of Default has occurred and is continuing. Each such notice of request of a Redenomination (a “Notice of Redenomination”) shall be delivered in a manner specified in Section 9.02, specifying (i) the Advances comprising the A Borrowing to be Redenominated, (ii) the date of the proposed Redenomination, (iii) the currency into which such Advances are to be Redenominated, and (iv) the duration of the Interest Period for such Advances upon being so Redenominated. Subject to the provisions of Sections 2.09 and 2.13 and of the second proviso in Section 2.10(b), each Advance so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in the currency requested in such Notice of Redenomination, such equivalent amount to be determined on such date in accordance with Section 2.16, and, upon being so Redenominated, will have an initial Interest Period as requested in such Notice of Redenomination.

SECTION 2.11. Prepayments.

(a)  Subject to Section 9.04(b) hereof, and to the terms of the applicable Local Currency Addendum, if applicable, a Borrower may (i) following notice given to the Agent by the Company (on behalf of such Borrower) not later than 11:00 A.M. (New York City time or local time, as applicable) on the proposed date of prepayment (or two Business Days prior to such prepayment in the case of a Designated Prepayment), such notice specifying the applicable Borrower, the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Base Rate Advances comprising part of the same A Borrowing or Floating Rate Advances comprising the same Local Currency Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and (ii) following notice given to the Agent (or, in the case of Fixed Rate Advances denominated in any Alternative Currency, the Euro-Agent or the applicable Local Currency Agent, as applicable) by the Company (on behalf of such Borrower) not later than 11:00 A.M. (London time or local time, as applicable) three Business Days prior to the proposed date of prepayment (or five Business Days prior to the proposed date of prepayment in the case of a Designated Prepayment), such notice specifying the applicable Borrower, the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Fixed Rate Advances comprising a Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that Fixed Rate Advances that are A Advances may be prepaid non-ratably in part if such prepayment is a Designated Prepayment made to accommodate a Designated Local Currency Borrowing. In the case of a Designated Prepayment which provides for a prepayment in part of an A Borrowing, such prepayment shall be allocated only to the Local Currency Banks under the applicable Local Currency Addendum and allocated among such Banks according to their Local Currency Commitments under such Local Currency Addendum. Each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

(b)  If on any date that Dollar equivalents of (i) Advances outstanding in an Alternative Currency, (ii) Letters of Credit outstanding in a Primary Currency or another Alternative Currency, or (iii) Local Currency Advances, are determined pursuant to Section 2.16 (each such date, a “Computation Date”), it is determined that as a result of currency fluctuations with respect to the Advances, Letters of Credit or Local Currency Advances to which such Computation Date applies, the Dollar equivalent of the aggregate principal amount of all outstanding Revolving Credit Obligations exceeds the Total Commitment, the Borrowers shall on such date prepay an aggregate principal amount of A Advances ratably to the Banks in an amount equal to or, at the option of the Borrower, greater than such excess, with accrued interest to the date of such prepayment on the principal amount prepaid. The Borrowers may determine which Borrowing such prepayment shall be allocated to, and any such prepayment of Fixed Rate Advances shall be subject to the provisions of Section 9.04(b).

SECTION 2.12. Increased Costs and Reduced Return.

(a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements or, in the case of Eurocurrency Advances, included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation (other than any law or regulation relating to Taxes or Other Taxes, the indemnification obligation for which shall be governed solely by Section 2.17, or any tax based on or measured by net income or otherwise in the nature of an income tax) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted on or after the Restatement Date there shall be any increase on or after the date hereof in the cost to any Bank of agreeing to make or making, funding or maintaining Eurocurrency Advances or other Fixed Rate Advances, by an amount deemed by such Bank to be material, then the Company shall from time to time, within 15 days after demand by such Bank, accompanied by the certificate required therefor under Section 2.12(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.

(b)  If any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office or any corporation controlling such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which adoption, change, request or directive is effected, made or promulgated on or after the Restatement Date has or would have the effect on or after the date hereof of reducing the rate of return on such Bank’s capital or the capital of any corporation controlling such Bank as a consequence of such Bank’s obligation hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance by an amount deemed by such Bank to be material, then the Company shall, from time to time, within 15 days after demand by such Bank, accompanied by the certificate required therefor under Section 2.12(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation for such reduction.

(c)  Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. In determining such amount, such Bank may use any reasonable averaging and attribution methods. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis for the calculation thereof shall be conclusive in the absence of manifest error.

(d)  The Company shall not be obligated to pay any additional amounts with respect to a demand under Section 2.12(a) or 2.12(b) that are attributable to the period (the “Excluded Period”) ending 120 days prior to the Company’s receipt of the certificate with respect to such demand required under Section 2.12(c); provided, however, that to the extent such additional amounts accrue during the Excluded Period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 120 day period prior to the Company’s receipt of such certificate, the limitation set forth in this Section 2.12(d) shall not apply.

(e)  If any Bank shall subsequently recoup any costs (other than from the Company) for which such Bank has theretofore been compensated by the Company under this Section 2.12, such Bank shall remit to the Company an amount equal to the amount of such recoupment.

SECTION 2.13. Illegality. (a)  In the event that any Bank or Issuing Bank, as applicable, shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any of its Local Currency Advances or its  Eurocurrency Advances in Dollars or in any Alternative Currency, or the Issuance of Letters of Credit in a Primary Currency or another Alternative Currency, has become unlawful because of the introduction of or any change in or in the interpretation of any law or regulation or because of the assertion of unlawfulness by any central bank or other governmental authority, then, in any such event, such Bank or such Issuing Bank, as applicable, shall give prompt notice (by telephone confirmed in writing) to the Company and to the Agent of such determination (which notice the Agent shall promptly transmit to the other Banks).

(b)  Upon the giving of the notice to the Company referred to in subsection (a) above, then (i) the obligation of the Banks to make, or to Convert Committed Advances into or to continue Committed Advances as, such Local Currency Advances or Eurocurrency Advances, or the obligation of the Issuing Banks to Issue Letters of Credit in the applicable Primary Currency or other Alternative Currency, as applicable, shall be suspended until the applicable Bank or Issuing Bank notifies the Agent and the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist, and (ii) if any affected Local

Currency Advances or Eurocurrency Advances are then outstanding, the Company shall (or shall cause the affected Borrower), upon at least one Business Day’s written notice to the Agent (and, if the affected Eurocurrency Advances are denominated in any Alternative Currency, the Euro-Agent or the applicable Local Currency Agent, as applicable) and the affected Bank, or if permitted by applicable law no later than the date permitted thereby, in the Company’s sole discretion, either (i) prepay the principal amount of all outstanding Local Currency Advances or Eurocurrency Advances of such Bank to which such notice related, together with accrued interest thereon to the date of payment or (ii) Convert or Redenominate each such Local Currency Advance or Eurocurrency Advance into a Base Rate Advance, or, if applicable and if permitted by applicable law, into a Floating Rate Advance pursuant to the applicable Local Currency Addendum, and, in each case be obligated to reimburse the Banks in respect thereof pursuant to Section 9.04(b) hereof. If more than one Bank gives notice pursuant to Section 2.13(a) at any time, then all outstanding Local Currency Advances or Eurocurrency Advances, as applicable, of such Banks must be treated the same by the applicable Borrower pursuant to this Section 2.13(b). Any Base Rate Advance or other Floating Rate Advance arising by reason of this Section 2.13(b) shall have an Interest Period assigned to it that ends on the date that the Local Currency Advance or Eurocurrency Advance for which it shall have been substituted would have expired, and the principal thereof and interest thereon shall be payable on the date that principal and interest would otherwise have been payable on such Local Currency Advance or Eurocurrency Advance. Such Base Rate Advance or other Floating Rate Advance may not be prepaid at any time prior to the date that the Local Currency Advance or Eurocurrency Advances comprising a part of such Committed Borrowing shall be prepaid.

SECTION 2.14. Payments and Computations.

(a)  The Borrowers shall make each payment hereunder and under the Notes (except with respect to principal of, interest on, and other amounts relating to Advances denominated in an Alternative Currency) not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent in same day funds, without set-off or counterclaim, by deposit of such funds to the Agent’s account maintained at the Payment Office for Dollars in New York City. The Borrowers shall make each payment hereunder and under the Notes with respect to principal of, interest on, and other amounts relating to Advances or Letters of Credit denominated in an Alternative Currency not later than 11:00 A.M. (London time) on the day when due in such Alternative Currency to the Euro-Agent in same day funds by deposit of such funds to the Euro-Agent’s account maintained at the Payment Office for such Alternative Currency, or, in the case of Local Currency Advances, at such other time and place as shall be specified in the applicable Local Currency Addendum. The Agent, the Euro-Agent or the applicable Local Currency Agent, as applicable, will give the Company prior notice of the due date of the principal of any Committed Advance and of the due date and amount of any fees payable hereunder; provided that the failure to give any such prior notice shall not limit the Company’s or the applicable Borrower’s liability for such payment, but shall delay the due date of such payment for purposes of Sections 6.01(a) or (b), as applicable, by the number of days after such due date that such notice is given. The Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Reimbursement Obligations or fees ratably (other than amounts payable pursuant to Section 2.03, 2.08, 2.12 or 2.17) to the applicable Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)  All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent, Euro-Agent or the applicable Local Currency Agent (or, in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Agent, the Euro-Agent or the applicable Local Currency Agent, as applicable, shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, may assume that such Borrower has made such payment in full to it on such date and it may, in reliance upon such assumption, cause (but shall not be required to cause) to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, each Bank shall repay to the Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, Euro-Agent or the applicable Local Currency Agent, as applicable, at the Federal Funds Rate.

SECTION 2.15. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it or Reimbursement Obligations owed to it (other than pursuant to Section 2.08, 2.12 or 2.17) in excess of its ratable share of payments on account of the A Advances or Reimbursement Obligations obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the A Advances or Reimbursement Obligations made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to

(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a Bank hereunder in the amount of such participation.

SECTION 2.16. Currency Equivalents. For purposes of determining compliance with the provisions of this Article II at any time, the equivalent in Dollars in respect of any Advance or Letter of Credit denominated (or proposed to be denominated) in an Alternative Currency shall be determined in accordance with Section 2.02(a), Section 2.02A, Section 2.02B, Section 2.02C, Section 2.03(c)(i), Section 2.09, Section 2.10 or Section 2.13 by the Euro-Agent, or by the applicable Local Currency Agent, in the case of a Local Currency Advance, in each case, in consultation with the Company, immediately prior to the issuance by the Company of the Notice of Borrowing requesting such Advances, any notice of Conversion or continuation or Notice of Redenomination with respect to such Advances or the Notice of Letter of Credit Issuance requesting such Letter of Credit. Any equivalent determined in accordance with Section 2.02(a), Section 2.02A, Section 2.02B, Section 2.02C, Section 2.03(c)(i), Section 2.09, Section 2.10, Section 2.13 or this Section 2.16, with respect to any Borrowing of Fixed Rate Advances, shall be deemed to remain in effect at all times during (and until the last day of) the applicable Interest Period in respect of the Advances comprising the applicable Borrowing, notwithstanding any fluctuation in exchange rates occurring prior to the last day of such Interest Period; any such equivalent determined with respect to any Borrowing of Floating Rate Advances under any Local Currency Addendum, unless otherwise specified in such Local Currency Addendum (or unless an Interest Period is assigned to any such Floating Rate Advance pursuant to Section 2.09(d) or Section 2.13, in which case the preceding provisions of this sentence shall apply), or with respect to any Letter of Credit, shall be deemed to remain in effect until the last Business Day of the month in which such determination is made and shall be redetermined by the applicable Local Currency Agent, or by the Euro-Agent in the case of a Letter of Credit, in consultation with the Company, on such last Business Day of such calendar month, and on the last Business Day of each succeeding month that such Floating Rate Advances or Letter of Credit are outstanding.

SECTION 2.17. Taxes.

(a)  Subject to Section 2.17(f), any and all payments by each Borrower hereunder, under the Notes or under the Letter of Credit Reimbursement Agreements shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Bank, each Issuing Bank, the Agent, the Euro-Agent, and each Local Currency Agent, (A) taxes imposed on its income, branch profits taxes and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank, such Issuing Bank, the Agent, the Euro-Agent or such Local Currency Agent (as the case may be) is organized or carries on business (other than any such taxes imposed by any jurisdiction in which such Person would not be deemed to be carrying on business but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document) and (B) any withholding taxes imposed by the United

States of America with respect to payments under the Loan Documents under the laws (including any statute, treaty or regulation) in effect on the Restatement Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), but not excluding any such withholding taxes payable as a result of any change in such laws occurring on or after the Restatement Date (or, in the case of any assignee party to an Assignment and Acceptance, after the effective date of its becoming a “Bank” hereunder) and, (ii) in the case of each Bank and each Issuing Bank, taxes imposed on or measured by its income, branch profits taxes and franchise taxes imposed on it, as a result of a present or former connection between such Bank or such Issuing Bank and the jurisdiction of the governmental authority imposing such tax or any taxing authority thereof or therein (other than any such taxes that would not be imposed but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). Subject to Section 2.17(f), if any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Note or under any Letter of Credit Reimbursement Agreement to any Bank, any Issuing Bank, the Agent, the Euro-Agent, or any Local Currency Agent, (i) the sum payable by such Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17(a)) such Bank, such Issuing Bank, the Agent, the Euro-Agent or such Local Currency Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)  In addition, each Borrower individually agrees, and the Company jointly and severally with the applicable Borrower agrees, to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by such Borrower hereunder, under any Local Currency Addendum or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Local Currency Addendum or the Notes (hereinafter referred to as “Other Taxes”). The Agent, Euro-Agent and any Local Currency Agent may demand payment of, and seek recourse on, any Other Taxes from the Company and such Borrower, without any requirement that the Agent, the Euro-Agent or such Local Currency Agent allocate the reimbursement obligation for such Other Taxes between the Company and such Borrower.

(c)  Each Borrower will indemnify each Bank, each Issuing Bank, the Agent, the Euro-Agent and any Local Currency Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Bank, such Issuing Bank, the Agent, the Euro-Agent or such Local Currency Agent (as the case may be) and any liability (including penalties, interest and expenses reasonably incurred) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that such Borrower shall not be obligated to make payment to such Bank, such Issuing Bank, the Agent, the Euro-Agent or any Local Currency Agent (as the case may be) pursuant to this Section 2.17(c) in respect of penalties, interest or expenses attributable to such Taxes or Other Taxes if such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Person seeking indemnification under this Section 2.17(c). This indemnification shall be made within 30 days from the date such Bank, such Issuing Bank, the Agent, the Euro-Agent or such Local Currency Agent (as the case may be) makes written demand therefor by delivering a certificate setting forth in reasonable detail the amount of the indemnification to be made hereunder and the basis for the calculation thereof, which certificate shall be conclusive in the absence of manifest error. No Borrower shall be obligated to pay any indemnification with respect to a demand under this Section 2.17(c) relating to amounts incurred more than 120 days prior to such Borrower’s receipt of the certificate with respect to such demand required under this Section 2.17(c); provided, that if the circumstances giving rise to such demand are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.

(d)  The Agent, Euro-Agent and any Local Currency Agent may, from time to time, request that the Company furnish (and the Company shall, reasonably promptly following any such request, furnish) to the Agent, the Euro-Agent or such Local Currency Agent the originals or certified copies of receipts evidencing the payment of Taxes by and on behalf of the Borrowers (or any other form, certificate or document reasonably acceptable to the Agent, the Euro-Agent or such Local Currency Agent, as the case may be).

(e)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrowers contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder and under the Notes.

(f)  (i)  On or prior to the Restatement Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), each Bank and each Issuing Bank, in each case, organized under the laws of a jurisdiction outside the United States of America shall provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with the forms prescribed by the Internal Revenue Service of the United States of America certifying such Bank’s or such Issuing Bank’s (as the case may be) exemption from withholding taxes imposed by the United States of America with respect to all payments to be made to such Bank or such Issuing Bank (as the case may be) hereunder, under any of the Notes or under any Letter of Credit Reimbursement Agreement, and each such Bank or Issuing Bank (as the case may be) shall thereafter provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.  If a Bank or Issuing Bank that is organized under the laws of a jurisdiction outside the United States of America shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.17(f)(i), then Section 2.17(a) shall not apply with respect to any payments made to or for the account of such Bank or such Issuing Bank (as the case may be) hereunder, under any of the Notes or under any Letter of Credit Reimbursement Agreement during the period that such failure or deficiency shall continue, and the Borrowers, the Agent, the Euro-Agent or any Local Currency Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made hereunder, under the Notes or under any Letter of Credit Reimbursement Agreement at the applicable statutory rate.

(ii)  On or prior to the date of any Local Currency Addendum (or, in the case of any assignee party to an Assignment and Acceptance which would result in such Bank’s becoming a Local Currency Bank, on the effective date of its becoming a “Bank” hereunder), each Bank which will be a Local Currency Bank under such Local Currency Addendum which is organized under the laws of a jurisdiction outside the jurisdiction in which Local Currency Advances are to be made under such Local Currency Addendum shall provide the applicable Borrower, the Local Currency Agent and the Agent with the forms, certificates, statements or documents, if any, prescribed by the applicable governmental agent of such Local Currency Country certifying such Bank’s exemption from withholding taxes imposed by such Local Currency Country with respect to all payments to be made to such Bank under such Local Currency Addendum, and each such Bank shall thereafter provide the applicable Borrower, the Local Currency Agent and the Agent with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law. If a Local Currency Bank that is organized under the laws of a jurisdiction outside the applicable Local Currency Country shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.17(f)(ii), then Section 2.17(a) shall not apply with respect to any payments made to or for the account of such Bank under such Local Currency Addendum during the period that such failure or deficiency shall continue, and the applicable Borrower, the Agent, or the Local Currency Agent shall be permitted to withhold Local Currency Country federal, state and local income taxes from any payments made under such Local Currency Addendum at the applicable statutory rate.

(iii)  On the date of any Local Currency Addendum (or, in the case of any assignee party to an Assignment and Acceptance which would result in such Bank becoming a Local Currency Bank, on the effective date of its becoming a “Local Currency Bank” under such Local Currency Addendum), each Bank which will be a Local Currency Bank under such Local Currency Addendum will, unless otherwise provided in the Local Currency Addendum, be an Eligible Local Currency Bank and shall so confirm in the Local Currency Addendum. If such confirmation by such Local Currency Bank shall not be correct on such effective date, and as a result thereof, any Borrower, the Agent, the Euro-Agent or any Local Currency Agent shall be required to withhold Local Currency Country federal, state or local income taxes from any payments made under such Local Currency Addendum, then during the period that such failure to qualify as an Eligible Local Currency Bank shall continue, (x) Section 2.17(a) shall not apply with respect to any payments made to or for the account of such Local Currency Bank under such Local Currency Addendum and the applicable Borrower, the Agent, or the Local Currency Agent shall be permitted to withhold Local Currency Country federal, state and local income taxes, from any payments made under such Local Currency Addendum at the applicable statutory rate and (y) the Borrowers shall not be obligated to provide any indemnity under Section 2.17(c) with respect thereto.

(iv)  Each Bank and each Issuing Bank that is organized under the laws of the United States of America (or any state or political subdivision thereof) and that is not an “exempt recipient” (as defined in Treasury Regulations Section 1.6049-4(c)) with respect to which no withholding is required shall, on or prior to the Restatement Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with two complete copies of Internal Revenue Service Form W-9, and each such Bank or Issuing Bank, as the case may be, shall thereafter provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.

(g)  If any Bank or Issuing Bank determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by a Borrower pursuant to this Section 2.17 in respect of payments hereunder, under the Notes or under any Letter of Credit Reimbursement Agreement, a current monetary benefit that it would otherwise not have obtained but for such refund, deduction or credit, and that would result in the total payments under this Section 2.17 exceeding the amount needed to make such Bank or such Issuing Bank whole, such Bank or such Issuing Bank shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all reasonable out-of-pocket expenses incurred in securing such refund, deduction or credit.

(h)  Notwithstanding any provision in this Agreement to the contrary, for any period with respect to which any Bank (including any assignee party to an Assignment and Acceptance that becomes a “Bank” hereunder) or Issuing Bank has failed to deliver, or has improperly delivered, to the Borrowers, the Agent, the Euro-Agent or any Local Currency Agent (as the case may be) the appropriate form, certificate, statement or document required to be delivered in Section 2.17(f), such Bank or Issuing Bank, as the case may be, shall not be entitled to indemnification under Section 2.17(c) for any Taxes or Other Taxes imposed by reason of such failure or improper delivery.

(i)  Any Bank claiming any indemnification or additional amounts payable pursuant to this Section 2.17 will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, any such indemnification or additional amounts and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(j)  Notwithstanding any provision in this Agreement to the contrary, if any Bank changes its residence, principal place of business or Applicable Lending Office or takes any similar action (other than at the Company’s request or pursuant to Section 2.17(i)), and the effect of such change or action, as of the date thereof, would be to increase the additional amounts or indemnification that the Borrowers are required to pay under Section 2.17(a) and Section 2.17(c) then the Borrowers shall not be obligated to pay the amount of such increase.

SECTION 2.18. Substitution of Banks. In the event that (w) any one or more Banks, pursuant to Section 2.12 hereof, incurs any increased costs, receives a reduced payment or is required to make any payment for which any such Bank demands compensation pursuant to such Section, or makes a claim for indemnity or compensation under Section 2.17 hereof with respect to a payment when no other Bank makes a claim for indemnity or compensation under Section 2.17 with respect to such payment, in any such case which compensation or indemnity increases the effective lending rate of such Bank with respect to its share of the A Advances in excess of the effective lending rate of the other Banks, or, if applicable, the effective lending rate of such Bank with respect to Local Currency Advances in excess of the effective lending rate of the other Banks party to the Local Currency Addendum under which such Local Currency Advances are outstanding, and such Bank has not mitigated such increased costs, reduced payment or additional payment within 30 days after receipt by such Bank from the Company of a written notice that such Bank’s effective lending rate has so exceeded the effective lending rate of the other Banks; (x) any one or more Banks have determined pursuant to Section 2.09(d) or 2.13(a) hereof that it may not make or maintain all or certain of its Eurocurrency Advances or Local Currency Advances at such time (and the other Banks shall continue to be able to make or maintain their corresponding Eurocurrency Advances at such time or the other applicable Local Currency Banks shall continue to be able to make or maintain their corresponding Local Currency Advances at such time) and the inability of such Bank or Local Currency Bank, as applicable, to make or maintain such Eurocurrency Advances or Local Currency Advances continues for 30 or more days after the receipt by such Bank from the Company of written notice of such inability and the Company’s request that such Bank alleviate such inability; (y) any Bank shall decline (or be deemed to have declined) to extend its Commitment hereunder after a request for extension of Commitments pursuant to Section 2.19 and Banks holding Commitments equaling or exceeding 51% of the Total Commitment have agreed to extend their Commitments pursuant to such request; or (z) any Local Currency Bank under a Local Currency Addendum ceases to be an Eligible Local Currency Bank under such Local Currency Addendum, then and in any such event, the Company may substitute for such Bank an existing Bank, or another financial institution which is reasonably acceptable to the Agent, to assume the Commitment, the Letter of Credit Participations and/or Local Currency Commitment of such Bank and to purchase the A Note and/or any Local Currency Advances of such Bank hereunder, without recourse to or warranty (other than as to unencumbered ownership) by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the A Advances and/or Local Currency Advances then payable to such Bank plus any accrued but unpaid interest and accrued but unpaid fees with respect thereto. Such purchase shall be effected by execution and delivery by such Bank and its replacement of an Assignment and Acceptance, and shall otherwise be made in the manner described in Section 9.08. Upon such purchase, to the extent of the rights and benefits assigned, such Bank shall no longer be a party hereto or to the applicable Local Currency Addendum or have any rights or benefits hereunder or under said Local Currency Addendum (except for rights or benefits that such Bank would retain hereunder upon termination of this Agreement) and the replacement Bank shall succeed to the rights and benefits, and shall assume the obligations, of such Bank hereunder, including such Bank’s Letter of Credit Participations, under such A Note and under any Local Currency Addendum to which such Bank is a party.

SECTION 2.19. Extension of Commitments. (a)  One time during each period from the date that is 90 days prior to each Anniversary Date to the date that is 30 days prior to each such Anniversary Date, the Borrowers may, by written notice (an “Extension Request”)

given to the Agent, request that the Stated Termination Date be extended. Each such Extension Request shall contemplate an extension of the Stated Termination Date to a date that is one year after the Stated Termination Date then in effect.

(b)  The Agent shall promptly advise each Bank of its receipt of any Extension Request. Each Bank may, in its sole discretion, consent to a requested extension by giving written notice thereof to the Agent by not later than the date (the “Extension Confirmation Date”) that is 15 days after the date of the Extension Request, which consent shall be irrevocable when given. Failure on the part of any Bank to respond to an Extension Request by the applicable Extension Confirmation Date shall be deemed to be a denial of such request by such Bank. Subject to the Company’s right to replace a Bank pursuant to Section 2.18, if all of the Banks, after giving effect to the last sentence in this paragraph, shall consent in writing to the requested extension, such request shall be granted. Promptly following the opening of business on the first Business Day following the applicable Extension Confirmation Date, the Agent shall notify the Company in writing as to whether the requested extension has been granted (such written notice being an “Extension Confirmation Notice”) and, if granted, such extension shall become effective upon the issuance of such Extension Confirmation Notice. The Agent shall promptly thereafter provide a copy of such Extension Confirmation Notice to each Bank. If such extension is not granted, the Agent shall give the Company notice of the identity of any non-consenting Banks. If the Company replaces one or more non-consenting Banks pursuant to the provisions of Section 2.18, and any such replacement Bank becomes a Bank on or before the earlier of (i) 30 days after the Extension Confirmation Date and (b) 5 days before the applicable Anniversary Date, and consents to the Extension Request at the time it becomes a Bank, such consent shall be effective retroactively as of the Extension Confirmation Date.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to this Agreement and to Initial Extensions of Credit.

(a)  The effectiveness of this Agreement on the Restatement Date and the obligation of each Bank to make its initial Advance on the occasion of the initial Borrowing by the Company and the obligation of an Issuing Bank to Issue and each Bank to participate in the initial Letter of Credit Issued hereunder for the account of the Company is subject to the conditions precedent that (i) all facility, agency and administrative fees provided for under the terms of this Agreement, accrued to the Restatement Date, shall have been paid by the Company; and (ii) the Agent shall have received on or before the Restatement Date the following, each dated as of the Restatement Date in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Bank:

(i)  A fully executed copy of this Agreement and, for each Bank requesting the same, an A Note of the Company payable to the order of such Bank.

(ii)  Certified copies of (A) the resolutions of the Board of Directors or other governing body of the Company approving this Agreement and the Notes; and (B) all documents evidencing other necessary corporate or other authorizing action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)  Signed copies of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of the Company certifying the names and true signatures of the officers or other representatives of the Company authorized to sign this Agreement and the Notes and the other documents or certificates to be delivered by the Company pursuant to this Agreement. The Agent may conclusively rely on such certificate until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative canceling or amending the prior certificate and submitting the signatures of the officers or other representatives named in such further certificate.

(iv)  A certificate executed by the Treasurer of the Company on behalf of the Company certifying that as of the Restatement Date, since December 31, 2005 there has been no material adverse change in the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, or in the ability of the Company to perform its obligations under this Agreement or any Note.

(v)  Favorable opinions of the General Counsel or an associate general counsel of the Company in substantially the form of Exhibit E hereto and special counsel for the Company in substantially the form of Exhibit F hereto. Such counsel shall be reasonably satisfactory to the Agent.

(vi)  A favorable opinion of Sidley Austin LLP, counsel for the Agent and the Euro-Agent, in substantially the form of Exhibit H hereto.

(b)  The obligation of each Bank to make its initial Advance on the occasion of the initial Borrowing by any Borrowing Subsidiary and the obligation of any Issuing Bank to Issue and each Bank to participate in any Letter of Credit Issued on behalf of such Borrowing Subsidiary hereunder, on or after the Restatement Date, is subject to the conditions precedent that (i) all facility, agency and administrative fees provided for under the terms of this Agreement, accrued to the date of such initial Advance or Letter of Credit, shall have been paid by the Company; and (ii) the Agent shall have received on or before the day of such initial Borrowing or Letter of Credit the following, each dated such day or within two Business Days prior to such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Bank:

(A)  A fully executed copy of the Election to Participate and, for each Bank requesting the same, an A Note of such Borrowing Subsidiary payable to the order of such Bank.

(B)  Certified copies of (I) the resolutions or other authorizing action of the Board of Directors or other governing body of such Borrowing Subsidiary approving its Election to Participate, this Agreement and the Notes of such Borrowing Subsidiary, and the resolutions of the Board of Directors of the Company approving the addition of such Borrowing Subsidiary pursuant to the terms of this Agreement; and (II) all documents evidencing other necessary corporate or other authorizing action and governmental approvals, if any, with respect to this Agreement and the Notes of such Borrowing Subsidiary.

(C)  Signed copies of (I) a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of such Borrower Subsidiary certifying the names and true signatures of the officers or other representatives of such Borrowing Subsidiary authorized to sign such Borrowing Subsidiary’s Election to Participate and the Notes of such Borrowing Subsidiary and the other documents or certificates to be delivered by such Borrowing Subsidiary pursuant to this Agreement and (II) a certificate of the Secretary or an Assistant Secretary or other appropriate officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign such Borrowing Subsidiary’s Election to Participate. The Agent may conclusively rely on each such certificate of such Borrowing Subsidiary or of the Company until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative of such Borrowing Subsidiary or of the Company, as the case may be, canceling or amending the prior certificate of such Borrowing Subsidiary or of the Company, as the case may be, and submitting the signatures of the officers or other representatives named in such further certificate.

(D)  Favorable opinions of (i) the General Counsel of the Company covering the matters, to the extent applicable, and in substantially the form, to the extent applicable, of Exhibit E hereto, (ii) special counsel for the Company and such Borrowing Subsidiary covering the matters, to the extent applicable, and in substantially the form, to the extent applicable, of Exhibit F hereto, (iii) special local counsel for such Borrowing Subsidiary in substantially the form, to the extent applicable, of Exhibit G hereto, and (iv) counsel for the Company or the applicable Borrowing Subsidiary as to such other matters as any Bank through the Agent may reasonably request. Such counsel shall be reasonably satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to Each Committed Borrowing and Letter of Credit. The obligation of each Bank to make a Committed Advance on the occasion of each Committed Borrowing pursuant to Section 2.02 or 2.02B (including the initial Committed Borrowing) by each Borrower (including each Borrowing Subsidiary), and the obligation of any Issuing Bank to Issue any Letter of Credit hereunder (including the initial Letter of Credit), shall be subject to the further conditions precedent that on the date of such Committed Borrowing or Letter of Credit Issuance (a) the following statements shall be true and the Agent shall have received for the account of such Bank or Issuing Bank, as applicable, a certificate signed by a duly authorized officer of the Company as follows:

(i)  The representations and warranties contained in subsections (a), (b), (c) and (d) of Section 4.01 and, if such Committed Borrowing is by, or such Letter of Credit Issuance is for the account of, a Borrowing Subsidiary, Section 4.02 (as to such Borrowing Subsidiary) are correct in all material respects on and as of the date of such Committed Borrowing or Letter of Credit Issuance, before and after giving effect to such Committed Borrowing or Letter of Credit Issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)  No Event of Default has occurred and is continuing, or would result from such Committed Borrowing or Letter of Credit Issuance or from the application of the proceeds therefrom;

and (b) if the Agent shall have reasonably requested prior to the delivery of the Notice of Borrowing for such Committed Borrowing or Notice of Letter of Credit Issuance with respect to such Letter of Credit, such approvals, opinions or other documents as the Agent is permitted to request hereunder, the Agent shall have received such approvals, opinions or documents.

SECTION 3.03. Conditions Precedent to Certain Borrowings or Letters of Credit. The obligation of each Bank to make that portion of a Committed Advance on the occasion of any Committed Borrowing pursuant to Section 2.02 or 2.02B, or the obligation of an Issuing Bank to Issue any Letter of Credit, in either case, which would increase the aggregate outstanding amount in any currency of (a) Committed Advances owing to such Bank from all Borrowers plus (b) Letter of Credit Participations of such Bank over the aggregate amount of (x) Committed Advances owing to such Bank in such currency plus (y) Letter of Credit Participations of such Bank in such currency outstanding immediately prior to the making of such Committed Advance or the Issuance of such Letter of Credit shall be subject to the further conditions precedent that on the date of such Committed Borrowing or Letter of Credit Issuance, as applicable, (i) the representations and warranties contained in subsections (e), (f), (g), (h), (i), (k), (l), (m) and (n) of Section 4.01 are correct in all material respects on and as of the date of such Committed Borrowing or the Issuance of such Letter of Credit, before and after giving effect to such Committed Borrowing or the Issuance of such Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date; (ii) no Default or Event of Default has occurred and is continuing, or would result from such Committed Borrowing or Letter of Credit Issuance, as applicable, or from the application of the proceeds therefrom; and (iii) the certificate furnished pursuant to Section 3.02 shall include statements to the effect of clauses (i) and (ii) above.

SECTION 3.04. Conditions Precedent to Each B Borrowing. The obligation of each Bank which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that (i) at or before the applicable time and date before the date of such B Borrowing set forth in Section 2.03(b)(i) or 2.03(c)(i), as applicable, the Agent shall have received the Notice of B Borrowing with respect thereto, (ii) at or before the applicable time and date before the date of such B Borrowing set forth in Section 2.03(b)(iii) or 2.03(c)(iii), as applicable, the Agent shall have received the written confirmatory notice of such B Borrowing to be given by the Company pursuant to Section 2.03(b)(iii) or Section 2.03(c)(iii), as applicable, (iii) on or before the date of such B Borrowing but prior to such B Borrowing, the Agent shall have received a B Note signed by the applicable Borrower payable to the order of such Bank for each of the one or more B Advances to be made by such Bank as part of such B Borrowing, in a principal amount equal to the principal amount of the B Advance to be evidenced thereby and otherwise on such terms as were agreed to for such B Advance in accordance with Section 2.03, and (iv) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by such Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Company that on the date of such B Borrowing such statements are true):

(a)  the representations and warranties contained in Section 4.01 (other than subsections (j) and (o) thereof) and, if such B Borrowing is by a Borrowing Subsidiary, Section 4.02 (as to such Borrowing Subsidiary) are correct in all material respects on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)  No Default or Event of Default has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom.

SECTION 3.05. Conditions Precedent to Initial Local Currency Borrowing under any Local Currency Addendum. The obligation of each Local Currency Bank under any Local Currency Addendum to make its initial Local Currency Advance under such Local Currency Addendum  on or after the Restatement Date is subject to the additional conditions precedent that the Agent shall have received on or before the day of such initial Local Currency Advances in sufficient copies for each such Local Currency Bank:

(a)  An Election to Participate executed by the applicable Borrowing Subsidiary and by the Company.

(b)  A Local Currency Addendum executed by such Borrowing Subsidiary, the Company, the Agent, the applicable Local Currency Agent and the Local Currency Banks party thereto providing for a Local Currency Facility Maximum Borrowing Amount at least equal to such initial Local Currency Borrowing.

(c)  Such other documents that the applicable Local Currency Agent shall reasonably request.

ARTICLE IV
REPRESENTATION AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants to the Banks, the Issuing Banks and the Agent as follows:

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)  The execution, delivery and performance by the Company of this Agreement, its Notes, each Letter of Credit Reimbursement Agreement to which it is a party and each Local Currency Addendum are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s restated certificate of incorporation or by-laws or (ii) law or any material contractual restriction binding on the Company.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement, the Notes, any Letter of Credit Reimbursement Agreement to which it is a party, or any Local Currency Addendum, except any such approvals, notices, actions or filings which have already been made, obtained or given.

(d)  This Agreement and the Company’s Notes are, and any Letter of Credit Reimbursement Agreement to which it is a party and any Local Currency Addendum when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e)  The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2005 and March 31, 2006, and the related statements of income, cash flows and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal year or fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements).

(f)  There are no pending actions, suits or proceedings against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is (in the best judgment of the Company) a reasonable possibility of an adverse decision which would affect (i) the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, to the extent that there is (in the best judgment of the Company) a reasonable possibility that such decision would prevent the Company from repaying its obligations in accordance with the terms of this Agreement or, (ii) the legality, validity or enforceability of this Agreement, any Note, any Letter of Credit Reimbursement Agreement or any Local Currency Addendum.

(g)  United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the year ended December 31, 1998. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes or assessments, if any, as are being contested in good faith by appropriate proceedings.

(h)  Each of the Company’s Significant Subsidiaries is duly organized, validly existing and in good standing (or the equivalent under applicable local law) under the laws of its jurisdiction of organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to do so could not reasonably be expected to affect (i) the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent any of the Borrowers from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement.

(i)  No Termination Event has occurred, is still in existence and is reasonably expected to result in a Material Adverse Effect.

(j)  [Intentionally Omitted]

(k)  Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that is reasonably expected to result in a Material Adverse Effect.

(l)  Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or are then being terminated is reasonably expected to result in a Material Adverse Effect.

(m)  The Company and its Subsidiaries are in compliance in all material respects with all environmental and hazardous waste laws, rules and regulations, and neither the Company nor any of its Subsidiaries has been cited as being in violation of such law, rule or regulation by any Federal, state or local governmental agency or other authority responsible for or having jurisdiction over hazardous waste disposal, where the failure to so comply or being so cited would (in the best judgment of the Company) affect the business, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries, to the extent that there is (in the best judgment of the Company) a reasonable possibility that such non-compliance or being so cited or listed would prevent the Company from repaying its obligations under this Agreement in accordance with the terms hereof.

(n)  There are no pending or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company or any of its Subsidiaries before any court or arbitrator or other governmental agency or authority arising out of or relating to hazardous waste disposal or environmental compliance or asserting a claim for damages based upon the use or other application of any products of the Company or any of its Subsidiaries, in which there is (in the best judgment of the Company) a reasonable possibility of an adverse decision which would affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is (in the best judgment of the Company) a reasonable possibility that such decision would prevent the Company from repaying its obligations under this Agreement in accordance with the terms hereof.

(o)  As of the Restatement Date, since December 31, 2005 there has been no material adverse change in the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, or in the ability of the Company to perform its obligations under this Agreement or any Note.

SECTION 4.02. Representations and Warranties of Borrowing Subsidiaries. Each Borrowing Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as follows:

(a)  It is duly organized, validly existing and in good standing (or its equivalent under local law) under the laws of the jurisdiction of its organization.

(b)  The execution and delivery by it of its Election to Participate, its Notes, and any Letter of Credit Reimbursement Agreement or Local Currency Addendum to which it is a party, and the performance by it of this Agreement, its Notes, and Letter of Credit Reimbursement Agreement or any Local Currency Addendum to which it is a party, are within its powers, have been duly authorized by all necessary action, and do not contravene (i) its constituent documents or (ii) law or any material contractual restriction binding on such Borrowing Subsidiary.

(c)  This Agreement constitutes a legal, valid and binding agreement of such Borrowing Subsidiary, and its Notes, and any Letter of Credit Reimbursement Agreement or Local Currency Addendum to which it is a party, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of such Borrowing Subsidiary, enforceable against such Borrowing Subsidiary in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE V
COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Note or any Letter of Credit Reimbursement Obligation shall remain unpaid or any Bank shall have any Commitment hereunder, or any Letter of Credit remains outstanding, the Company will, unless the Majority Banks shall otherwise consent in writing:

(a)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, and (ii) required capitalization of each Borrowing Subsidiary, except in each case where the failure to do so could not reasonably be expected to affect (i) the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent any of the Borrowers from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement.

(b)  Reporting Requirements. Furnish to the Banks:

(i)  as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the consolidated statements of income and shareholders’ equity and the consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a designated financial officer of the Company;

(ii)  as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Consolidated Subsidiaries, containing financial statements for such year certified by PricewaterhouseCoopers or other independent public accountants acceptable to the Majority Banks (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(iii)  within the designated time frame for the delivery of financial statements referred to in clauses (i) and (ii) above, a certificate of a designated financial officer of the Company (A) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.02(a) on the date of such financial statements and (B) stating whether there exists on the date of such certificate any Default or Event of Default, and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking with respect thereto;

(iv)  promptly after the sending or filing thereof, copies of all reports which the Company sends generally to its security holders, and copies of all periodic reports (including reports on Form 8-K) and all registration statements which the Company or any Subsidiary files with the Securities and Exchange Commission (other than registration statements on Form S-8 or Form 11-K, or registration statements on Form S-3 relating solely to the registration of securities for resale by the holders thereof);

(v)  as soon as possible and, in any event, within 14 Business Days after the Company (in its best judgment) has made a determination pursuant to any notice or claim received by the Company or any of its Subsidiaries to the effect that the Company or any of its Subsidiaries is a potentially responsible party for response costs incurred or to be incurred at any facility, other than a facility owned or operated by the Company or any of its Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any state equivalent, that the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, a copy of such notice or claim and a statement of an officer of the Company explaining the Company’s understanding of the basis for such notice or claim;

(vi)  as soon as possible and, in any event, within 14 Business Days from the date the Company (in its best judgment) makes a determination, pursuant to any notice given with respect to property owned or operated by the Company or any of its Subsidiaries, to Federal or state environmental agencies under any applicable environmental requirement of law, reporting the release of a hazardous or toxic waste, substance, pollutant or contaminant, including petroleum-based substances or wastes, into the environment, that the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Company or any of its Subsidiaries could reasonably be expected to have a Material

Adverse Effect, a copy of such notice and a statement of an officer of the Company explaining the Company’s understanding of the basis for such notice;

(vii)  as soon as possible and, in any event, within 14 Business Days after the Company acquires actual knowledge that the operations or facilities of the Company or any of its Subsidiaries has become the subject of any state or federal investigation evaluating whether any remedial action pursuant to the National Contingency Plan, or any state equivalent, is needed to respond to a release or threatened release of a hazardous or toxic waste, substance, pollutant or contaminant, including petroleum-based substances or wastes, into the environment, if it could reasonably be expected that the cost to the Company and its Subsidiaries of the anticipated remedial action would have a Material Adverse Effect, a statement by an officer of the Company informing the Banks of such investigation and explaining the Company’s understanding of the basis for such investigation;

(viii)  as soon as possible and, in any event, within 14 Business Days after the Company acquires actual knowledge that any of the operations or facilities of the Company or any of its Subsidiaries becomes listed or is proposed for listing on the National Priorities List in accordance with 40 C.F.R. Part 300, Appendix B, or any state equivalent, and it could reasonably be expected that the cost to the Company and its Subsidiaries of response costs related thereto would have a Material Adverse Effect, a statement by an officer of the Company so informing the Banks and explaining the Company’s understanding of the basis for such listing or notice;

(ix)  as soon as possible and in any event within 45 days after the Company or any of its ERISA Affiliates acquires actual knowledge that a Termination Event with respect to any Plan has occurred, if the aggregate liability incurred or expected to be incurred pursuant to such Termination Event would reasonably be expected to result in a Material Adverse Effect, a statement of an officer of the Company describing such Termination Event and the action, if any, which the Company or any of its ERISA Affiliates proposes to take with respect thereto;

(x)  promptly and in any event within 7 Business Days after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice received by the Company or any such ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(xi)  promptly and in any event within 14 Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, if the amount of liability incurred or expected to be incurred pursuant to such notice would reasonably be expected to result in a Material Adverse Effect, a copy of each such notice received by the Company or such ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by such Multiemployer Plan, (B) the determination that such Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of such Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by the Company or any such ERISA Affiliate, as the case may be, in connection with any event described in clause (A), (B) or (C) above;

(xii)  as soon as possible and, in any event, within 5 Business Days after the Company acquires actual knowledge that either of its Credit Ratings has changed, written notice informing the Agent of such change; and

(xiii)  promptly, and in any event as soon as reasonably practicable, such other information with respect to the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries or ERISA Affiliates as any Bank through the Agent may from time to time reasonably request, including, without limitation, Schedule B (Actuarial Information) to the annual reports (Form 5500 Series) filed with the Internal Revenue Service for each Plan.

With respect to any financial statement, report or other document required to be delivered to the Banks pursuant to clauses (i), (ii) or (iv) above, the Company shall be deemed to have fulfilled its obligation to deliver such document to the extent that such document has been filed electronically with the Securities and Exchange Commission and is available on the web site operated by the Securities and Exchange Commission on or before the date that such document is required to be delivered pursuant to such clause.

(c)  Corporate Existence. Subject to Section 5.02(b), preserve and keep, and will cause each of its Subsidiaries to preserve and keep, its corporate existence, rights, franchises and licenses in full force and effect, provided, however, that the Company may terminate the corporate existence of any Subsidiary, or permit the termination or abandonment of any Subsidiary, or permit the termination or abandonment of any right, franchise or license if, in the good faith judgment of the appropriate officer or officers of the Company, such termination or abandonment is not materially disadvantageous to the Company and is not materially disadvantageous to the Banks or the holders of the Notes.

(d)  Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with sound and reputable insurers (or self-insure) covering all such properties and risks as are customarily insured by (or self-insured by), and in amounts not less than those customarily carried by, corporations engaged in similar businesses and similarly situated.

(e)  Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, in all material respects its properties which are deemed by the Company or such Subsidiary to be necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f)  Business. Without prohibiting the Company from making acquisitions or divestitures permitted under Section 5.02(b), remain in the same businesses, similar businesses or other businesses reasonably related thereto, taken as a whole, as are carried on at the date of this Agreement.

(g)  Use of Proceeds. Use the proceeds of the Advances made under this Agreement only for general corporate purposes, including, without limitation, the repurchase of shares of capital stock of the Company (as duly approved by the Company’s board of directors from time to time), the repayment of other indebtedness, acquisitions and the backstop of commercial paper.

(h)  Inspection Rights. Permit, and cause each of its Subsidiary Borrowers and Significant Subsidiaries to permit, representatives designated by the Agent, at the expense of the Agent, upon reasonable prior notice (given to a senior financial officer of the Company), to visit and inspect its properties, and to discuss its financial affairs with its senior officers, and the Company will furnish to the Agent from the books of the Company and its Subsidiaries such financial information as the Agent shall reasonably request upon such reasonable conditions relating to confidentiality of the material and information so supplied as the Company may impose for compliance with Section 9.13, all at such reasonable times during regular business hours; provided that, all such inspections, discussions and information requests shall relate to compliance by the Borrowers with the terms of the Credit Agreement; provided further that, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to not more than once per year; and provided further that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney client privilege. The Agent may provide to any Bank such information obtained by the Agent as a result of such inspection as may reasonably be requested by such Bank subject to Section 9.13.

SECTION 5.02. Negative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Bank shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Banks:

(a)  Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance (“Lien”) upon or with respect to any of its properties (other than Margin Stock), whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than (i) Liens securing Debt which in the aggregate does not exceed $100,000,000, (ii) Liens granted by any Consolidated Subsidiary as security for any Debt owing to the Company or to a Wholly-Owned Consolidated Subsidiary or (iii) Liens in favor of the Agent, the Euro-Agent, any Issuing Bank or any Bank with respect to the Loan Documents.

(b)  Consolidations, Mergers and Sales of Assets. Consolidate with or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than Margin Stock) to any other Person or permit any Significant Subsidiary or Borrowing Subsidiary to consolidate with, merge into or sell, lease or otherwise transfer all or substantially all of its assets to any Person other than the Company or a Wholly-Owned Consolidated Subsidiary except:

(i)  the Company may merge or consolidate with any other entity so long as the Company is the surviving entity in such transaction and immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default;

(ii)  the Company may merge into any other entity solely for the purpose of redomiciling so long as the surviving entity in such transaction expressly assumes all of the obligations of the Company under this Agreement, under its Notes and under the letter agreement referred to in Section 2.04(b) and immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing;

(iii)  any Borrowing Subsidiary may merge or consolidate with any other entity so long as (A) the Borrowing Subsidiary is the surviving entity in such transaction or (B) the surviving entity expressly assumes all of the obligations of the Borrowing Subsidiary under this Agreement and under the Notes and itself becomes a Borrowing Subsidiary hereunder, and in either case, immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing; and

(iv)  any Significant Subsidiary may consolidate or merge with or sell, lease or otherwise transfer all or substantially all of its assets to any other Person so long as immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default.

(c)  Use of Proceeds for Securities Purchases. Use any proceeds of any Advance to acquire any security in any transaction which is subject to Section 13(d), 13(g) or 14(d) of the Exchange Act except to the extent such transaction complies with such Act and the rules and regulations thereunder.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  Any Borrower shall fail to pay any principal of any Note, or of any Advance not evidenced by a Note, or any Letter of Credit Reimbursement Obligation, when due; or

(b)  Any Borrower shall fail to pay any fee under this Agreement or any interest on any Note (or on any Advance not evidenced by a Note) within ten days after the due date thereof; or

(c)  Any written representation or warranty made by any Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; provided that if any such representation or warranty shall have been incorrect through inadvertence or oversight, no Event of Default shall occur if such representation or warranty shall be made correct within 30 days after any Borrower shall have discovered the error; or

(d)  The Company shall fail to perform or observe any of the covenants contained in Section 5.02 (other than with respect to any involuntary Lien for purposes of Section 5.02(a)); or the Company shall fail to perform or observe any other term, covenant (including Section 5.02(a) with respect to any involuntary Lien) or agreement contained in this Agreement, other than in (a) or (b) above, on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Bank; or

(e)  The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $35,000,000 (or its equivalent in any other currency) in the aggregate (but excluding Debt evidenced by the Notes or consisting of Advances not evidenced by the Notes and Letter of Credit Obligations) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a prepayment required due to a voluntary sale or condemnation of collateral securing such Debt, or in the case of Debt which was Debt of an entity acquired by the Company or any of its Subsidiaries and which Debt was assumed by the Company or such Subsidiary as part of such acquisition, a prepayment required due to a sale or other transfer or condemnation of assets), prior to the stated maturity thereof; or

(f)  The Company, any of its Significant Subsidiaries or any Borrowing Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver,   trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary, such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other result adverse to the Company, such Significant Subsidiary or such Borrowing Subsidiary; or the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)  Any judgment or order for the payment of money (to the extent not covered by insurance under which the insurer has admitted its liability in writing) in excess of $25,000,000 (or its equivalent in any other currency) shall be rendered against the Company or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any time at which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) enforcement proceedings shall not have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, declare the obligation of each Bank to make

Advances and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, declare the Notes, any Advances not evidenced by Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an Event of Default described in Section 6.01(f), (A) the obligation of each Bank to make Advances and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (B) the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

SECTION 6.02. Letter of Credit Collateral Account.

(a)  If at any time while any Event of Default has occurred and is continuing, the Agent determines that there is a Collateral Shortfall Amount, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Letter of Credit Collateral Account.

(b)  The Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Reimbursement Obligations and (if an Event of Default under Section 6.01 (a) or (b) has occurred and is continuing) any other amounts as shall from time to time have become due and payable by the Borrowers to the Banks or the Issuing Banks under the Loan Documents.

(c)  At any time while any Event of Default is outstanding, neither the Borrowers nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Reimbursement Obligations have been paid in full in cash, all outstanding Letters of Credit have expired and the Commitments have been terminated, any funds remaining in the Letter of Credit Collateral Account shall (unless an Event of Default under Section 6.01(a) or (b) has occurred and is continuing, in which case such funds may be applied in accordance with the immediately preceding Section 6.02(b)) be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

ARTICLE VII
THE AGENT AND THE EURO-AGENT

SECTION 7.01. Authorization and Action. On and as of the Restatement Date, each Bank hereby appoints Citibank as Agent and each Bank hereby appoints and authorizes each of the Agent and the Euro-Agent to take such action as agent on its behalf and to exercise powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), neither the Agent nor the Euro-Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that neither the Agent nor the Euro-Agent shall be required to take any action which exposes the Agent or the Euro-Agent to personal liability or which is contrary to this Agreement or applicable law. Each of the Agent and the Euro-Agent agrees to give to each Bank prompt notice of each written notice given to it by the Company pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent, the Euro-Agent, or any Affiliate of either of them, nor any of their respective Directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each of the Agent and the Euro-Agent:  (i) may treat the Bank that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Bank, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.08; (ii) may consult with legal counsel (including counsel for any of the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank or Issuing Bank and shall not be responsible to any Bank or Issuing Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any of the Borrowers or to inspect the property (including the books and records) of any of the Borrowers; (v) shall not be responsible to any Bank or Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it, its Letter of Credit Participations and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of its Subsidiaries (including, without limitation, any Borrowing Subsidiary) and any Person who may do business with or own securities of the Company or any of its Subsidiaries all as if Citibank were not the Agent and Citibank International Plc were not the Euro-Agent and without any duty to account therefor to the Banks.

SECTION 7.04. Bank Credit Decision. Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, the Euro-Agent or any other Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Euro-Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Banks agree to indemnify the Agent and the Euro-Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amount of Committed Advances and Letter of Credit Participations then held by each of them (or if no Committed Advances or Letter of Credit Obligations are at the time outstanding or if any Committed Advances are held by Persons which are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Euro-Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Euro-Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the Euro-Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent or the Euro-Agent, as applicable, promptly on demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, including, without limitation, an exercise of rights pursuant to Section 5.01(h), to the extent that the Agent and the Euro-Agent are not reimbursed for such expenses by the Borrowers.

SECTION 7.06. Successor Agents. Either of the Agent or the Euro-Agent may resign at any time by giving written notice thereof to the Banks, the Issuing Banks and the Company and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint one of the Banks as the successor Agent and such Bank or an affiliate of such Bank as the successor Euro-Agent. If no successor Agent or Euro-Agent, as applicable, shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent’s or retiring Euro-Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent or retiring Euro-Agent, then the retiring Agent or retiring Euro-Agent may, on behalf of the Banks, appoint one of the Banks (or an affiliate of one of the Banks, in the case of a successor Euro-Agent) as its successor. If none of the Banks will accept such an appointment, upon obtaining the written consent of the Company, the retiring Agent or Euro-Agent, as applicable, may, on behalf of the Banks, appoint a successor Agent or Euro-Agent, as applicable, which, in the case of a successor Agent, shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000, and in the case of a successor Euro-Agent, shall be a commercial bank organized under the laws of any country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000 or the local currency equivalent thereof, provided that such bank is located in, or acting through a branch or agency located in, London, England. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or as Euro-Agent hereunder by a successor Euro-Agent, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or the retiring Euro-Agent, as applicable, and the retiring Agent or the retiring Euro-Agent, as applicable, shall be discharged from its duties and obligations under this Agreement. The successor Agent or the successor Euro-Agent, as applicable, shall immediately notify the Company of such appointment. After any retiring Agent’s or retiring Euro-Agent’s resignation or removal hereunder as Agent or Euro-Agent, as applicable, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Euro-Agent, as applicable, under this Agreement.

SECTION 7.07. Co-Agents. The Bank identified in this Agreement as a “Syndication Agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, such Bank shall not have or be deemed to have a fiduciary relationship with any Bank.

ARTICLE VIII
GUARANTY

SECTION 8.01. The Guaranty. The Company hereby unconditionally and irrevocably guarantees the due and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by any Borrowing Subsidiary (and each Reimbursement Obligation of and each Advance made to any Borrowing Subsidiary not evidenced by a Note) pursuant to this Agreement, and the due and punctual payment of all other amounts payable by any Borrowing Subsidiary under this Agreement, any Letter of Credit Reimbursement Agreement or any Local Currency Addendum. Upon failure by any Borrowing Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid in the currency, at the place, in the manner and with the effect otherwise specified in Article II of this Agreement and the terms of any applicable Letter of Credit Reimbursement Agreement or Local Currency Addendum. If payment has become due under this guaranty as provided in the preceding sentence, the Company further agrees that if any such payment in respect of any guaranteed amounts shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any applicable law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such amounts in such currency or such place of payment shall be impossible or, in the judgment of any applicable Bank, not consistent with the protection of its rights or interests, then, at the election of any applicable Bank, the Company shall make payment of such amount in Dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York.

SECTION 8.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)  any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under this Agreement, any Note or any

Letter of Credit Reimbursement Agreement or Local Currency Addendum or the exchange, release or non-perfection of any collateral security therefor;

(ii)  any modification or amendment of or supplement to this Agreement, any Note or any Letter of Credit Reimbursement Agreement or Local Currency Addendum:

(iii)  any change in the corporate existence, structure or ownership of any Borrowing Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or its assets;

(iv)  the existence of any claim, set-off or other rights which the Company may have at any time against any Borrowing Subsidiary, the Agent, the Euro-Agent, any Local Currency Agent, any Bank, any Issuing Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)  any invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of any provision or all of this Agreement, any Note or any Letter of Credit Reimbursement Agreement or Local Currency Addendum, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Advance or any other amount payable by it under this Agreement; or

(vi)  any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Agent, the Euro-Agent, any Local Currency Agent, any Bank, any Issuing Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations hereunder or a Borrowing Subsidiary’s obligations under this Agreement.

SECTION 8.03. Discharge Only Upon Payment In Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall survive the Termination Date and remain in full force and effect until the principal of and interest on the Notes, all Reimbursement Obligations, all Advances not evidenced by the Notes and all other amounts payable by the Company and each Borrowing Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Note, any Reimbursement Obligation, or on any Advance not evidenced by a Note, or any other amount payable by any Borrowing Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 8.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any right be exhausted or any action be taken by the Agent, the Euro-Agent, any Local Currency Agent, any Bank, any Issuing Bank or any other Person against any Borrowing Subsidiary or any other Person or any collateral security.

SECTION 8.05. Subrogation. Upon making any payment hereunder, the Company shall be subrogated to the rights of the Banks against any such Borrowing Subsidiary with respect to such payment; provided that the Company shall not enforce any right or demand or receive any payment by way of subrogation until all amounts of principal of and interest on the Notes of such Borrowing Subsidiary and all other amounts payable by such Borrowing Subsidiary under this Agreement and any Letter of Credit Reimbursement Agreement or Local Currency Addendum to which such Borrowing Subsidiary is a party have been paid in full.

SECTION 8.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by any Borrowing Subsidiary under this Agreement or any of its Notes is stayed upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Agent for the account of the Banks.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Amendments, Etc. Except as provided by Section 2.05(d), no amendment or waiver of any provision of this Agreement, the A Notes or any Local Currency Addendum, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by (x) the Majority Banks, in the case of this Agreement or the A Notes, or (y) the Majority Local Currency Banks under any Local Currency Addendum, in the case of such Local Currency Addendum, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:  (i) waive (A) any of the conditions specified in Section 3.01, 3.02, 3.03 (if and to the extent that the A Borrowing or Letter of Credit Issuance which is the subject of such waiver would involve an increase in the aggregate outstanding amount of A Advances and Letter of Credit Obligations over the aggregate amount of A Advances and Letter of Credit Obligations outstanding immediately prior to such A Borrowing or Letter of Credit Issuance) or 3.04 or (B) the requirement that the Borrower maintain cash collateral pursuant to Section 2.02C(j) solely for the period of time from five Business Days prior to the Stated Termination Date to the expiry date of such Extended Facility Letter of Credit; provided that the conditions set forth in Sections 3.04(iii) and 3.04(iv) with respect to any B Borrowing may be waived by the Banks making B Advances as part of such B Borrowing, (ii) except as set forth in Section 2.05, increase the Commitments of the Banks or subject the Banks to any additional obligations, (iii) except as set forth in Section 2.19, extend the Stated Termination Date, (iv) reduce the principal of, or interest on, the A Notes, the Letter of Credit Obligations or any fees or other amounts payable hereunder, (v) postpone any scheduled payment date for the payment of principal of, or interest on, the A Notes, the Letter of Credit Obligations or any fees payable hereunder, (vi) release the Company’s guaranty obligations pursuant to Article VIII, (vii) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Advances and Letter of Credit Participations, or of the Local Currency Commitments, or the unpaid principal amount of the Local Currency Advances, which shall be required for the Banks or any of the Banks to take any action hereunder or (viii) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by the

Agent and/or the Euro-Agent and/or any Local Currency Agent and/or each Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent and/or the Euro-Agent and/or such Local Currency Agent, and/or such Issuing Bank, as applicable, under this Agreement or any applicable Local Currency Addendum; and (c) no amendment, waiver or consent shall, unless in writing and signed by all of the Local Currency Banks party to a Local Currency Addendum, do any of the following: (i) waive any of the conditions specified in Section 3.05, (ii) increase the Local Currency Commitments of the Local Currency Banks thereunder or subject such Local Currency Banks to any additional obligations, (iii) reduce the principal of, or interest on, any Local Currency Advances made pursuant thereto, (iv) extend the maturity date of any Local Currency Advance or (v) postpone any scheduled payment date for the payment of principal of, or interest on, any Local Currency Advance payable thereunder.

SECTION 9.02. Notices, Etc. (a)  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or by overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)  if to the Company, at Ecolab Center, St. Paul, Minnesota 55102, Attention: Treasurer, Telecopier No. 612-293-2401, with a copy to the Company at the same address, Attention: General Counsel;

(ii)  if to any other Borrowing Subsidiary, at its address specified in its Election to Participate;

(iii)  if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto or specified in the Assignment and Acceptance pursuant to which it became a party hereto;

(iv)  if to the Agent, at its address at Bank Loan Syndications, Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention:  Lisa Rodriguez, Telecopier No. 212-994-0961, with a copy to Citicorp Securities, Inc., 388 Greenwich Street, New York, New York 10013, Attention:  Carolyn Sheridan, Telecopier No. 212-816-8185;

(v)  if to the Euro-Agent, at its address at Riverdale House, 68 Molesworth Street, Lewisham SE13 7EU, England, Attention:  Andrew Bennett, Loans Agency, Telecopier No. 0171-500-4482, Telex No. 299831 CIBLA; and

(vi)  if to any Local Currency Agent, at its address set forth in the applicable Local Currency Addendum;

or, as to the Company, the Agent, the Euro-Agent, any Issuing Bank or any Local Currency Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company, the Agent, the Euro-Agent and any Local Currency Agent (or as to any Bank, by notice to the Agent and the Company). All such notices and communications shall, when mailed, delivered by courier or telecopied in accordance with this Section 9.02, be effective when deposited in the mails, submitted to the applicable courier service or telecopied, as applicable, and all such notices and communications shall, when delivered by hand, be effective when received, except that notices and communications to the Agent, the Euro-Agent or any Issuing Bank pursuant to Article II or VII, or to any Local Currency Agent pursuant to the Local Currency Addendum to which it is a party, shall not be effective until received by the Agent, the Euro-Agent or such Local Currency Agent, as applicable.

(b)  Each Borrower hereby agrees that it will provide to the Agent (unless otherwise agreed to by the Agent) all information, documents and other materials that it is obligated to furnish to the Agent or the Banks, as applicable, pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion, Continuation or Redenomination of an existing, Borrowing, the Issuance of a Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com. In addition, each Borrower agrees to continue to provide the Communications to the Agent in the manner otherwise specified in this Agreement but only to the extent requested by the Agent.

(c)  The Agent agrees to make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). Each Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(d)  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS,  OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL

NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e)  The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of Section 9.02. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of Section 9.02. Each Bank agrees to notify the  Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address; provided that (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Bank or any Issuing Bank or the Agent, Euro-Agent or any Local Currency Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a)  The Company agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Agent, the Euro-Agent and any Local Currency Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Agent, the Euro-Agent and any Local Currency Agent with respect thereto and with respect to advising the Agent, the Euro-Agent and any Local Currency Agent as to rights and responsibilities under this Agreement, and all costs and expenses, if any, of the Agent, the Euro-Agent, any Local Currency Agent, each Issuing Bank and the Banks (including, without limitation, reasonable counsel fees and expenses, which may be allocated costs of counsel who are employees of any Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, any Letter of Credit Reimbursement Agreement, Local Currency Addendum and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b)  If any payment of principal of any Fixed Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Notes and Advances not evidenced by the Notes pursuant to Section 6.01 or for any other reason, including the purchase of an assignment pursuant to Section 2.05(e), the applicable Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses (but excluding loss of any Applicable Margin), costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. Such Bank’s demand shall set forth the reasonable basis for calculation of such loss, cost or expense.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making by the Majority Banks of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company or the applicable Borrowing Subsidiary against any and all of the obligations of the Company or the applicable Borrowing Subsidiary now or hereafter existing under this Agreement, the Notes held by such Bank, and any Letter of Credit Reimbursement Agreement or Local Currency Addendum to which such Bank is a party, irrespective of whether or not such Bank shall have made any demand under this Agreement, any such Note or such Letter of Credit Reimbursement Agreement or Local Currency Addendum and although such obligations may be unmatured (other than as provided in clause (ii) above). Each Bank agrees promptly to notify the Company after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

SECTION 9.06. Judgment. (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Euro-Agent could purchase the Original Currency with the Other Currency at London, England on the third Business Day preceding that on which final judgment is given.

(b)  The obligation of the applicable Borrower in respect of any sum due in the Original Currency from it to any Bank or the Agent, Euro-Agent or any Issuing Bank or Local Currency Agent hereunder, under the Notes held by such Bank, or under any Letter of Credit Reimbursement Agreement or Local Currency Addendum shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Bank, the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Bank, the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other

Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Bank or the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank, the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Bank, the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) in the Original Currency, such Bank or the Agent, Euro-Agent or such Issuing Bank or Local Currency Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.07. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Agent and Euro-Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Euro-Agent and each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Banks.

SECTION 9.08. Assignments and Participations.

(a)  Each Bank may, upon obtaining the prior written consent of the Agent and each Issuing Bank (which consent by any such party shall not be unreasonably withheld or delayed), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and, on a percentage basis equal to the percentage of the Commitment being assigned, under any Local Currency Addendum (including, without limitation, all or a portion of its Commitment, any Local Currency Commitment, the Advances owing to it and the Letter of Credit Participations and Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations so assigned, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) may be in the amount of such Bank’s entire Commitment but otherwise shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000 unless the Company and the Agent otherwise consent, (iii) each such assignment shall be to an Eligible Assignee, and in the case of an assignment of rights and obligations under a Local Currency Addendum, each such assignment shall be to an entity that qualifies as an Eligible Local Currency Bank under the terms of such Local Currency Addendum, (iv) the parties to each such assignment shall (A) execute and deliver to the Agent for its acceptance and recording in the Register, an Assignment and Acceptance (and such other document or documents as may be required by any applicable Local Currency Addendum) and (B) deliver to the Agent a processing and recordation fee of $3,000, except in the case of an assignment by a Bank to an Affiliate; and (v) if no Event of Default has occurred and is continuing, the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) shall be required for an assignment by a Bank to an assignee which is not a Bank or an Affiliate of a Bank. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and to any Local Currency Addendum, if applicable, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under any such Local Currency Addendum and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and under any such Local Currency Addendum (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto and to any such Local Currency Addendum).

(b)  By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Local Currency Addendum or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Borrowing Subsidiary or the performance or observance by the Company or any Borrowing Subsidiary of any of its obligations under this Agreement or any Local Currency Addendum or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, and any applicable Local Currency Addendum, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee and, if applicable, an Eligible Local Currency Bank; (vi) such assignee appoints and authorizes each of the Agent, the Euro-Agent and any Local Currency Agent, if applicable, to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, the Euro-Agent, and any such Local Currency Agent, as applicable, by the terms hereof and of any applicable Local Currency Addendum, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and of any applicable Local Currency Addendum are required to be performed by it as a Bank.

(c)  The Agent (or a party designated by the Agent, which may include the Company or any other Borrower) shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Issuing Banks and the Commitment of, and principal amount of the Advances owing to, each Bank and the amount of the Letter of Credit Reimbursement Obligations owing to each Issuing Bank from time to time (the “Register”). The Agent (or its designee) shall also reflect in the Register the transfer of any portion of any Bank’s interest in the Notes, any Advances not evidenced by a Note, any Letter of Credit Reimbursement Obligation or any other obligations hereunder (collectively, the

“Obligations”), and the Agent (or its designee) shall retain a copy of the assignment transferring the Obligations for the registration or transfer of the Obligations, and shall enter the names and addresses of the transferees of the Obligations. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Euro-Agent, any Local Currency Agent, the Banks and the Issuing Banks shall treat each Person whose name is recorded in the Register as a Bank or an Issuing Bank, as applicable, hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice. Solely for purposes of this Section 9.08(c) and for tax purposes only, the Agent (or its designee) shall be the Company’s agent for purposes of maintaining the Register and notations of transfer in the Register. The Obligations are registered obligations and the right, title and interest of any Bank or Issuing Bank and/or its assignees in and to such Obligations shall be transferable only  upon notation of such transfer in the Register (and each Note shall expressly so provide). This Section 9.08(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that (x) it is an Eligible Assignee, and, (y) in the case of an assignment of rights and obligations under a Local Currency Addendum, representing that it is (or its Affiliate, branch or agency which will be the Local Currency Bank is) an Eligible Local Currency Bank under the terms of such Local Currency Addendum, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e)  Each Bank may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement and, on a percentage basis equal to the percentage of the Commitment so participated, any applicable Local Currency Addendum (including, without limitation, all or a portion of its Commitment and the Advances owing to it and the Letter of Credit Participations and Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) and any applicable Local Currency Addendum shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note and Letter of Credit Participations and the maker of any Advance for all purposes of this Agreement, (iv) the Borrowers, the Agent, the Euro-Agent, any Issuing Bank, any Local Currency Agent  and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) any agreement between such Bank and any participant in connection with such participating interest shall not restrict such Bank’s right to agree to any amendment or waiver of any provision of this Agreement or any applicable Local Currency Addendum, or any consent to any departure by any Borrower therefrom, except (to the extent such participant would be affected thereby) a reduction of the principal of, or interest on, any Advance or postponement of any date fixed for payment thereof or a release of the Company’s guaranty obligations pursuant to Article VIII.

(f)  Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Bank by or on behalf of the Borrowers; provided that, prior to any such disclosure of non-public information, such Bank shall have obtained the Company’s consent (which consent shall not be unreasonably withheld or delayed) and, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Bank.

(g)  Notwithstanding any other provisions set forth in this Agreement, any Bank at any time may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal of and/or interest on the Advances) under this Agreement to any Federal Reserve Bank without notice to or consent of the Company, any Borrowing Subsidiary, any other Bank, the Agent, the Euro-Agent or any Local Currency Agent.

SECTION 9.09. Consent to Jurisdiction. (a)  Each of the Company and each Borrowing Subsidiary hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court. Each of the Company and each Borrowing Subsidiary hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Company has irrevocably appointed and each Borrowing Subsidiary hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of such Borrowing Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company or such Borrowing Subsidiary in care of the Process Agent at the Process Agent’s above address with a copy to the Company or such Borrowing Subsidiary, as applicable, at its address referred to in Section 9.02, and each of the Company and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Company and each Borrowing Subsidiary also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company or such Borrowing Subsidiary at its address referred to in Section 9.02. Each of the Company and each Borrowing Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Nothing in this Section 9.09 shall affect the right of the Agent, the Euro-Agent, any Local Currency Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Company or any Borrowing Subsidiary or its property in the courts of any other jurisdictions.

SECTION 9.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.12. Indemnification. The Company agrees to indemnify and hold harmless the Agent, the Euro-Agent, each Local Currency Agent, each Bank, each Issuing Bank and each of their affiliates and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation or proceeding related to the Advances, the Letters of Credit, the Notes, this Agreement, any Letter of Credit Reimbursement Agreement, any Local Currency Addendum, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings or the Letters of Credit by the Borrowers or the beneficiaries under any Letters of Credit, whether or not such Indemnified Party is a party thereto, provided, however, that the Company shall not be liable for any portion of such claims, damages, liabilities and expenses of an Indemnified Party resulting from such Indemnified Party’s gross negligence or willful misconduct or for such claims and liabilities settled without the consent of the Company (such consent not to be unreasonably withheld). Each Bank agrees to give the Company prompt written notice of any investigation, litigation or proceeding which may lead to a claim for indemnification under this Section, provided that the failure to give such notice shall not affect the validity or enforceability of the indemnification hereunder. To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (“Excluded Damages”), as opposed to direct or actual damages, arising out of, in connection with, or as a result of, the Advances, the Letters of Credit, the Notes, this Agreement, any Letter of Credit Reimbursement Agreement, any Local Currency Addendum, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings or the Letters of Credit by the Borrowers or the beneficiaries under any Letters of Credit, except to the extent any such Excluded Damages result from such Indemnified Party’s willful misconduct.

SECTION 9.13. Confidentiality. Each Bank and each Issuing Bank hereby agrees that it will use reasonable efforts to keep confidential any information from time to time supplied to it by the Company under Section 5.01(b) or otherwise in connection with this Agreement, which the Company designates in writing at the time of its delivery to the Bank or Issuing Bank is to be treated confidentially; provided, however, that nothing herein shall affect the disclosure of any such information to:  (i) the extent required by statute, rule, regulation or judicial process; (ii) counsel for any Bank, any Issuing Bank, the Agent, the Euro-Agent or any Local Currency Agent or to their respective accountants; (iii) bank examiners and auditors; (iv) the Agent, the Euro-Agent, any Local Currency Agent, any Local Currency Bank, any Issuing Bank, any other Bank, or, subject to the provisions of Section 9.08(f), any transferee or prospective transferee of any Note; or (v) any other Person in connection with any litigation to which any one or more of the Banks or an Issuing Bank is a party; provided further, however, that each Bank and each Issuing Bank hereby agrees that it will use reasonable efforts to promptly notify the Company of any request for information under this subpart (v) or with respect to any request for information not enumerated in this Section 9.13.

SECTION 9.14. Non-Reliance by the Banks. Each Bank by its signature to this Agreement represents and warrants that (i) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Company or its Subsidiaries consisting of Margin Stock as collateral and (ii) after reviewing the financial statements of the Company and its Subsidiaries referred to in Section 4.01(e), such Bank has concluded therefrom that the consolidated cash flow of the Company and its Subsidiaries is sufficient to support the credit extended to the Company pursuant to this Agreement.

SECTION 9.15. No Indirect Security. Notwithstanding any Section or provision of this Agreement to the contrary, nothing in this Agreement shall (i) restrict or limit the right or ability of the Company or any of its Subsidiaries to pledge, mortgage, sell, assign, or otherwise encumber or dispose of any Margin Stock, or (ii) create an Event of Default arising out of or relating to any such pledge, mortgage, sale, assignment or other encumbrance or disposition or any agreement with respect thereto.

SECTION 9.16. Waiver of Jury Trial. EACH OF THE COMPANY, THE BORROWING SUBSIDIARIES, THE AGENT, THE EURO-AGENT, EACH LOCAL CURRENCY AGENT, EACH ISSUING BANK AND THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY NOTE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

SECTION 9.17. Amendment and Restatement. Each of the parties hereto hereby agrees that upon (a) the execution and delivery of this Agreement by each of the parties hereto and (b) satisfaction of the conditions precedent set forth in Section 3.01(a), the terms and conditions of the Original Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Original Credit Agreement or the indebtedness created thereunder.

SECTION 9.18. USA Patriot Act Notification. Each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the Act. Each Borrower shall promptly provide any information reasonably requested by a Bank to comply with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ECOLAB INC.

By:	/s/John J. Corkrean
Title:	John J. Corkrean, V.P. and Treasurer

CITIBANK, N.A., as Administrative Agent and as a Bank and as an Issuing Bank

By:	/s/Anish M. Shah
Title:	Anish M. Shah, Vice President

CITIBANK INTERNATIONAL PLC, as Euro-Agent

By:	/s/Steven P. Victorin
Title:	Steven P. Victorin, Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Bank

By:	/s/Barbara R. Marks
Title:	Barbara R. Marks, Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/Karl Studer	/s/Karl A. Lesnik
Title:	Karl Studer, Director	Karl A. Lesnik, AVP

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/John Taylor
Title:	John Taylor, Vice President

Signature Page

1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/Jacqueline Ryan
Title:	Jacqueline Ryan, Vice President

ABN AMRO BANK, as a Bank

By:	/s/George Dugan
Title:	George Dugan, Managing Director

By:	/s/Patricia Christy
Title:	Patricia Christy, Director

BANK OF AMERICA, N.A., as a Bank

By:	/s/David P. Meehan
Title:	David P. Meehan, Vice President

BARCLAYS BANK PLC, as a Bank

By:	/s/Nicholas Bell
Title:	Nicholas Bell, Director

Signature Page

2

ANNEX A

COMMITMENTS

Bank	Commitment Amount
Citibank, N.A.	$75,000,000
JPMorgan Chase Bank	$75,000,000
Credit Suisse, Cayman Islands Branch	$60,000,000
Wachovia Bank, N.A.	$60,000,000
Wells Fargo Bank, N.A.	$60,000,000
ABN Amro Bank	$40,000,000
Bank of America, N.A	$40,000,000
Barclays Bank plc	$40,000,000
TOTAL	$450,000,000

EXHIBIT A-1

FORM OF A NOTE

Dated:        , 20

FOR VALUE RECEIVED, the undersigned, [ECOLAB INC.] [Name of Borrowing Subsidiary], a [Delaware corporation] [                          ] (the “Borrower”), HEREBY PROMISES TO PAY to the order of                 (the “Bank”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the A Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower pursuant to the Credit Agreement (as defined below), payment thereof to be made on the Termination Date (as defined in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of each A Advance from the date of such A Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each A Advance denominated (i) in Dollars (as defined in the Credit Agreement) are payable in lawful money of the United States of America to the Agent (as defined below) at 399 Park Avenue, New York, New York 10043, United States of America, in same day funds and (ii) in any currency other than Dollars are payable in such currency to the Euro-Agent (as defined below) at the office of the Euro-Agent which the Euro-Agent shall designate for such payment in same day funds. Each A Advance made by the Bank to the Borrower pursuant to the Credit Agreement, and all payments made on account of the principal amount thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note.

This Promissory Note is one of the A Notes referred to in, and is entitled to the benefits of, the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ecolab Inc., the Bank and certain other financial institutions party thereto as “Banks”, the financial institutions party thereto as “Issuing Banks”, Citibank, N.A., as administrative agent (the “Agent”) for the Bank, such other “Banks” and such “Issuing Banks”, Citibank International plc, as agent (the “Euro-Agent”) for the Bank and such other “Banks” in connection with certain advances, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder. [The Borrower has executed and delivered to the Agent a duly completed “Election to Participate” dated as of                     , 20       and has, in accordance with the terms of the Credit Agreement, become a Borrowing Subsidiary under and as defined in the Credit Agreement.](13)  The Credit Agreement, among other things, (i) provides for the making of “A Advances” by the Bank to the Borrower from time to time in an aggregate amount (together with all other Revolving Credit Obligations owed to the Bank by all the “Borrowers” under and as defined in the Credit Agreement) not to exceed at any time outstanding the Bank’s Commitment (as defined in the Credit Agreement), the indebtedness of the Borrower resulting from each such A Advance made to the Borrower by the

(13)                            To be included in the event that the maker of the A Note is not Ecolab Inc. and has not executed the Credit Agreement.

A-1 - 1

Bank being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

[NAME OF BORROWER]

By:
Name:
Title:

A-1 - 2

ADVANCES AND PAYMENTS OF PRINCIPAL

	Currency &	Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

A-1 - 3

EXHIBIT A-2

FORM OF B NOTE

[Currency and Amount]	Dated: , 20

FOR VALUE RECEIVED, the undersigned, [ECOLAB INC.] [Name of Borrowing Subsidiary], a [Delaware corporation] [                      ] (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                                            (the “Bank”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on                     , 20    , the principal amount of                              [Currency and Amount] (                            ).

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

(A)                              Interest Rate:         % per annum (calculated on the basis of a year of          days for the actual number of days elapsed).

(B)                                Interest Payment Date or Dates:

Both principal and interest are payable in [state the currency] to [the Agent (as defined below) for the account of the Bank at 399 Park Avenue, New York, New York 10043] [the Euro-Agent (as defined below) for the account of the Bank at the office of                              at                                     ](14) in same day funds.

This Promissory Note is one of the B Notes referred to in, and is entitled to the benefits of, the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ecolab Inc., the Bank and certain other financial institutions party thereto as “Banks”, the financial institutions party thereto as “Issuing Banks”, Citibank, N.A., as administrative agent (the “Agent”) for the Bank, such other “Banks” and such “Issuing Banks”, Citibank International plc, as agent (the “Euro-Agent”) for the Bank and such other “Banks” in connection with certain advances, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder. [The Borrower has executed and delivered to the Agent a duly completed Election to Participate dated as of                             , [20    ] and has, in accordance with the terms of the Credit Agreement, become a Borrowing Subsidiary under and as defined in the Credit Agreement.](15) The Credit Agreement, among

(14)                            The office of the Agent shall be used in the case of a B Advance denominated in Dollars. The applicable office of the Euro-Agent (such office to be specified by the Euro-Agent at the time the applicable B Note is issued) shall be used in the case of a B Advance denominated in an Alternative Currency.

(15)                            To be included in the event that the maker of the B Note is not Ecolab Inc. and has not executed the Credit Agreement.

A-2 - 1

other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

[NAME OF BORROWER]

By:
Name:
Title:

A-2 - 2

EXHIBIT B-1

FORM OF NOTICE OF A BORROWING

[Date]

[Citibank International plc,
as Euro-Agent

Loan Agency Department

Third Floor

Riverdale House

68 Molesworth Street

Lewisham SE13 7EU England

Attention: Kenneth Purchase](16)

Citibank, N.A., as Administrative Agent

Bank Loan Syndications

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Lisa Rodriguez

Citicorp Securities, Inc.

388 Greenwich Street

New York, New York 10013

Attention: Carolyn Sheridan

Ladies and Gentlemen:

The undersigned, Ecolab Inc. (the “Company”), refers to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Banks party thereto, certain Issuing Banks party thereto, Citibank, N.A., as administrative agent for said Banks and said Issuing Banks (the “Agent”), Citibank International plc, as “Euro-Agent” thereunder, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder. The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests an A Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such A Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(A)                              The Borrower is proposed to be                                   .

(B)                                The Business Day of the Proposed Borrowing is            , 20   .

(16)                            Solely for purposes of a Notice of A Borrowing contemplating Eurocurrency Advances denominated in an Alternative Currency.

B-1 - 1

(C)                                The Type of A Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Advances].

(D)                               The currency of the Proposed Borrowing is                .(17)

(E)                                 The aggregate amount of the Proposed Borrowing is            .

[(F)                             The initial Interest Period for each A Advance made as part of the Proposed Borrowing is [   months].(18)

[(G)                            The exchange rate in respect of the Proposed Borrowing is                       .](19)

[(H)                           The Proposed Borrowing is a Designated A Borrowing.](20)

The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A)                              The representations and warranties contained in [subsections (a), (b), (c) and (d) of Section 4.01](21) [Section 4.01 (other than subsections (j) and (o) thereof)](22) of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)                                No [Default or](23) Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; [and]

(C)                                The Credit Ratings of the Company are as follows:  S&P                    and Moody’s                 [.] [; and]

[(D)                           The proposed Borrower has become, and remains qualified as, a “Borrowing Subsidiary” under and in accordance with the terms of the Credit Agreement and the representations and warranties contained in Section 4.02 of the Credit Agreement are correct as to the proposed Borrower in all material respects,

(17)                            To be included for a Proposed Borrowing comprised of Eurocurrency Advances.

(18)                            To be included for a Proposed Borrowing comprised of Eurocurrency Advances.

(19)                            To be included for a Proposed Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency.

(20)                            To be included for a Designated A Borrowing, as defined and described in Section 2.01(b) of the Credit Agreement.

(21)                            To be used unless the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

(22)                            To be used if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

(23)                            To be included if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

B-1 - 2

before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.](24)

Very truly yours,

ECOLAB INC.

By:
Name:
Title:

(24)                            To be included if the proposed Borrower is not the Company.

B-1 - 3

EXHIBIT B-2

FORM OF NOTICE OF B BORROWING

(Dollars)

[Date]

Citibank, N.A., as Administrative Agent

Bank Loan Syndications

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention:  Lisa Rodriguez

Citicorp Securities, Inc.

388 Greenwich Street

New York, New York  10013

Attention:  Carolyn Sheridan

Ladies and Gentlemen:

The undersigned, Ecolab Inc. (the “Company”), refers to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Banks party thereto, certain Issuing Banks party thereto, Citibank, N.A., as administrative agent (the “Agent”) for said Banks and said Issuing Banks, Citibank International plc, as “Euro-Agent” thereunder, and JPMorgan Chase Bank, N.A. as “Syndication Agent” thereunder. The undersigned hereby gives you notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a B Borrowing denominated in Dollars under the Credit Agreement, and in that connection sets forth the terms on which such B Borrowing (the “Proposed B Borrowing”) is requested to be made:

(A)     Borrower:

(B)     Date of B Borrowing:

(C)     Amount of B Borrowing:

(D)     Maturity Date:

(E)     Interest Rate Basis:

(F)     Interest Payment Date(s):

(G)

(H)

The undersigned hereby certifies that the following statements will be true on the date of the Proposed B Borrowing:

(A)                              the representations and warranties contained in Section 4.01 (other than subsections (j) and (o) thereof) of the Credit Agreement are correct in all material

B-2 - 1

respects, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)                                no Default or Event of Default has occurred and is continuing, or would result from the Proposed B Borrowing or from the application of the proceeds therefrom; [and]

(C)                                the Credit Ratings of the Company are as follows:  S&P            and Moody’s             [.] [; and]

[(D)                           the proposed Borrower has become, and remains qualified as, a “Borrowing Subsidiary” under and in accordance with the terms of the Credit Agreement and the representations and warranties contained in Section 4.02 of the Credit Agreement are correct as to the proposed Borrower in all material respects, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.](25)

Very truly yours,

ECOLAB INC.

By:
Name:
Title:

(25)                            To be included if the proposed Borrower is not the Company.

B-2 - 2

EXHIBIT B-3

FORM OF NOTICE OF B BORROWING

(Alternative Currency)

[Date]

Citibank International plc,

  as Euro-Agent

Loan Agency Department

Third Floor

Riverdale House

68 Molesworth Street

Lewisham SE13 7EU England

Attention:  Kenneth Purchase

Citibank, N.A., as Administrative Agent

Bank Loan Syndications

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention:  Lisa Rodriguez

Citicorp Securities, Inc.

388 Greenwich Street

New York, New York  10013

Attention:  Carolyn Sheridan

Ladies and Gentlemen:

The undersigned, Ecolab Inc. (the “Company”), refers to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Banks party thereto, certain Issuing Banks party thereto, Citibank, N.A., as administrative agent for said Banks and said Issuing Banks (the “Agent”), Citibank International plc, as “Euro-Agent” thereunder, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder. The undersigned hereby gives you notice pursuant to Section 2.03(c) of the Credit Agreement that the undersigned hereby requests a B Borrowing denominated in an Alternative Currency under the Credit Agreement, and in that connection sets forth the terms on which such B Borrowing (the “Proposed B Borrowing”) is requested to be made:

(A)     Borrower:

(B)     Alternative Currency:

(C)     Date of B Borrowing:

(D)     Amount of B Borrowing:

(E)     Maturity Date:

B-3 - 1

(F)     Interest Rate Basis:

(G)     Interest Payment Date(s):

(H)     Exchange Rate:

(I)

(J)

The undersigned hereby certifies that the following statements will be true on the date of the Proposed B Borrowing:

(A)                              the representations and warranties contained in Section 4.01 (other than subsections (j) and (o) thereof) of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)                                no Default or Event of Default has occurred and is continuing, or would result from the Proposed B Borrowing or from the application of the proceeds therefrom; [and]

(C)                                the Credit Ratings of the Company are as follows:  S&P            and Moody’s             [.] [; and]

[(D)                           the proposed Borrower has become, and remains qualified as, a “Borrowing Subsidiary” under and in accordance with the terms of the Credit Agreement and the representations and warranties contained in Section 4.02 of the Credit Agreement are correct as to the proposed Borrower in all material respects, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.](26)

Very truly yours,

ECOLAB INC.

By:
Name:
Title:

(26)                            To be included if the proposed Borrower is not the Company.

B-3 - 2

EXHIBIT B-4

FORM OF NOTICE OF LOCAL CURRENCY BORROWING

[Date]

[Name and address of Local

  Currency Agent]

Citibank,  N.A., as Administrative Agent

Bank Loan Syndications

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention:  Lisa Rodriguez

Citicorp Securities, Inc.

388 Greenwich Street

New York, New York 10013

Attention:  Carolyn Sheridan

Ladies and Gentlemen:

The undersigned, Ecolab Inc. (the “Company”), refers to (1) the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Banks party thereto, certain Issuing Banks party thereto, Citibank, N.A., as administrative agent for said Banks and said Issuing Banks (the “Agent”), Citibank International plc, as “Euro-Agent” thereunder, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder and (2) that certain                        Local Currency Addendum dated as of                         ,                          among                          (the “Borrowing Subsidiary”), the Company, the Agent, the Local Currency Agent named therein and the Local Currency Banks party thereto (the “Addendum”). The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.02B of the Credit Agreement and the Addendum that the undersigned hereby requests a Local Currency Borrowing under the Credit Agreement and the Addendum, and in that connection sets forth below the information relating to such Local Currency Borrowing (the “Proposed Borrowing”) as required by Section 2.02B(a) of the Credit Agreement:

(A)                              The Borrower is proposed to be [name of Borrowing Subsidiary or the Company.]

(B)                                The Business Day of the Proposed Borrowing is            , 20  .

(C)                                The Type of Advances comprising the Proposed Borrowing is [Floating Rate Advances] [Eurocurrency Advances] [other type of Fixed Rate Advances].

(D)                               The aggregate amount of the Proposed Borrowing is            .

B-4 - 1

[(E)                             The initial Interest Period for each Advance made as part of the Proposed Borrowing is [   days] [   months].*

(F)                                 The exchange rate in respect of the Proposed Borrowing is                             .]

The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A)                              The representations and warranties contained in [subsections (a), (b), (c) and (d) of Section 4.01]** [Section 4.01 (other than subsections (j) and (o) thereof)]*** of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)                                No [Default or]**** Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; [and]

(C)                                The Credit Ratings of the Company are as follows:  S&P                    and Moody’s                 [.] [; and]

(D)                               [The proposed Borrower has become, and remains qualified as, a “Borrowing Subsidiary” under and in accordance with the terms of the Credit Agreement and the representations and warranties contained in Section 4.02 of the Credit Agreement are correct as to the proposed Borrower in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.]*****

Very truly yours,

ECOLAB INC.

By:
Name:
Title:

*          To be included for a Proposed Borrowing comprised of Fixed Rate Advances.

**         To be used unless the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

***        To be used if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

****       To be included if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the Proposed Borrowing.

*****      To be included if the proposed Borrower is not the Company.

B-4 - 2

EXHIBIT B-5

FORM OF NOTICE OF LETTER OF CREDIT ISSUANCE

[Date]

[Name and address of applicable Issuing Bank]

Citibank, N.A., as Administrative Agent

Bank Loan Syndications

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention:  Lisa Rodriguez

Ladies and Gentlemen:

The undersigned, Ecolab Inc. (the “Company”), refers to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Banks party thereto, certain Issuing Banks party thereto, Citibank,  N.A., as administrative agent for said Banks and said Issuing Banks (the “Agent”), Citibank International plc, as “Euro-Agent” thereunder, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder. Pursuant to Section 2.02C(c) of the Credit Agreement, this Notice of Letter of Credit Issuance (“Notice”) represents the request of the Company [(on behalf of [Borrowing Subsidiary])] for a Letter of Credit to be dated on [                ], 20[    ](27) (the “Issuance Date”) from the Issuing Bank in the amount of [$[                  ] denominated in Dollars] [                       denominated in                     . The exchange rate in respect of the proposed Letter of Credit Issuance is [                    ].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Issuance Date:

(A)                              The representations and warranties contained in [subsections (a), (b), (c) and (d) of Section 4.01](28) [Section 4.01 (other than subsections (j) and (o) thereof)](29) of the Credit Agreement are correct in all material respects, before and after giving effect to the proposed Letter of Credit Issuance and to the application of the proceeds therefrom, as though made on and as of such date;

(27)                            Such date shall be no sooner than three (3) Business Days after the date of this notice or such shorter notice as may be acceptable to the Issuing Bank and the Agent.

(28)                            To be used unless the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the proposed Letter of Credit Issuance.

(29)                            To be used if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the proposed Letter of Credit Issuance.

B-5 - 1

(B)                                No [Default or](30) Event of Default has occurred and is continuing, or would result from such proposed Letter of Credit Issuance or from the application of the proceeds therefrom; [and]

(C)                                The Credit Ratings of the Company are as follows:  S&P                    and Moody’s                 [.] [; and]

[(D)                           The proposed account party has become, and remains qualified as, a “Borrowing Subsidiary” under and in accordance with the terms of the Credit Agreement and the representations and warranties contained in Section 4.02 of the Credit Agreement are correct as to the proposed account party in all material respects, before and after giving effect to the proposed Letter of Credit Issuance and to the application of the proceeds therefrom, as though made on and as of such date.](31)

ECOLAB INC.

By:
Name:
Title:

(30)                            To be included if the conditions precedent set forth in Section 3.03 of the Credit Agreement apply to the proposed Letter of Credit issuance.

(31)                            To be included if the proposed account party is not the Company.

B-5 - 2

EXHIBIT C-1

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated          , 20

Reference is made to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Ecolab Inc., a Delaware corporation (the “Company”), the Banks party thereto, the Issuing Banks party thereto, Citibank, N.A., as administrative agent for the Banks and the Issuing Banks (the “Agent”), Citibank International plc, as Euro-Agent for the Banks (the “Euro-Agent”), and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder.

                     (the “Assignor”) and               (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a    %* interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in (i) the Assignor’s Commitment, which (after giving effect to any other assignments thereof made prior to the Effective Date, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the Effective Date) is $           (or the equivalent thereof in one or more Alternative Currencies), [and each of the Assignor’s Local Currency Commitments, which (after giving effect to any other assignments thereof made prior to the Effective Date, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the Effective Date) is $             under the [                                   Local Currency Addendum]], (ii) the aggregate outstanding principal amount of Advances owing to the Assignor on the Effective Date, which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have been effective, but without giving effect to any other assignments thereof also made on the Effective Date) is $           (or the equivalent thereof in one or more Alternative Currencies), (iii) the aggregate outstanding amount of Letter of Credit Participations held by the Assignor, which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the Effective Date) is $           (or the equivalent thereof in one or more Primary Currencies or other Alternative Currencies), and (iv) any Note[s] held by the Assignor) and, to the extent permitted by applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned hereby.

*                                            Specify percentage in no more than 4 decimal points.

C-1 - 1

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any Local Currency Addendum to which it is a party, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Local Currency Addendum to which it is a party or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Borrowing Subsidiary or the performance or observance by the Company or any Borrowing Subsidiary of any of its obligations under the Credit Agreement, any Local Currency Addendum to which it is a party or any other instrument or document furnished pursuant thereto; and [(iv) attaches the Note[s] referred to in paragraph 1 above and requests that the Agent exchange such Note[s] for [a new [A] [B] Note dated                             , 20     in the principal amount of $                   payable to the order of the Assignee] [new Notes as follows: [a] [an] [A] [B] Note dated                         , 20     in the principal amount of $                           payable to the order of the Assignee and [a] [an] [A] [B] Note dated                         , 20     in the principal amount of $                           payable to the order of the Assignor]](32).

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, and any Local Currency Addendum to which the Assignor is a party together with copies of the financial statements referred to in Section 4.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Euro-Agent, any Local Currency Agent, the Assignor, any other Bank or any Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee and, if a Local Currency Commitment is being assigned, that it is (or its Affiliate, branch or agency which will be the Local Currency Bank is) an Eligible Local Currency Bank under the applicable Local Currency Addendum; (iv) appoints and authorizes the Agent, the Euro-Agent, and any Local Currency Agent under any Local Currency Addendum to which it is or will become a party as a result of this Assignment and Acceptance, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement or such Local Currency Addendum as are delegated to the Agent, the Euro-Agent or such Local Currency Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement, and any Local Currency Addendum to which it is or will become a party, are required to be performed by it as a Bank; [and] (vi) specifies as its Domestic Lending Office (and address for notices), its Eurocurrency Lending Office, and, if applicable, its Local Currency Lending Office, the offices set forth beneath its name on the signature pages hereof [;and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States of America certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and any other forms required to be delivered pursuant to Section 2.17(f)(ii) of the Credit Agreement or

(32)                            To be included only if Notes are requested.

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any applicable Local Currency Addendum for purposes of determining exemption from withholding taxes with respect to payments to be made by any Borrowers under such Local Currency Addendum.]**

4. The effective date for this Assignment and Acceptance shall be            (the “Effective Date”).***  Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and any Local Currency Addendum to which Assignor is a party, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and any such Local Currency Addendum.

6. Upon such acceptance and recording, from and after the Effective Date, the Agent (and any applicable Local Currency Agent) shall make all payments under the Credit Agreement and any Local Currency Addendum to which the Assignee is or becomes a party in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and any Local Currency Addendum for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Domestic Lending Office (and address for notices): [Address]

**                                        If the Assignee is organized under the laws of a jurisdiction outside the United States.

***                                    Such date shall be at least two Business Days after the execution of this Assignment and Acceptance.

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Eurocurrency Lending Office:
[Address]

Local Currency Lending Office:
[Address]

Accepted this day
of , 20

CITIBANK, N.A., as Agent

By:
Name:
Title:

[ , as Local Currency Agent
under the Local Currency
Addendum]

By:
Name:
Title:

, as an Issuing Bank

By:
Name:
Title:

[ECOLAB INC.](33)

By:
Name:
Title:

(33) To be included if the Company’s consent is required pursuant to Section 9.08(a) of the Credit Agreement.

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EXHIBIT C-2

FORM OF INCREASE AGREEMENT

ECOLAB INC.

INCREASE OF COMMITMENTS AGREEMENT

This Increase of Commitments Agreement (this “Agreement”) is dated as of                 , 20     and entered into by and among Ecolab Inc., a Delaware corporation (the “Company”), [Borrowing Subsidiaries] (together with the Company, each a “Borrower” and collectively, the “Borrowers”), the financial institutions which are increasing their Commitments as set forth on Schedule A attached hereto (the “Increasing Banks”), the financial institutions which are agreeing to become party to the Credit Agreement (as defined below) as set forth on Schedule A attached hereto (the “Added Banks”) and Citibank, N.A., as agent for the Banks and the Issuing Banks (the “Agent”), and is made with reference to that certain Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006, by and among the Company, the Banks named therein, the Issuing Banks named therein, the Agent, Citibank International plc, as “Euro-Agent”, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder (as amended, restated, supplemented, or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

PRELIMINARY STATEMENT

A.                                   The Credit Agreement provides that the Company may request the Total Commitment under the Credit Agreement be increased by an amount up to $150,000,000 in the aggregate for all such increases during the term of the Credit Agreement, such increases not to be made more than three (3) times during the term of the Credit Agreement.

B.                                     The Company has submitted a request to increase the Total Commitment by $                  .

C.                                     The Increasing Banks are willing to increase their Commitments pursuant to the terms of the Credit Agreement.

D.                                    The Added Banks are willing to become parties to the Credit Agreement and to take Commitments thereunder pursuant to the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                            INCREASE OF COMMITMENTS

A.                                   Pursuant to Section 2.05 of the Credit Agreement, each of the Increasing Banks hereby agrees to increase its Commitment to the amount set forth opposite its name in Schedule A attached hereto.

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B.                                     Pursuant to Section 2.05 of the Credit Agreement, each of the Added Banks hereby agrees to become a party to the Credit Agreement as a Bank with a Commitment in an amount set forth opposite its name in Schedule A attached hereto, and to be bound by all the terms and provisions of the Credit Agreement.

Section 2.                                            BORROWERS’ REPRESENTATIONS AND WARRANTIES

In order to induce the Increasing Banks and the Added Banks to enter into this Agreement, each Borrower represents and warrants to each Increasing Bank and Added Bank that the following statements are true, correct and complete on and as of the Commitment Increase Date (as hereinafter defined):

A.                                   The execution, delivery and performance by such Borrower of this Agreement are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower’s restated certificate of incorporation or by-laws or (ii) any law or material contractual restriction binding on such Borrower.

B.                                     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of this Agreement, except any such approvals, notices, actions or filings which have already been made, obtained or given.

C.                                     This Agreement is a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

D.                                    The representations and warranties contained in Article IV of the Credit Agreement are true, correct and complete in all material respects on and as of the Commitment Increase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Section 3.                                            CONDITIONS TO EFFECTIVENESS

The increase in Commitments by the Increasing Banks and the addition of Commitments by the Added Banks referred to in Section 1 of this Agreement shall become effective only upon the satisfaction on or prior to                 , 20     of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Commitment Increase Date”):

A.                                   The Agent shall have received executed counterparts of this Agreement, duly executed and delivered on behalf of each of the Agent, the Company, each other Borrower, the Increasing Banks and the Added Banks.

B.                                     The Agent shall have received a Certificate of the Secretary or an Assistant Secretary of each Borrower dated the Commitment Increase Date as to (i) the

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resolution of the Board of Directors of such Borrower authorizing this Agreement, and (ii) the incumbency and signatures of the person authorized to execute and deliver this Agreement.

C.                                     The Agent shall have received an opinion of counsel, which may be General Counsel for the Company, with respect to the matters set forth in subsections 2 (A), (B) and (C) above, which opinion may include, as applicable, the qualifications, limitations and assumptions included in the Form of Opinion of General Counsel to the Company attached as Exhibit E to the Credit Agreement and the Form of Opinion of Special Counsel to the Company attached as Exhibit F to the Credit Agreement.

Section 4.                                            MISCELLANEOUS

A. Reference to and effect on the Credit Agreement.

(i)                                     On and after the Commitment Increase Date, each reference in the Credit Agreement, the Notes or any Local Currency Addendum to the “Banks”, “Commitments”,  “Total Commitment” or words of like import shall mean and be a reference to the terms Banks, Commitments and Total Commitment as amended by this Agreement.

(ii)                                  Except as specifically amended by this Agreement, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(iii)                               The execution, delivery and performance of this Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any Local Currency Addendum.

B. Fees and Expenses. The Company acknowledges that all reasonable costs, fees and out-of-pocket expenses incurred by the Agent and its counsel with respect to the preparation, execution, delivery, administration, modification and amendment of this Agreement and the documents and transactions contemplated hereby shall be for the account of the Company.

C. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

D. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

E. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ECOLAB INC.

By:
Name:
Title:

[BORROWING SUBSIDIARY]

By:
Name:
Title:

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CITIBANK, N.A., [as an Increasing Bank and] as Agent

By:
Name:
Title:

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, as an Increasing Bank

By:
Name:
Title:

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, as an Added Bank

By:
Name:
Title:

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SCHEDULE A

Increasing Banks

Bank	Commitment Increase	New Commitment Total

	$	$
	$	$
	$	$

Added Banks

Bank	New Commitment Total

$
$

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EXHIBIT D

FORM OF ELECTION TO PARTICIPATE

[Date]

To:	Citibank, N.A., as Agent for the
Banks and the Issuing Banks
party to the Credit
Agreement referred to below,
and Citibank International plc,
as Euro-Agent for such Banks

Reference is made to the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006, among Ecolab Inc., the Banks party thereto, the Issuing Banks party thereto, Citibank, N.A., as administrative agent for the Banks and the Issuing Banks, Citibank International plc, as “Euro-Agent” for the Banks, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meanings provided therein.

The undersigned, [name of Borrowing Subsidiary], a [jurisdiction of organization/type of entity], hereby elects to be a Borrowing Subsidiary for purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 4.02 of the Credit Agreement are true and correct in all material respects as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of a Borrowing Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 9.09 thereof, as if the undersigned were a signatory party thereto.

The address to which all notices to the undersigned under the Credit Agreement should be directed is:                                                                                                                                                . This instrument shall be construed in accordance with and governed by the laws of the State of New York.

This Election to Participate may be executed in any number of counterparts and by different parties hereto in separate counterparts.

[NAME OF BORROWING SUBSIDIARY]

By:
Name:
Title:

D - 1

The undersigned hereby confirms that [name of Borrowing Subsidiary] is a Borrowing Subsidiary for purposes of the Credit Agreement described above and that the guaranty of the undersigned contained in Article VIII of the Credit Agreement applies to the obligations of [name of Borrowing Subsidiary] under the Credit Agreement and the Notes issued by it [and, if applicable, the Local Currency Addendum executed by it]. The undersigned hereby represents and warrants that [name of Borrowing Subsidiary] is a Wholly-Owned Consolidated Subsidiary.

ECOLAB INC.

By:
Name:
Title:

Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.

CITIBANK, N.A., as Agent

By:
Name:
Title:

D - 2

EXHIBIT E

FORM OF OPINION OF

GENERAL COUNSEL OF THE COMPANY

(Initial Borrowing by the Company)

[Attached]

E - 1

EXHIBIT F

FORM OF OPINION OF

SPECIAL COUNSEL FOR THE COMPANY

[Attached]

F - 1

EXHIBIT G

FORM OF OPINION OF

SPECIAL COUNSEL FOR THE BORROWING SUBSIDIARIES

[Attached]

G - 1

EXHIBIT H

FORM OF OPINION OF

SPECIAL COUNSEL FOR THE AGENT

AND THE EURO-AGENT

[Attached]

H - 1

EXHIBIT I

FORM OF

LOCAL CURRENCY ADDENDUM

[NAME OF BORROWING SUBSIDIARY]

LOCAL CURRENCY ADDENDUM

[SPECIFY CURRENCY] ADDENDUM dated as of [       ], to the Credit Agreement (as defined below).

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Addendum, the following terms shall have the meanings specified below:

“Base Rate” means [identify any base rate customarily used in connection with floating rate loans in the applicable currency].

“Borrowing Subsidiary” means [insert name of Borrowing Subsidiary].

“[Insert Definition of Rate Used for Fixed Rate Advances, if any, other than Eurocurrency Advances]” shall mean [                                                                      ].

“[Insert applicable definitions for reserve adjustments to Fixed Rate Advances]” shall mean [                                ].

“Credit Agreement” means the Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of June 1, 2006, among Ecolab Inc., the financial institutions from time to time party thereto as Banks, the financial institutions from time to time party thereto as Issuing Banks, Citibank, N.A., as Administrative Agent, Citibank International plc, as “Euro-Agent”, and JPMorgan Chase Bank, N.A., as “Syndication Agent” thereunder, as the same may be amended, waived, modified or restated from time to time.

“Eligible Local Currency Bank” means any Local Currency Bank meeting the eligibility criteria set forth in Schedule III.

“Local Currency Advance” means any Advance, denominated in [specify currency], made to [the Borrowing Subsidiary or the Company], a [corporation organized under the laws of                           ], pursuant to Sections 2.02A and 2.02B of the Credit Agreement and

this Addendum. A Local Currency Advance shall bear interest at one of the rates specified in Schedule II.

“Local Currency Bank” means each Bank listed on the signature pages of this Addendum and each Local Currency Bank which becomes a party hereto pursuant to an Assignment and Acceptance, but excluding any former Local Currency Bank that has assigned all of its obligations hereunder pursuant to an Assignment and Acceptance.

SECTION 1.02. Terms Generally. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Addendum. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.

ARTICLE II

The Credits

SECTION 2.01. Local Currency Advances.  (a)  This Addendum (as the same may be amended, waived, modified or restated from time to time) is a “Local Currency Addendum” as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by or are inconsistent with this Addendum, in which case this Addendum shall control. The Local Currency Banks party to this Addendum are set forth on Schedule I, as such Schedule I shall be automatically amended to include any Local Currency Bank that becomes a party hereto pursuant to an Assignment and Acceptance and exclude any Local Currency Bank that has assigned all of its obligations hereunder pursuant to an Assignment and Acceptance.

(b)  Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Local Currency Advances under this Addendum are set forth on Schedule II. If Schedule II states “None” with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification, shall govern this Addendum and the Local Currency Advances made pursuant to this Addendum.

(c)  Any special borrowing procedures or funding arrangements for Local Currency Advances under this Addendum, any provisions for the issuance of promissory notes to evidence the Local Currency Advances made hereunder and any additional information requirements applicable to Local Currency Advances under this Addendum are set forth on Schedule III. If no such special procedures, funding arrangements, provisions or additional requirements are set forth on Schedule III, then the corresponding procedures, funding arrangements, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum.

SECTION 2.02. Maximum Borrowing Amounts. (a)  The amount of the Local Currency Commitment for each Local Currency Bank party to this Addendum is set forth on Schedule I or in the Assignment and Acceptance pursuant to which such Local Currency Bank became a party hereto, in each case as such amount may be modified pursuant to subsection (b) below or pursuant to an assignment made in accordance with Section 4.02. The Local Currency Facility Aggregate Commitment as of the date hereof is set forth on Schedule I and the Local Currency Facility Aggregate Commitment as at any other time shall be the sum of all of the Local Currency Commitments at such time.

(b)   Upon at least three (3) Business Days prior irrevocable written notice to the Agent, the Company may from time to time permanently reduce the Local Currency Commitments under this Addendum in whole, or in part ratably among the Local Currency Banks, in an aggregate minimum and integral amounts of [$1,000,000]; provided, however, that the amount of the Local Currency Commitments may not be reduced below the aggregate principal amount of the outstanding Local Currency Advances with respect thereto. Any reduction in the Local Currency Commitments shall be an automatic reduction of the Local Currency Facility Aggregate Commitment. Any such reduction shall be allocated pro rata among all the Local Currency Banks party to this Addendum by reference to their Local Currency Commitments.

ARTICLE III

Representations and Warranties

Each Borrower party hereto makes and confirms each representation and warranty applicable to each Borrower contained in Article IV of the Credit Agreement on and as of the date hereof, except to the extent such representation and warranty specifically relates to an earlier date, in which case each Borrower shall be deemed to have made and confirmed such representation and warranty on and as of such date. Each Borrower party hereto represents and warrants to each of the Local Currency Banks party to this Addendum that no Default or Event of Default has occurred and is continuing as of the date hereof, and no Default or Event of Default shall arise as a result such Borrower entering into this Addendum. Each Borrower acknowledges that such representations and warranties are remade under the Credit Agreement on the dates and to the extent required by Sections 3.02 and 3.03 of the Credit Agreement.

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. Amendment; Termination. (a)  This Addendum (including the Schedules hereto) may not be amended without the prior written consent of the Local Currency Agent and the Majority Local Currency Banks hereunder, subject to the provisions of Section 9.01 of the Credit Agreement; provided, however, that this Section 4.01(a) shall not restrict assignments pursuant to Section 4.02 hereof.

(b)  This Addendum may not be terminated without the prior written consent of each Local Currency Bank party hereto and each Borrower party hereto unless there are no Local Currency Advances outstanding hereunder, in which case no such consent of any Local Currency Bank shall be required; provided, however, that this Addendum shall terminate on the date that the Credit Agreement terminates in accordance with its terms.

SECTION 4.02. Assignments. Section 9.08 of the Credit Agreement shall apply to assignments by Local Currency Banks of obligations, Commitments and Advances hereunder; provided, however, that a Local Currency Bank may not assign any obligations, Commitments or rights hereunder to any Person who is not (and does not simultaneously become) a Bank under the Credit Agreement.

SECTION 4.03. Notices. Notices and other communications provided for herein shall be in writing and shall be in writing and shall be delivered by hand or by overnight courier service, mailed by certified or registered mail, or sent by telecopier, as follows:

(a)           if to the Borrowing Subsidiary under this Addendum, at [              ], Attention [              ] (Telecopy No. [              ]) with a copy to the Company at its address and telecopy number referenced in Section 9.02 of the Credit Agreement;

(b)           if to the Company, at its address and telecopy number referenced in Section 9.02 of the Credit Agreement;

(c)           if to the Local Currency Agent, at [              ], Attention: [       ] (Telecopy No.: [        ]) with a copy to the Agent at its address and telecopy number referenced in Section 9.02 of the Credit Agreement; and

(d)           if to a Local Currency Bank, at its address and telecopy number set forth in Schedule I or in the Assignment and Acceptance pursuant to which such Local Currency Bank became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall, when mailed, delivered by courier or telecopied in accordance with this Section 4.03, be effective when deposited in the mails, submitted to the applicable courier service or telecopied, as applicable, and all such notices and communication shall, when delivered by hand, be effective when received.

SECTION 4.04. Reaffirmation of Guaranty. By its execution of this Addendum, the Company reaffirms its guaranty contained in Article VIII of the Credit Agreement with respect to the Local Currency Advances made pursuant to this Addendum which guaranty remains in full force and effect

SECTION 4.05. Sharing of Payments, Etc. If any Local Currency Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Local Currency Advances made by it (other than pursuant to Section 2.08, 2.12 or 2.17 of the Credit Agreement) in excess of its ratable share of payments on account of the Local Currency Advances obtained by all the Local Currency Banks, such Local Currency Bank shall forthwith purchase from the other Local Currency Banks such participations in the Local Currency Advances made by them as shall be necessary to cause such purchasing Local Currency Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Local Currency Bank, such purchase from each Local Currency Bank shall be rescinded and such Local Currency Bank shall repay to the purchasing Local Currency Bank the purchase price to the extent of such recovery together with an amount equal to such Local Currency Bank’s ratable share (according to the proportion of (i) the amount of such Local Currency Bank’s required repayment to (ii) the total amount so recovered from the purchasing Local Currency Bank) of any interest or other amount paid or payable by the purchasing Local Currency Bank in respect of the total amount so recovered. Each Borrower agrees that any Local Currency Bank so purchasing a participation from another Local Currency Bank pursuant to this Section 4.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Local Currency Bank were a Local Currency Bank hereunder in the amount of such participation.

SECTION 4.06. GOVERNING LAW. THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.07. Eligible Local Currency Banks. Each Local Currency Bank confirms that on the date of this Addendum it is an Eligible Local Currency Bank, and agrees that it will promptly notify the Local Currency Agent, the Agent and the Company if at any time in the future it determines that it has ceased to be an Eligible Local Currency Bank.

ARTICLE V

The Local Currency Agent

SECTION 5.01  Appointment; Nature of Relationship. [Name of Local Currency Agent] is appointed by the Local Currency Banks as the Local Currency Agent hereunder, and each of the Local Currency Banks irrevocably authorizes the Local Currency Agent to act as the contractual representative of such Local Currency Bank with the rights and duties expressly set forth herein and in the Credit Agreement applicable to the Local Currency Agent. The Local Currency Agent agrees to act as such contractual representative upon the express conditions contained in this Article V. Notwithstanding the use of the defined term “Local Currency Agent,” it is expressly understood and agreed that the Local Currency Agent shall not have any fiduciary responsibilities to any Local Currency Bank or other Bank by reason of this Addendum and that the Local Currency Agent is merely acting as the representative of the Local Currency Banks with only those duties as are expressly set forth in this Addendum and the Credit Agreement. In its capacity as the Local Currency Banks’ contractual representative, the Local Currency Agent (i) does not assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Local Currency Banks within the meaning of the definition of “Secured Party” in Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Addendum and the Credit Agreement. Each of the Banks agrees to assert no claim against the

Local Currency Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank waives.

SECTION 5.02  Powers. The Local Currency Agent shall have and may exercise such powers under this Addendum and the Credit Agreement as are specifically delegated to the Local Currency Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Local Currency Agent shall have no implied duties or fiduciary duties to the Banks, or any obligation to the Banks to take any action hereunder or under the Credit Agreement except any action specifically provided by this Addendum or the Credit Agreement required to be taken by the Local Currency Agent.

SECTION 5.03  General Immunity. Neither the Local Currency Agent nor any of its respective directors, officers, agents or employees shall be liable to any of the Borrowers or any Bank for any action taken or omitted to be taken by it or them hereunder or under the Credit Agreement or in connection herewith or therewith except to the extent such action or inaction arose solely from the gross negligence or willful misconduct of such Person.

SECTION 5.04  No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither the Local Currency Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with this Addendum or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under this Addendum; (iii) the satisfaction of any condition specified in Article III to the Credit Agreement; (iv) the existence or possible existence of any Default or Event of Default or (v) the validity, effectiveness or genuineness of the Credit Agreement, this Addendum, or any other instrument or writing furnished in connection therewith. The Local Currency Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or in the Credit Agreement, for the perfection or priority of any Liens on any collateral securing the obligations under the Credit Agreement, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Addendum or the transactions contemplated hereby or thereby, or for the financial condition of the Company or any of its Subsidiaries.

SECTION 5.05  Action on Instructions of Local Currency Banks. The Local Currency Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under the Credit Agreement in accordance with written instructions signed by Local Currency Banks with not less than 51% of the Local Currency Commitments (except with respect to actions that require the consent of 51% or more of the Banks or all of the Local Currency Banks as provided in Section 9.01 of the Credit Agreement), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Local Currency Banks. The Local Currency Agent shall be fully justified in failing or refusing to take any action hereunder and under the Credit Agreement unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 5.06  Employment of Agents and Counsel. The Local Currency Agent may execute any of its duties hereunder and under the Credit Agreement by or through employees,

agents, and attorneys-in-fact, and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Local Currency Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Local Currency Agent and the Banks, as the case may be, and all matters pertaining to its duties hereunder and under the Credit Agreement.

SECTION 5.07  Reliance on Documents; Counsel. The Local Currency Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Local Currency Agent, which counsel may be employees of the Local Currency Agent.

SECTION 5.08  The Local Currency Agent’s Reimbursement and Indemnification. The Local Currency Banks agree to reimburse and indemnify the Local Currency Agent ratably in proportion to their respective Local Currency Commitments (i) for any amounts not reimbursed by the Borrowers for which the Local Currency Agent is entitled to reimbursement or indemnification by the Borrowers under the Credit Agreement, (ii) for any other expenses incurred by the Local Currency Agent on behalf of the Local Currency Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Addendum including as a result of a dispute among the Local Currency Banks or between any Local Currency Bank and the Agent or the Local Currency Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Local Currency Agent in any way relating to or arising out of the Addendum, the Credit Agreement or any other document delivered in connection therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Banks or between any Bank and the Agent or the Local Currency Agent, provided that no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Local Currency Agent.

SECTION 5.09  Rights as a Bank. With respect to its Commitment, Local Currency Commitment, Advances made by it, and any Notes issued to it in its individual capacity, the Local Currency Agent shall have the same rights and powers hereunder and under the Credit Agreement as any Bank and may exercise the same as through it were not the Local Currency Agent, and the term “Bank” or “Banks” or “Local Currency Bank” or “Local Currency Banks”, as applicable, shall, unless the context otherwise indicates, include the Local Currency Agent in its individual capacity. The Local Currency Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Addendum or the Credit Agreement, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

SECTION 5.10 Bank Credit Decision. Each Local Currency Bank acknowledges that it has, independently and without reliance upon the Local Currency Agent or any other Local Currency Bank and based on the financial statements prepared by the Company and the

Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Addendum and the Credit Agreement. Each Local Currency Bank also acknowledges that it will, independently and without reliance upon the Local Currency Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Addendum and the Credit Agreement.

SECTION 5.11  Successor Local Currency Agent. The Local Currency Agent may resign at any time by giving written notice thereof to the Agent, the Local Currency Banks and the Company. Upon any such resignation, the Majority Local Currency Banks, with the consent of the Agent, shall have the right to appoint, on behalf of the Borrowers and the Banks, a successor Local Currency Agent. If no successor Local Currency Agent shall have been so appointed by the Majority Local Currency Banks and shall have accepted such appointment within thirty days after the retiring Local Currency Agent’s giving notice of resignation, then the retiring Local Currency Agent may appoint, on behalf of the Borrowers and the Banks, a successor Local Currency Agent. Notwithstanding anything herein to the contrary, so long as no Default or Event of Default has occurred and is continuing, each such successor Local Currency Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Local Currency Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as the Local Currency Agent hereunder by a successor Local Currency Agent, such successor Local Currency Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Local Currency Agent, and the retiring Local Currency Agent shall be discharged from its duties and obligations hereunder and under the Credit Agreement. After any retiring Local Currency Agent’s resignation hereunder as Local Currency Agent, the provisions of this Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Local Currency Agent hereunder and under the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their duly authorized officers, all as of the date and year first above written.

ECOLAB INC.

By:
Name:
Title:

[INSERT NAME OF ENTITY TO BE THE
SUBSIDIARY BORROWER UNDER THIS
ADDENDUM], as a Borrowing Subsidiary

By:
Name:
Title:

CITIBANK, N.A., as the Agent,
[the Local Currency Agent,] [a Local
Currency Bank]

By:
Name:
Title:

Notice Address:

Attention:
Telephone No.:
Facsimile No.:

Payment Address:

Attention:
Telephone No.:
Facsimile No.:

[other Local Currency Bank Names], as a Local
Currency Bank

By:
Name:
Title:

Notice Address:

Attention:
Telephone No.:
Facsimile No.:

Payment Address:

Attention:
Telephone No.:
Facsimile No.:

SCHEDULE I

to Local Currency Addendum

Local Currency Banks

Local Currency Commitments

Local Currency Facility Aggregate Commitment

Applicable Lending Offices

Local Currency
Local Currency Bank Name	Commitment
$
$
$
$

Local Currency Facility Aggregate Commitment	$

Applicable Local
Currency Lending
Local Currency Bank Name	Office

SCHEDULE II

to Local Currency Addendum

MODIFICATIONS

1.                                       Business Day Definition:

[“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are not required or authorized to close in [                          ].]

2.                                       Interest Payment Dates: [Interest shall be paid (a) monthly in arrears on the tenth day of each month for Local Currency Advances which are Floating Rate Advances; and (b) at the end of each Interest Period for Local Currency Advances that are Fixed Rate Advances; provided, however, for each Interest Period longer than three months, interest shall also be payable on the last day of each three-month interval during such Interest Period.]

3.                                       Interest Periods: [None.]

4.                                       Interest Rates:

[(a)          Fixed Rate Local Currency Advances (other than Eurocurrency Advances) Denominated in [Insert Currency]:   Each Local Currency Advance denominated in [Insert Currency] and for which an Interest Period has been selected in accordance with the terms of Article II of the Credit Agreement and this Addendum shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) the [Insert Defined Term for Fixed Rate Interest] for such Local Currency Advance for such Interest Period plus (ii) the Applicable Margin as in effect from time to time during such Interest Period [insert any adjustments for reserve requirements]; provided, however, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at all times equal to 2% per annum above the Base Rate plus the Applicable Margin.

(b)           A Local Currency Advance may be a Eurocurrency Advance, in which case it shall have Interest Periods as set forth in the Credit Agreement, and bear interest as set forth in the Credit Agreement, provided that the Applicable Margin shall be as set forth herein; and provided further that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at all times equal to 2% per annum above the Base Rate plus the Applicable Margin.

(c)           Floating Rate Local Currency Advances Denominated in [Insert Currency]:  Each Local Currency Advance for which no Interest Period has been selected in accordance with the terms of Article II of the Credit Agreement and this Addendum shall bear interest from and including the date such Local Currency Advance is made to (but not including) the date such Local Currency Advance is repaid or converted into a Fixed Rate Advance in accordance with the terms of Article II of the Credit Agreement and this Addendum at a rate per annum equal to the sum of (i) the [insert defined term for floating rate interest] as in effect from time to time, changing as and when said [insert defined term for floating rate interest] changes plus (ii) the Applicable Margin as in effect from time to time changing as and when such Applicable Margin changes; provided, however, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at all times equal to 2% per annum above such [floating rate] plus the Applicable Margin.

Initial Interest Rate Applicable to Local Currency Advances: [                    ]

5.                                       Applicable Margins.

“Applicable Margins” shall mean the applicable Floating Rate margin and/or applicable Fixed Rate margin, with respect to Local Currency Advances made pursuant to this Addendum. The Applicable Margins shall be determined, in accordance with the provisions of Section 2.07(c) of the Credit Agreement, by reference to the following:

	Applicable Fixed Rate	Applicable Floating Rate
	margin	margin
Credit Rating	(Rate per Annum)	(Rate per Annum)

A+ or better (S&P) or
A1 or better (Moody’s)

Below A+ (S&P) and A1 (Moody’s) but
A (S&P) or
A2 (Moody’s)

Below A (S&P) and A2(Moody’s)
but
A- (S&P) or
A3 (Moody’s)

Below A- (S&P) and A3 (Moody’s)
but
BBB+ (S&P) or
Baa1 (Moody’s)

Below BBB+ (S&P) and Baa1 (Moody’s)

If, on the first day of the Interest Period for any Fixed Rate Advance, the Company shall not have Credit Ratings from both S&P and Moody’s, the Credit Ratings of the Company for purposes of this Addendum shall be deemed to be below BBB+ (S&P) and below Baa1 (Moody’s) during such period. In addition, and notwithstanding the foregoing chart, if the Credit Rating of the Company from S&P is more than one level higher or lower than the equivalent Credit Rating from Moody’s at such time, then the Applicable Fixed Rate Margin shall be determined as if the applicable Credit Rating of the Company from each of S&P and Moody’s were one level higher than the lower of the two Credit Ratings.

6.                                       Modifications to Interest Period Selection/Conversion Contained in Section 2.10:

Notice of selection of Interest Period or conversion/continuation shall be given by the Borrowing Subsidiary as follows:

[    ]:00 a.m. ([local] time) [       Business Days prior to] [on] the proposed commencement of Interest Period or conversion;

7.                                       Other:

Additional Conditions Precedent:

Termination Date for Addendum:

Maximum Number of Interest Periods: [                      ].

Prepayment Notices:  The Borrowing Subsidiary or the Company, as applicable, shall be permitted to prepay the Local Currency Advances provided notice thereof is given to the Local Currency Agent not later than [    ]:00 a.m. ([local] time) [on the date of such prepayment] [at least [          ] Business Days prior to the date of such prepayment].

SCHEDULE III

to Local Currency Addendum

OTHER PROVISIONS

1.                                       Borrowing Procedures:

(a) Notice of Borrowing shall be given by the Borrowing Subsidiary or the Company, as applicable, to the Local Currency Agent as follows:

[    ]:00 a.m. ([local] time) [       Business Days prior to] [on] the date of the proposed Borrowing;

2.                                       Funding Arrangements:

Minimum amounts/increments for Local Currency Advances, repayments and prepayments: [$                               with increments of $                  ]

3.                                       Promissory Notes:

4.                                       Information Requirements:

5.                                       Payment Office/Payment Time:

6.                                       Eligibility Criteria for Local Currency Banks:

SCHEDULE I

Applicable Lending Offices and Notice Addresses

CITIBANK, N.A.

Notice Address:

Citibank, N.A.
388 Greenwich Street
New York City, New York 10013
Attn: Carolyn Sheridan
Telecopier No.: 212-816-8185

Domestic Lending Office:

Citibank, N.A.
Bank Loan Syndications
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attn: Lisa Rodriguez
Telecopier No.: 212-994-0961

JPMORGAN CHASE BANK, N.A.

Notice Address:

JPMorgan Chase Bank, N.A.
227 West Monroe Street, 27th Floor
Chicago, Illinois 60606
Attn: Laura Born
Telecopier No.: 312-541-3441
Confirmation No.: 312-541-3379
E-mail: laura born@jpmorgan.com

Domestic Lending Office and Eurocurrency Lending Office:

JPMorgan Chase Bank, N.A.
1111 Fanin, 10th Floor
Houston, TX 77002
Attn: Danette Espinoza
Telecopier No.: 713-750-2782

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH

Notice Address:

Credit Suisse, Cayman Islands Branch
Eleven Madison Avenue
New York, NY 10010
Attn. Karl M. Studer, Corporate Banking
Telecopier: 212-743-1894
E-Mail: karl.studer@credit-suisse.com

Domestic Lending Office and Eurocurrency Lending Office:

Credit Suisse, Cayman Islands Branch
One Madison Avenue
New York, New York 10010
Attn: Christopher Kim
Telecopier No.: 212-538-9884
(With a copy to the Notice Address)

WACHOVIA BANK, NATIONAL ASSOCIATION

Notice Address:

Wachovia Bank, N.A.
171 17th Street N.W.
3rd Floor GA4523
Atlanta, Georgia 30363
Attn: John Taylor
Ph: 404-214-1446
Telecopier No.: 404-214-3751
E-Mail john.taylor5@wachovia.com

Domestic Lending Office and Eurocurrency Lending Office:

Wachovia Bank, N.A.
201 South College Street
Charlotte, NC 28244
Attn: Jason Schooley
Telecopier No.: 704-715-0094

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WELLS FARGO BANK, NATIONAL ASSOCIATION

Notice Address and Domestic Lending Office:

Wells Fargo Bank, National Association
Sixth & Marquette – MAC N9305-031
Minneapolis, MN 55479
Attn: Ethel Philips
Telecopier No.: 612-667-4145
and to: Allison Gelfman
Telecopier No.: 612-667-4145
E-Mail: allison.s.gelfman@wellsfargo.com

Eurocurrency Lending Office:

Wells Fargo Bank, National Association
Sixth & Marquette – MAC N9305-031
Minneapolis, MN 55479
Attn: Ethel Philips
Telecopier No.: 612-667-4145
and to: Allison Gelfman
Telecopier No.: 612-667-4145
E-Mail: allison.s.gelfman@wellsfargo.com

ABN AMRO BANK N.V.

Notice Address:

Notices related to commitments, covenants or extensions of facility termination date
ABN AMRO Bank N.V.
540 West Madison Street, Suite 2621
Chicago, IL 60661
Attn: Credit Administration
E-Mail: Melanie.dziobas@abanmro.com
Telecopier No.: 312-992-5111

ABN AMRO Bank N.V.
350 Park Avenue, 3rd Floor
New York, NY 10022
Attn: George Dugan
E-Mail: george.dugan@abnamro.com
Telecopier No.: 212-251-3694

Notices related to financial information and reporting requirements
ABN AMRO Bank N.V.
350 Park Avenue, 3rd Floor
New York, NY 10022

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Attn: George Dugan
E-Mail: george.dugan@abnamro.com
Telecopier No.: 212-251-3694

Notices related to advances, letters of credit, interest and fees
ABN AMRO Bank N.V.
540 West Madison Street, Suite 2100
Chicago, IL 60661
Attn: Loan Administration
Telephone: 312-992-5150
E-Mail: cpu.team.b@abnamro.com
Telecopier No.: 312-992-5155

Notices related to Letters of Credit:

ABN AMRO Bank N.V.
540 West Madison Street, Suite 2600
Chicago, IL 60661
Attn: Trade Services
Telephone: 312-904-8462
Telecopier No.: 312-780-0828

Domestic Lending Office and Eurocurrency Lending Office:

ABN AMRO Bank N.V.
540 West Madison Street, 21st Floor
Chicago, IL 60661
Attn: Loan Administration
Telephone: 312-992-5150
E-Mail: cpu.team.b@abnamro.com
Telecopier No.: 312-992-5155

BANK OF AMERICA, N.A.

Notice Address:

Bank of America, N.A.
100 Federal Street
Mail Code: MA5-100-09-03
Boston, Massachusetts 02110
Attn: Kenneth Struglia
Telecopier No.: 617-434-0601
E-Mail: kenneth.s.struglia@bankofamerica.com

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Domestic Lending Office and Eurocurrency Lending Office:

Bank of America, N.A.
Credit Services Rep
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520
Attn: Rechelle Liguid
Telecopier No.: 888-969-2443

BARCLAYS BANK PLC

Notice Address:

Administrative Matters
Barclays Capital
200 Park Avenue, 4th Floor
New York, New York 10166
Attn: Nicholas Bell
Telecopier No.: 212-412-7600
E-Mail: nicholas.bell@barcap.com

Operations Matters
Barclays Capital Services LLC
200 Cedar Knolls Road
Whippany, New Jersey 07981
Attn: Jane Yoon
Telecopier No.: 973-576-3014
E-Mail: jane.yoon@barcap.com

Domestic Lending Office and Eurocurrency Lending Office:

Barclays Bank PLC
200 Park Avenue
New York, New York 10188

(Notices to be addressed as specified above)

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